Exhibit (a)(1)

THE INFORMATION CONTAINED HEREIN IS PRELIMINARY AND IS SUBJECT TO CHANGE AND COMPLETION. NEITHER THE U.S. OFFER NOR THE CHILEAN OFFER DESCRIBED HEREIN HAS COMMENCED, AND THIS COMMUNICATION IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OR RECOMMENDATION OF AN OFFER TO SELL COMMON SHARES OF ADMINISTRADORA DE FONDOS DE PENSIONES PROVIDA S.A. (“PROVIDA”), OR ADSs REPRESENTING THOSE COMMON SHARES (THE “ADSs”). AT THE TIME THE U.S. OFFER IS COMMENCED, METLIFE, INC. (“METLIFE”) AND METLIFE CHILE ACQUISITION CO. S.A. (“PURCHASER”) WILL FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A TENDER OFFER STATEMENT ON SCHEDULE TO, TOGETHER WITH THE RELATED ADS LETTER OF TRANSMITTAL AND COMMON SHARE ACCEPTANCE LETTER AND RELATED DOCUMENTS, AND OTHERWISE FILE, PUBLISH AND DISTRIBUTE ANY NOTICES AND MATERIALS REQUIRED TO COMMENCE THE OFFERS PURSUANT TO APPLICABLE LAW. HOLDERS OF COMMON SHARES OR ADSs OF PROVIDA ARE STRONGLY ADVISED TO READ THE SCHEDULE TO AND U.S. OFFER TO PURCHASE AND THE RELATED TENDER OFFER DOCUMENTS AND ANY AND ALL AMENDMENTS THERETO WHEN THEY ARE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF COMMON SHARES AND ADSs SHOULD CONSIDER BEFORE TENDERING THEIR COMMON SHARES OR ADSs INTO THE U.S. OFFER. THE SCHEDULE TO AND ANY AND ALL AMENDMENTS THERETO WILL BE AVAILABLE FOR FREE ON THE SEC WEBSITE (WWW.SEC.GOV). COPIES OF METLIFE’S, PURCHASER’S AND PROVIDA’S FILINGS WITH THE SEC MAY BE OBTAINED AT THE SEC’S WEBSITE (WWW.SEC.GOV).

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U.S. OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING COMMON SHARES HELD BY U.S. HOLDERS AND

ALL OUTSTANDING AMERICAN DEPOSITARY SHARES REPRESENTING COMMON SHARES

OF

ADMINISTRADORA DE FONDOS DE PENSIONES PROVIDA S.A.

(PROVIDA PENSION FUND ADMINISTRATOR INC.)

FOR

U.S. [$6.1464] PER COMMON SHARE

AND

U.S. $[92.1960] PER AMERICAN DEPOSITARY SHARE

BY

METLIFE CHILE ACQUISITION CO. S.A.

AN INDIRECT WHOLLY-OWNED SUBSIDIARY

OF

METLIFE, INC.

THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., NEW YORK CITY TIME ON

[—] , 2013, UNLESS THE U.S. OFFER IS EXTENDED.

MetLife Chile Acquisition Co. S.A., a Chilean closed corporation (sociedad anónima cerrada) (“Purchaser”) that is an indirect wholly-owned subsidiary of MetLife, Inc., a Delaware corporation (“MetLife”), is offering to purchase:

(i) up to 100% of the issued and outstanding Common Shares, without par value, of Administradora de Fondos de Pensiones Provida S.A., a Chilean corporation (sociedad anónima) (“Provida”) (collectively the “Common Shares” and each a “Common Share”), that are held by U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and

(ii) up to 100% of the outstanding American Depositary Shares (collectively the “ADSs” and each an “ADS”), each representing fifteen (15) Common Shares of Provida, from all holders, wherever located,

in each case, on the terms and subject to the conditions set forth in this U.S. Offer to Purchase and in the related Common Share Acceptance Letter and ADS Letter of Transmittal, as applicable.

Simultaneously with the U.S. Offer, Purchaser is making an offer in accordance with the mandatory tender offer rules of the Republic of Chile (“Chile”) to purchase up to 100% of the outstanding Common Shares from all holders of Common Shares, wherever located, (the “Chilean Offer,” and together with the U.S. Offer, the “Offers”) for the same price and on substantially the same terms as the Common Shares offered to be purchased pursuant to the U.S. Offer.

The U.S. Offer is open to all holders of ADSs, wherever located, including Chilean-resident holders, and to all holders of Common Shares who are U.S. holders. Holders of Common Shares who are not U.S. holders may only tender their Common Shares into the Chilean Offer.

Purchaser is making the Offers pursuant to an agreement, dated as of February 1, 2013, by and among Banco Bilbao Vizcaya Argentaria S.A. (“BBVA”), BBVA Inversiones Chile S.A. (“BBVA Inversiones” and together with BBVA, the “BBVA Parties”), MetLife and Purchaser (the “Transaction Agreement”). Under the Transaction Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, MetLife and Purchaser have agreed to commence the Offers on the terms and subject to the conditions set forth in this U.S. Offer to Purchase and in the related Common Share Acceptance Letter and ADS Letter of Transmittal, as applicable.

The U.S. Offer commenced on [—], 2013 and will expire at 11:59 p.m., New York City time on [—], 2013 (the “Expiration Date”). Pursuant to the Transaction Agreement, and subject to applicable law, the U.S. Offer may be extended once for a minimum of five (5) and a maximum of fifteen (15) calendar days.

In this U.S. Offer, Purchaser is offering to pay U.S. $[6.1464] per Common Share, and U.S. $[92.1960] per ADS, in each case, in cash, without interest, payable in U.S. dollars or Chilean pesos (at the election of each tendering security holder), and less the amount of any fees, expenses and withholding taxes that may be applicable, upon the terms set forth in this U.S. Offer to Purchase and in the related Common Share Acceptance Letter and ADS Letter of Transmittal. For purposes of any payments to be made in Chilean pesos pursuant to a valid election by a tendering holder of Common Shares or ADSs as set forth in this U.S. Offer to Purchase, U.S. dollars will be converted to Chilean pesos at the Official Exchange Rate, or dólar observado, published by the Chilean Central Bank on [—], 2013, the second business day after the Expiration Date, or if no such rate is quoted on such date, on the immediately preceding date on which such rate is quoted. All payments to tendering holders of Common Shares or ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. We will accept for payment Common Shares or ADSs that are validly tendered and not withdrawn before 11:59 p.m., New York City time, on the Expiration Date.

We do not currently plan to extend the offer period; however, in the event that the term of the U.S. Offer is extended in accordance with the Transaction Agreement, MetLife and Purchaser have agreed to increase the price per Common Share by an amount equal to the product of (i) U.S. $0.00120730434947117 and (ii) the number of days elapsed between the Expiration Date and the date of expiration of the extension period. In any

i

event, the price per ADS would be the result of multiplying the price per Common Share by fifteen (15), the number of Common Shares represented in each ADS. Payments made to holders of Common Shares or ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. We will not pay interest on the purchase price for Common Shares or ADSs pursuant to the Offers.

Provida is indirectly controlled by BBVA. BBVA, directly and indirectly, holds 213,100,058 shares of Provida, in both Common Share and ADS form, representing approximately 64.3% of the outstanding Common Shares of Provida. Such Common Shares and ADSs are held through the following entities: (i) BBVA directly holds, in the form of ADSs 42,076,485 Common Shares, representing approximately 12.7% of the outstanding Common Shares, and (ii) Inversiones Previsionales S.A., a Chilean corporation (sociedad anónima) that is an indirect wholly-owned subsidiary of BBVA (“Inversiones Previsionales”), holds 171,023,573 Common Shares of Provida, representing approximately 51.6% of the outstanding Common Shares.

Pursuant to the Transaction Agreement, the BBVA Parties have agreed that (i) BBVA will tender into the Offers its 42,076,485 Common Shares held in the form of ADSs and (ii) following the expiration of the Offers and simultaneously with the closing of the Offers, BBVA will cause the transfer to Purchaser of 100% of the issued and outstanding shares of capital stock of Inversiones Previsionales, thereby transferring indirectly the 171,023,573 Common Shares of Provida held by Inversiones Previsionales. Thus, upon consummation of the Offers and regardless of how many Common Shares and ADSs are tendered into the Offers by holders other than the BBVA Parties, MetLife expects to indirectly acquire at least 64.3% of all outstanding Common Shares of Provida, including those held in ADS form, and therefore to control Provida. Pursuant to the Transaction Agreement, Purchaser has agreed to pay BBVA and its affiliates U.S. $[6.1464] per Common Share transferred, and U.S. $[92.1960] per ADS transferred, in each case, in cash, without interest, payable in U.S. dollars, less the amount of any fees, expenses and withholding taxes that may be applicable, which is the same price per Common Share and per ADS to be paid by Purchaser to holders of Common Shares and ADSs pursuant to the Offers.

The U.S. Offer is subject to the satisfaction or waiver of various conditions, including there being, in the aggregate, at least 42,076,485 Common Shares (the number of Common Shares held in ADS form directly by BBVA), in ADS form or otherwise, validly tendered into the Offers and not withdrawn prior to the expiration of the U.S. Offer, and the other conditions described in “The U.S. Offer—Conditions to the U.S. Offer.” There is no financing condition to the U.S. Offer. The funds necessary for the payment of (i) all outstanding Common Shares and ADSs that may be tendered into the Offers, (ii) any additional amounts payable in connection with an extension of the expiration date of the Offers by the maximum number of days allowed under Chilean law and (iii) all amounts payable to BBVA and its affiliates for the capital stock of Inversiones Previsionales, were transferred in their entirety to Purchaser by certain wholly-owned subsidiaries of MetLife prior to the commencement of the Offers. No third party financing will be necessary to complete the Offers. For a summary of the principal terms, conditions and covenants of the U.S. Offer see “The U.S. Offer—Conditions to Launch,” “The U.S. Offer—Conditions to the U.S. Offer” and “The U.S. Offer—Purpose of the Offers; Plans for Provida; Summary of the Transaction Agreement” of this U.S. Offer to Purchase.

Pursuant to Chilean securities laws, each member of the board of directors of Provida in his or her individual capacity must issue an opinion as to whether tendering into the Chilean Offer is in the best interests of holders of Common Shares. The opinion of each member of the board of directors must be filed with the Chilean Securities and Insurance Commission (Superintendencia de Valores y Seguros) (the “SVS”) within the five (5) business days following the notice of commencement of the Chilean Offer. Pursuant to the Exchange Act, Provida is required to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC within ten (10) business days from the date of commencement of the U.S. Offer. In the Schedule 14D-9, Provida is required to set forth whether Provida recommends acceptance or rejection of the U.S. Offer, expresses no opinion and remains neutral toward the U.S. Offer or is unable to take a position with respect to the U.S. Offer, and the reasons therefor. Such information will be available at the SEC’s website at www.sec.gov when filed by Provida. You should review such information when available.

On August 5, 2013, Provida announced that its Board of Directors had called an Extraordinary Shareholders Meeting, to be held on August 27, 2013 at 9:00 a.m., Santiago time, to consider the distribution of an extraordinary dividend of Chilean pesos 82.9214 per Common Share (the “Pre-launch Excess Cash Distribution”). The amount of the Pre-launch Excess Cash Distribution was determined in accordance with the Transaction Agreement on the basis of a formula that takes into account, among other things, working capital, cash-in-hand and third party indebtedness of Provida as of June 30, 2013, the Balance Sheet Date, in each case, as defined and calculated pursuant to the Transaction Agreement. The Pre-launch Excess Cash Distribution is intended, among other things, to provide all Provida shareholders, including shareholders other than BBVA, with their pro rata portion of the excess cash of Provida as of the Balance Sheet Date, regardless of whether they tender their Common Shares or ADSs into the Offers, and to avoid the purchase by MetLife of excess cash accumulated by Provida as of the Balance Sheet Date. The Pre-launch Excess Cash Distribution is expected to be paid on September 4, 2013 to holders of Common Shares (including those in ADS form) registered as such in the shareholders registry of Provida on August 29, 2013. The price payable by Purchaser per Common Share or per ADS tendered into the Offers will not be adjusted as a result of the payment of the Pre-launch Excess Cash Distribution.

Pursuant to the Transaction Agreement, BBVA has agreed not to permit Provida to declare or pay any dividend or make any other distribution to its shareholders other than (x) the dividends that have been or will be paid prior to consummation of the Offers and that are referred to as the Minority Interest Dividend, the 2012 Annual Profit Dividend and the Pre-launch Excess Cash Distribution in the section entitled “The U.S. Offer—Background of the Offers” and (y) if applicable, an October 2013 interim dividend at a time and with a payout ratio consistent with past practice, in respect of 2013 profits of Provida earned prior to June 30, 2013. For a summary of the principal terms, conditions and covenants of the Transaction Agreement, see “The U.S. Offer—Purpose of the Offers; Plans for Provida; Summary of the Transaction Agreement” of this U.S. Offer to Purchase.

NO DEALER OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE U.S. OFFER, OTHER THAN THOSE CONTAINED IN THIS U.S. OFFER TO PURCHASE. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY METLIFE OR PURCHASER.

THE U.S. OFFER DOES NOT CONSTITUTE AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL ANY OF THE SECURITIES OF PROVIDA TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

THE U.S. OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), OR ANY SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES, OR THE SVS, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION, NOR HAS THE SEC, THE SVS OR ANY STATE SECURITIES COMMISSION, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION, EXPRESSED A VIEW WITH RESPECT TO THE FAIRNESS OR MERITS OF THE U.S. OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

This U.S. Offer to Purchase and the related Common Share Acceptance Letter and ADS Letter of Transmittal contain important information. You should carefully read in its entirety each of this U.S. Offer to Purchase, and, if you hold Common Shares, the Common Share Acceptance Letter, and, if you hold ADSs, the ADS Letter of Transmittal, before making a decision with respect to the U.S. Offer. For assistance in connection with the U.S. Offer, please contact D.F. King & Co., Inc. (the “U.S. Information Agent”) at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase. Additional copies of this U.S. Offer to Purchase, and the related Common Share Acceptance Letter and ADS Letter of Transmittal and other related materials may be obtained from the U.S. Information Agent or from your broker or other securities intermediary.

[—], 2013

IMPORTANT INFORMATION

Tenders by Holders of ADSs. If you are a holder of ADSs, regardless of where you are located, and if you intend to tender all or any portion of such ADSs into the U.S. Offer, you must follow the procedures listed below, as applicable.

•

If you are a registered holder of American Depositary Receipts (“ADRs”) evidencing ADSs, you should properly complete and duly execute the ADS Letter of Transmittal, attached hereto as Exhibit (a)(3), which is also available from the U.S. Information Agent, and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents, together with your ADRs evidencing the ADSs that you intend to tender, to the U.S. Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase, such that the U.S. Tender Agent receives these documents before 11:59 p.m., New York City time, on the Expiration Date. Do NOT send your ADRs, or any other documents, to MetLife, Purchaser, Provida or the U.S. Information Agent. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a financial institution that participates in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program (each such financial institution, an “Eligible Institution”).

•

If you are a registered holder of uncertificated ADSs on the books of The Bank of New York Mellon, as depositary for the ADSs (the “ADS Depositary”), including ADSs held in the Direct Registration System or in the Provida Global BuyDIRECT Plan, you must properly complete and duly execute the ADS Letter of Transmittal, attached hereto as Exhibit (a)(3), which is also available from the U.S. Information Agent, and deliver it, together with all other documents required by the ADS Letter of Transmittal to the U.S. Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase, such that the U.S. Tender Agent receives these documents before 11:59 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by an Eligible Institution.

•

If you hold ADSs through a broker or other securities intermediary, you must contact such securities intermediary and have the securities intermediary tender your ADSs on your behalf through DTC. In order for a book-entry transfer to constitute a valid tender of your ADSs in the U.S. Offer, the ADSs must be tendered by your securities intermediary before 11:59 p.m., New York City time, on the Expiration Date. Further, before 11:59 p.m., New York City time, on the Expiration Date, the U.S. Tender Agent must receive (i) a confirmation of such delivery and (ii) an Agent’s Message. DTC and participants in DTC are likely to establish cutoff times and dates earlier than 11:59 p.m., New York City time, on the Expiration Date to receive instructions to tender ADSs. You should contact your broker or other securities intermediary to determine the cutoff time and date that is applicable to you.

•

If you are unable to perform the procedures described above before 11:59 p.m., New York City time, on the Expiration Date, you may still be able to tender your ADSs into the U.S. Offer in accordance with the procedures for guaranteed delivery that we are making available, as described in “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Guaranteed Delivery Procedures.”

See “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Proper Tender of ADSs” for more information about the procedures for tendering your ADSs.

Tenders by Holders of Common Shares. If you are a U.S. holder of Common Shares and you intend to tender all or any portion of your Common Shares into the U.S. Offer, you must properly complete and duly execute the Common Share Acceptance Letter attached hereto as Exhibit (a)(2) or available from the U.S. Information Agent and you should timely submit it to The Bank of New York Mellon (the “U.S. Tender Agent”) at its address set forth on the back cover of this U.S. Offer to Purchase, such that the U.S. Tender Agent receives it before 11:59 p.m., New York City time on [—], 2013 (the “Expiration Date”). In addition, you must deliver, or cause to be delivered, the Common Shares through the system of Depósito Central de Valores (the “DCV”) to the applicable subaccount maintained by the U.S. Tender Agent at Banco Itaú Chile S.A., as Chilean custodian for the U.S. Tender Agent (the “U.S. Tender Agent’s Custodian”) (DCV account [—], for credit to subaccount [—] (for U.S. dollar payments) or DCV account [—], for credit to subaccount [—] (for Chilean peso payments)). All of the above steps must be completed prior to 11:59 p.m., New York City time, on the Expiration Date in order for the tender to be valid. Please note that:

•

If you hold your Common Shares in certificated form, in order to tender those Common Shares in the U.S. Offer (in addition to delivering the Common Share Acceptance Letter to the U.S. Tender Agent), you must take measures sufficient to cause the Common Shares evidenced by the certificate to be dematerialized into the DCV system and delivered to the applicable subaccount maintained by the U.S. Tender Agent at the U.S. Tender Agent’s Custodian as described above. You will need to contact a Chilean broker or other securities intermediary or your local broker or securities intermediary that has a relationship with a Chilean securities intermediary to effect these procedures. These procedures will take a significant amount of time, possibly weeks, to complete and you should allow ample time for these procedures to be completed prior to the Expiration Date. All of the above procedures must be completed prior to 11:59 p.m., New York City time, on the Expiration Date in order for the tender to be valid.

•

If you hold Common Shares in the DCV system directly and not in an account with a Chilean broker or other securities intermediary, in order to tender those Common Shares in the U.S. Offer (in addition to delivering the Common Share Acceptance Letter to the U.S. Tender Agent), you will need to contact a Chilean broker or other securities intermediary in order to effect delivery of those Common Shares to the applicable subaccount maintained by the U.S. Tender Agent at the U.S. Tender Agent’s Custodian as described above prior to the Expiration Date. These procedures will take a significant amount of time, possibly weeks, to complete and you should allow ample time for these procedures to be completed prior to the Expiration Date. All of the above procedures must be completed prior to 11:59 p.m., New York City time, on the Expiration Date in order for the tender to be valid.

Do NOT send Certificates evidencing your Common Shares to the U.S. Tender Agent. Do NOT send any documents, to MetLife, Purchaser, Provida or the U.S. Information Agent.

If you are NOT a U.S. holder, you may not tender your Common Shares into the U.S. Offer but you may tender your Common Shares into the Chilean Offer. If you are a U.S. holder, you may tender your Common Shares into the Chilean Offer. There are certain risks of participating in the Chilean Offer (see “What are the principal differences between the U.S. Offer and the Chilean Offer”). For additional information on how to tender into the Chilean Offer, please contact D.F. King & Co., Inc. (the “U.S. Information Agent”) at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase.

See “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Holders of Common Shares” for more information about the procedures for tendering your Common Shares.

* * *

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the U.S. Information Agent, at its address and telephone number set forth on the back cover of this U.S. Offer to Purchase. Additional copies of this U.S. Offer to Purchase, the Common Share Acceptance Letter, the ADS Letter of Transmittal, and other related materials may be obtained from the U.S. Information Agent or from your broker or other securities intermediary. Copies of these materials are also freely available at the website maintained by the SEC at http://www.sec.gov.

v

FORWARD-LOOKING STATEMENTS

This U.S. Offer to Purchase contains certain forward-looking statements with respect to certain of MetLife’s and Purchaser’s current expectations and projections about future events. These statements, which sometimes use words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “will,” “shall,” “may,” “aim,” “predict,” “should,” “continue” and words of similar meaning and/or other similar expressions that are predictions of or indicate future events and/or future trends, reflect the beliefs and expectations of MetLife and Purchaser at the date of this U.S. Offer to Purchase and involve a number of risks, uncertainties and assumptions that could cause actual results and performance to differ materially from any expected future results or performance expressed or implied by the forward-looking statement.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Statements contained in this U.S. Offer to Purchase regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Except as required by applicable law, none of MetLife, Purchaser or any of their respective affiliates assumes any responsibility or obligation to publicly correct, update or review any of the forward-looking statements contained herein. You should not place undue reliance on forward-looking statements which speak only as of the date of this U.S. Offer to Purchase.

SUMMARY TERM SHEET

The information contained herein is a summary only and is not meant as a substitute for the more detailed descriptions and information contained elsewhere in this U.S. Offer to Purchase and in the related Common Share Acceptance Letter and ADS Letter of Transmittal. You are urged to read carefully, in its entirety, each of this U.S. Offer to Purchase, and the related Common Share Acceptance Letter and the ADS Letter of Transmittal. The information concerning Provida contained herein and elsewhere in this U.S. Offer to Purchase has been provided to MetLife and Purchaser by BBVA or Provida, or has been taken from or is based upon publicly available documents or records of Provida on file and freely available from the U.S. Securities and Exchange Commission (the “SEC”), or other public sources at the time of the filing of this U.S. Offer to Purchase.

Securities Sought	(i) up to 100% of the issued and outstanding Common Shares, without par value, of Administradora de Fondos de Pensiones Provida S.A., a Chilean corporation (sociedad anónima) (“Provida”) (collectively the “Common Shares” and each a “Common Share”), that are held by U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and

(ii) up to 100% of the outstanding American Depositary Shares (collectively the “ADSs” and each an “ADS”), each representing fifteen (15) Common Shares of Provida, from all holders, wherever located.

Common Share Offer Price	U.S. $[6.1464], in cash, without interest, payable in U.S. dollars or Chilean pesos (at the election of each tendering security holder), and less the amount of any fees, expenses and withholding taxes that may be applicable. For purposes of any payment in Chilean pesos pursuant to a valid election by a tendering security holder, in accordance with the U.S. Offer to Purchase, U.S. dollars will be converted to Chilean pesos at the exchange rate (dólar observado) published by the Chilean Central Bank (Banco Central de Chile) in the Chilean Official Gazette pursuant to No. 6 of Chapter I of the Compendio de Normas de Cambios Internacionales of the Chilean Central Bank (Banco Central de Chile) (the “Official Exchange Rate”) on [—], 2013, the second business day after the Expiration Date, or if no such rate is quoted on such date, on the immediately preceding date on which such rate is quoted. All payments to tendering holders of Common Shares pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent.

ADS Offer Price	U.S. $[92.1960], in cash, without interest, payable in U.S. dollars or Chilean pesos (at the election of each tendering security holder), and less the amount of any fees, expenses and withholding taxes that may be applicable. For purposes of any payment in Chilean pesos pursuant to a valid election by a tendering security holder, in accordance with the U.S. Offer to Purchase, U.S. dollars will be converted to Chilean pesos at the Official Exchange Rate on [—], 2013, the second business day after the Expiration Date, or if no such rate is quoted on such date, on the immediately preceding date on which such rate is quoted. All payments to tendering holders of ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent.

Transaction Agreement	The Offers are being made pursuant to the Transaction Agreement, dated as of February 1, 2013, by and among Banco Bilbao Vizcaya Argentaria S.A. (“BBVA”), BBVA Inversiones Chile S.A. (“BBVA Inversiones” and together with BBVA, the “BBVA Parties”), MetLife, Inc. (“MetLife”) and MetLife Chile Acquisition Co. S.A. (“Purchaser”) (the “Transaction Agreement”).

Dual Offer Structure	Simultaneously with the U.S. Offer, Purchaser is making an offer in the Republic of Chile (“Chile”) to purchase up to 100% of the outstanding Common Shares from all holders of Common Shares, wherever located (the “Chilean Offer”), for the same price and on substantially the same terms as this U.S. Offer.

Expiration Date of the U.S. Offer	11:59 p.m., New York City time on [—], 2013 (the “Expiration Date”).

Offer Extensions	Pursuant to the Transaction Agreement, and subject to applicable law, the offer period of the U.S. Offer may be extended once for a minimum of five (5) and a maximum of fifteen (15) calendar days. We do not currently plan to extend the offer period; however, in the event that the offer period of the U.S. Offer is extended in accordance with the Transaction Agreement and applicable law, MetLife and Purchaser have agreed to increase the price per Common Share by an amount equal to the product of (i) U.S. $0.00120730434947117 and (ii) the number of days elapsed between the Expiration Date and the date of expiration of the extension period. In any event, the price per ADS would be the result of multiplying the price per Common Share by fifteen (15), the number of Common Shares represented in each ADS. Payments made to holders of Common Shares or ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. We will not pay interest on the purchase price for Common Shares or ADSs pursuant to the Offers.

Purchaser	MetLife Chile Acquisition Co. S.A., a Chilean closed corporation (sociedad anónima cerrada) organized under the laws of Chile that is a wholly-owned, indirect subsidiary of MetLife.

Guarantor	Pursuant to the Transaction Agreement, MetLife has agreed with the BBVA Parties to act as guarantor of certain of Purchaser’s obligations under the Transaction Agreement, including its payment obligations pursuant to the Offers.

Overview

Provida is indirectly controlled by BBVA. BBVA, directly and indirectly, holds 213,100,058 Common Shares of Provida, in both Common Share and ADS form, representing approximately 64.3% of the outstanding Common Shares of Provida. Such Common Shares and ADSs are held through the following entities: (i) BBVA directly holds, in the form of ADSs, 42,076,485 Common Shares, representing approximately 12.7% of the outstanding Common Shares, and (ii) Inversiones Previsionales S.A., a Chilean corporation (sociedad anónima), an indirect wholly-owned subsidiary of BBVA (“Inversiones Previsionales”), holds 171,023,573 Common Shares, representing approximately 51.6% of the outstanding Common Shares (see “Introduction” of the U.S. Offer to Purchase).

The Offers are being made pursuant to the Transaction Agreement among the BBVA Parties, MetLife and Purchaser. Under the Transaction Agreement, subject to the satisfaction or waiver of certain conditions, MetLife and Purchaser have agreed to commence the Offers on the terms and subject to the conditions described herein, and the BBVA Parties have agreed that (i) BBVA will tender into the Offers its 42,076,485 Common Shares held in the form of ADSs and (ii) following the expiration of the Offers and simultaneously with the closing of the Offers, BBVA will cause the transfer to Purchaser of 100% of the issued and outstanding shares of capital stock of Inversiones Previsionales, thereby transferring indirectly the 171,023,573 Common Shares held by Inversiones Previsionales. Thus, upon consummation of the Offers and regardless of how many Common Shares and ADSs are tendered into the Offers by holders other than the BBVA Parties, MetLife expects to indirectly acquire at least 64.3% of all outstanding Common Shares of Provida, including those held in ADS form, and therefore to control Provida (see “Introduction” of the U.S. Offer to Purchase).

Pursuant to the Transaction Agreement, Purchaser has agreed to pay BBVA and its affiliates U.S. $[6.1464] per Common Share transferred, and U.S. $[92.1960] per ADS transferred, in each case, in cash, without interest, payable in U.S. dollars, less the amount of any fees, expenses and withholding taxes that may be applicable, which is the same price per Common Share and per ADS to be paid by Purchaser to holders of Common Shares and ADSs pursuant to the Offers (see “Introduction” of the U.S. Offer to Purchase).

On May 23, 2012, the last full trading day before BBVA disclosed in its Current Report on Form 6-K filed with the SEC that it had decided to initiate a strategic review of alternatives for its mandatory pension fund administration businesses in Latin America, including Provida, the closing price of Common Shares reported on the Santiago Stock Exchange was Chilean pesos 2,630.00 per Common Share (or U.S. $5.16). On January 31, 2013, the last full trading day before the announcement of our intention to conduct the Offers, the closing price of Common Shares reported on the Santiago Stock Exchange was Chilean pesos 3,470.00 per Common Share (or U.S. $7.36). On [—], 2013, the last full trading day before the date of this U.S. Offer to Purchase, the closing price of Common Shares reported on the Santiago Stock Exchange was [—] per Common Share (or U.S. $[—]). All Common Share prices set forth in this paragraph and their U.S. dollar equivalents are as reported by Bloomberg L.P. You should obtain current market quotations for Common Shares before deciding whether to tender your Common Shares. See “The U.S. Offer—Price Range of Common Shares and ADSs—Price Range of Common Shares.”

On May 23, 2012, the last full trading day before BBVA disclosed in its Current Report on Form 6-K filed with the SEC that it had decided to initiate a strategic review of alternatives for its mandatory pension fund administration businesses in Latin America, including Provida, the closing price of Common Shares reported on the NYSE was U.S. $77.72 per ADS (which when divided by fifteen (15), the number of Common Shares represented per ADS, is approximately U.S. $5.18 per Common Share). On January 31, 2013, the last full trading day before the announcement of our intention to conduct the Offers, the closing price of ADSs reported on the NYSE was U.S. $109.90 per ADS (which when divided by fifteen (15), the number of Common Shares represented per ADS, is approximately U.S. $7.33 per Common Share). On [—], 2013, the last full trading day before the date of this U.S. Offer to Purchase, the closing price of ADSs reported on the NYSE was U.S. $[—] per ADS (which when divided by fifteen (15), the number of Common Shares represented per ADS, is approximately U.S. $[—] per Common Share). All ADS prices set forth in this paragraph are as reported by Bloomberg L.P. You should obtain current market quotations for ADSs before deciding whether to tender your ADSs. See “The U.S. Offer—Price Range of Common Shares and ADSs—Price Range of ADSs.”

To facilitate the participation of all holders of Common Shares, including U.S. holders, and all ADS holders, wherever located, we are commencing two (2) tender offers: (i) the U.S. Offer, which is open to all holders of ADSs, wherever located, and to U.S. holders of Common Shares, and (ii) the Chilean Offer, which is open to all holders of Common Shares, wherever located. Non-U.S. holders of Common Shares cannot tender their Common Shares into the U.S. Offer. However, such holders may tender their Common Shares in the Chilean Offer. For information on how non-U.S. holders may tender their Common Shares or to obtain a copy of the Chilean Offer tender offer documents, please contact D.F. King & Co., Inc. (the “U.S. Information Agent”) at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase (see “The U.S. Offer—Terms of the U.S. Offer—Chilean Mandatory Tender Offer and the Dual Offer Structure” of the U.S. Offer to Purchase).

The distribution of this U.S. Offer to Purchase may, in some jurisdictions, be restricted by law. This U.S. Offer to Purchase is not an offer to purchase securities and it is not a solicitation of an offer to sell securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.

In this U.S. Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to Purchaser.

If you have questions or need additional copies of this U.S. Offer to Purchase, the related Common Share Acceptance Letter, the related ADS Letter of Transmittal or Notice of Guaranteed Delivery, you can contact the U.S. Information Agent at the address or telephone number set forth on the back cover of this U.S. Offer to Purchase. You may also contact your broker, or other securities intermediary, or obtain copies of these materials freely available at the website maintained by the SEC at http://www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE OFFERS

Below we have provided answers to questions that you may have as a holder of ADSs or as a U.S. holder of Common Shares. Information in this Questions and Answers is not complete and additional important information is contained elsewhere in this U.S. Offer to Purchase, the related Common Share Acceptance Letter and the ADS Letter of Transmittal, each of which we urge you to read carefully in its entirety before you make any decision with respect to the U.S. Offer.

Who is offering to buy my Common Shares or ADSs?

MetLife Chile Acquisition Co. S.A., a wholly-owned, indirect subsidiary of MetLife, is offering to buy your Common Shares and ADSs.

MetLife is a corporation organized under the laws of the state of Delaware. MetLife’s common stock is publicly traded on the New York Stock Exchange (“NYSE”). With a history of more than 140 years, MetLife has grown to become a leading global provider of insurance, annuities and employee benefit programs, serving 90 million customers. Through MetLife’s subsidiaries and affiliates, it holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East.

Purchaser is a recently formed Chilean closed corporation (sociedad anónima cerrada) and is an indirect wholly-owned subsidiary of MetLife. Purchaser was organized in connection with the Transaction Agreement to conduct the Offers and has not conducted any activities or business other than entering into the Transaction Agreement and activities in connection with the Offers. See “The U.S. Offer—Terms of the U.S. Offer” and “The U.S. Offer—Certain Information Concerning MetLife and Purchaser.”

Pursuant to the Transaction Agreement, MetLife and Purchaser agreed, upon the terms and subject to the conditions set forth therein (see “The U.S. Offer—Purpose of the Offers; Plans for Provida; Summary of the Transaction Agreement—Summary of the Transaction Agreement—Conditions to Launching the Offers”), to conduct this U.S. Offer and the Chilean Offer on substantially similar terms. Additionally, pursuant to the Transaction Agreement, MetLife has agreed with the BBVA Parties to act as guarantor of certain of Purchaser’s obligations under the Transaction Agreement, including its payment obligations pursuant to the Offers. See “Introduction” of the U.S. Offer to Purchase, “The U.S. Offer—Terms of the U.S. Offer” and “The U.S. Offer—Certain Information Concerning MetLife and Purchaser.”

How many Common Shares or ADSs is Purchaser offering to purchase and why?

Purchaser seeks to acquire up to 100% of the Common Shares of Provida, including all Common Shares held in the form of ADSs.

Under the Transaction Agreement, subject to the satisfaction or waiver of certain conditions, we agreed to purchase all of the Common Shares and ADSs owned by the BBVA Parties, and the BBVA Parties agreed that (i) BBVA will tender into the Offers its 42,076,485 Common Shares held in the form of ADSs and (ii) following the expiration of the Offers and simultaneously with the closing of the Offers, BBVA will cause the transfer to Purchaser of 100% of the issued and outstanding shares of capital stock of Inversiones Previsionales, thereby transferring indirectly the 171,023,573 Common Shares of Provida held by Inversiones Previsionales. Thus, upon consummation of the Offers and regardless of how many Common Shares and ADSs are tendered into the Offers by holders other than the BBVA Parties, MetLife expects to indirectly acquire at least 64.3% of all outstanding Common Shares of Provida, including those held in ADS form, and therefore to control Provida. As a result, in accordance with mandatory tender offer rules under Chilean law, we are required to offer to purchase, on substantially the same terms, all of the outstanding Common Shares, including those held in the form of ADSs, and under U.S. law, we are required to conduct this U.S. Offer to facilitate the participation of U.S. holders in the transaction. See “Introduction” of the U.S. Offer to Purchase, “The U.S. Offer—Terms of the U.S. Offer” and “The U.S. Offer—Purpose of the Offers; Plans for Provida; Summary of the Transaction Agreement.”

How much is Purchaser offering to pay for my Common Shares or ADSs and what is the form of payment?

We are offering to pay U.S. $[6.1464] per Common Share, and U.S. $[92.1960] per ADS, in each case, in cash, without interest, payable in U.S. dollars or Chilean pesos, at your election, and less the amount of any fees, expenses and withholding taxes that may be applicable. For purposes of any payment in Chilean pesos pursuant to a valid election in accordance with the U.S. Offer to Purchase, U.S. dollars will be converted to Chilean pesos at the Official Exchange Rate published by the Chilean Central Bank on [—], 2013, the second business day after the Expiration Date, or if no rate is quoted on such date, on the immediately preceding date on which such rate is quoted. All payments to tendering holders of Common Shares or ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. See “Introduction” of the U.S. Offer to Purchase and “The U.S. Offer—Acceptance for Payment and Payment.”

We do not currently plan to extend the offer period; however, in the event that the term of the U.S. Offer is extended in accordance with the Transaction Agreement, MetLife and Purchaser have agreed to increase the price per Common Share by an amount equal to the product of (i) U.S. $0.00120730434947117 and (ii) the number of days elapsed between the Expiration Date and the date of expiration of the extension period. In any event, the price per ADS would be the result of multiplying the price per Common Share by fifteen (15), the number of Common Shares represented in each ADS. Payments made to holders of Common Shares or ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. See “The U.S. Offer—Procedure for Tendering into the U.S. Offer,” “The U.S. Offer—Source and Amount of Funds” and “The U.S. Offer—Purpose of the Offers; Plans for Provida; Summary of the Transaction Agreement.”

How was the Common Share Offer Price and ADS Offer Price for the U.S. Offer determined?

The Common Share Offer Price and ADS Offer Price were determined in accordance with the Transaction Agreement, which is the result of a competitive bidding process conducted by BBVA with respect to the disposition of its controlling interest in various mandatory pension fund administration businesses in Latin American, including Provida. In evaluating the price per Common Share and per ADS in the Offers, shareholders of Provida should also be aware that such price takes into account that Provida has announced that on August 27, 2013, Provida is expected to declare a distribution in an amount equal to Chilean pesos 82.9214 per Common Share, to be paid in cash on September 4, 2013 to holders of Common Shares and ADSs of record on August 29, 2013, the record date of such distribution (the “Pre-launch Excess Cash Distribution”). The amount of the Pre-launch Excess Cash Distribution was determined in accordance with the Transaction Agreement on the basis of a formula that takes into account, among other things, working capital, cash-in-hand and third party indebtedness of Provida as of June 30, 2013, in each case, as defined and calculated pursuant to the Transaction Agreement.

The Pre-launch Excess Cash Distribution is intended, among other things, to provide all Provida shareholders, including shareholders other than BBVA, with their pro rata portion of the excess cash of Provida as of the Balance Sheet Date, regardless of whether they tender their Common Shares or ADSs into the Offers, and to avoid the purchase by MetLife of excess cash accumulated by Provida as of the Balance Sheet Date. The price payable by Purchaser per Common Share or per ADS tendered into the Offers will not be adjusted as a result of the Pre-launch Excess Cash Distribution. Pursuant to the Transaction Agreement, BBVA has agreed not to permit Provida to declare or pay any dividend or make any other distribution to its shareholders other than dividends that have been or will be paid prior to consummation of the Offers, and, if applicable, an October 2013 interim dividend at a time and with a payout ratio consistent with past practice, in respect of 2013 profits of Provida earned prior to June 30, 2013. See “The U.S. Offer—Terms of the U.S. Offer,” “The U.S. Offer—Background of the Offers” and “The U.S. Offer—Purpose of the Offers; Plans for Provida; Summary of the Transaction Agreement” of this U.S. Offer to Purchase.

U.S. securities laws require that consideration offered in the U.S. Offer be equal to the consideration offered in the Chilean Offer, and that all holders of Common Shares or ADSs are offered the same price per Common Share and per ADS, respectively. See “The U.S. Offer—Terms of the U.S. Offer—Chilean Mandatory Tender Offer and the Dual Offer Structure.”

When and how will I be paid for my tendered Common Shares or ADSs?

Purchaser expects to pay for the Common Shares and ADSs tendered into the U.S. Offer promptly after 11:59 p.m., New York City time on the Expiration Date, assuming all conditions to the U.S. Offer have been satisfied or waived by such time. Payment for Common Shares or ADSs tendered and accepted for payment pursuant to the U.S. Offer will be made by deposit of the aggregate purchase price for all Common Shares and ADSs validly tendered into and not withdrawn from the U.S. Offer with The Bank of New York Mellon (the “U.S. Tender Agent”), which will act as your agent for the purpose of (i) receiving payments from us for your tendered Common Shares and ADSs, as applicable, and (ii) transmitting such payments to you. If you are a holder of Common Shares or a registered holder of ADSs and you elect payment in U.S. dollars, you will receive a check from the U.S. Tender Agent, acting as your agent, for an amount equal to the aggregate purchase price of your tendered Common Shares and ADSs, as applicable, that we have accepted for payment. If you hold ADSs through a broker or other securities intermediary and you elect payment in U.S. dollars, the U.S. Tender Agent, acting as your agent, will credit The Depository Trust Company (“DTC”), for allocation by DTC to your broker or other securities intermediary, with an amount equal to the aggregate purchase price of your tendered Common Shares or ADSs that we have accepted for payment. If you validly elect to receive payment in Chilean pesos, you (directly or through your broker or other securities intermediary) will receive a wire transfer from Banco Itaú Chile S.A., acting as agent for the U.S. Tender Agent, to the account you specified. All payments, whether in U.S. dollars or Chilean pesos will be less the amount of any fees, expenses and withholding taxes that may be applicable.

Under no circumstances will interest be paid by us on the purchase price for Common Shares or ADSs pursuant to the Offers, regardless of any delay in making such payments. We expressly reserve the right to delay acceptance for payment of, or payment for, the Common Shares and ADSs in order to comply, in whole or in part, with any applicable laws or regulations. Any such delays, if they occur, will be effected in compliance with Section 14e-1(c) under the Exchange Act, which obligates a bidder to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer. We do not currently plan to extend the offer period; however, in the event that the Expiration Date is extended, the price per Common Share will be increased by an amount equal to the product of (i) U.S. $0.00120730434947117 and (ii) the number of days elapsed between the Expiration Date and the date of expiration of the extension period. In any event, the price per ADS would be the result of multiplying the price per Common Share by fifteen (15), the number of Common Shares represented in each ADS. Payments made to holders of Common Shares or ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. See “The U.S. Offer—Acceptance for Payment and Payment,” “The U.S. Offer—Procedure for Tendering into the U.S. Offer” and “The U.S. Offer—Source and Amount of Funds” for more information.

If I decide not to tender, how will the Offers affect my Common Shares or ADSs?

If you decide not to tender, you will continue to own your Common Shares or ADSs. However, once the Offers are completed, the number of Common Shares and ADSs that are publicly held may be significantly reduced and there may no longer be an active trading market for Common Shares or ADSs or the liquidity of any such market may be significantly reduced. It is possible that the Common Shares and ADSs will fail to meet the criteria for continued listing on Chilean and U.S. stock exchanges. If this were to happen, the Common Shares or ADSs could be delisted from one or more of these exchanges by action taken by the relevant exchange. Further, as soon as practicable following consummation of the Offers, to the extent permitted by applicable law, we intend to:

•	cause Provida to delist the ADSs from the NYSE;

•

cause Provida to delist the Common Shares from the Bolsa de Comercio de Santiago, Bolsa de Valores (“Santiago Stock Exchange,” which is the principal trading market for such Common Shares), and the other Chilean Exchanges on which they trade;

•	cause Provida to suspend its reporting obligations and to terminate its registration under the Exchange Act and under Chilean securities laws; and

•	terminate the ADS Deposit Agreement.

Such delisting or deregistration by Provida would substantially reduce the information required to be furnished by Provida to holders of Common Shares and ADSs, and certain provisions of the Exchange Act and Chilean securities laws would no longer apply to Provida. To the extent that Provida delists or deregisters the Common Shares and ADSs after consummation of the Offers, the absence of an active trading market in the U.S. or Chile would reduce the liquidity and market value of your ADSs and the underlying Common Shares and certain tax benefits provided by Chilean law with respect to capital gains on transfers of Common Shares would no longer be available to investors in Common Shares. If the Common Shares continue to be registered and listed, but (x) the trading volume of the Common Shares in the Chilean Exchanges drops below certain levels and (y) no market maker is retained by Provida and, as a result, the Common Shares cease to qualify as securities with “high presence” in accordance with Chilean law, then certain capital gains tax exemptions currently available under Chilean law for transfers of Common Shares will cease to be available. For more information see “The U.S. Offer—Possible Effects of the Offers on the Markets for Common Shares and ADSs” and “The U.S. Offer—Income Tax Considerations—Chilean Income Tax Consequences of the Offer.”

Will the Offers be followed by a squeeze-out of minority holders of Common Shares and ADSs who have not tendered their Common Shares or ADSs?

No. Chilean law only permits the squeeze-out of minority security holders if the subject company’s bylaws expressly allow a squeeze-out, and then only with respect to such security holders that obtained their securities in the subject company after such bylaws were adopted. Provida’s bylaws do not allow an acquiring company to squeeze out minority holders of Common Shares or ADSs. Therefore, we do not expect to squeeze out the remaining holders of Common Shares or ADSs after consummation of the Offers. However, if a squeeze-out right becomes available in the future, we reserve the right to exercise it to the fullest extent permitted by law. See “The U.S. Offer—Possible Effects of the Offers on the Markets for Common Shares and ADSs—Possible Effects of the Offers on the Markets for Common Shares—No Squeeze-Out of Minority Security Holders.”

Why are there separate U.S. and Chilean Offers?

Chilean law requires that we commence a mandatory tender offer in Chile for the purchase of all outstanding Common Shares in connection with MetLife’s acquisition of indirect control over Provida from BBVA, pursuant to the Transaction Agreement. U.S. securities laws require that we include U.S. holders in the transaction in accordance with U.S. tender offer rules under the Exchange Act.

All holders of Common Shares, wherever located, may participate in the Chilean Offer. We are conducting the U.S. Offer in order to facilitate the participation of U.S. holders of Common Shares, as well as ADS holders, wherever located.

See “The U.S. Offer—Terms of the U.S. Offer—Chilean Mandatory Tender Offer and the Dual Offer Structure.”

Is Purchaser offering to pay in the Chilean Offer the same price per Common Share offered in this U.S. Offer?

Yes. The price per Common Share payable by Purchaser to holders of Common Shares tendering their Common Shares into the Chilean Offer is the same price per Common Share payable by Purchaser to holders of Common Shares tendering their Common Shares into the U.S. Offer. The price per ADS payable by Purchaser to holders of ADSs tendering their ADSs into this U.S. Offer results from multiplying (i) U.S. $[6.1464], the purchase price per Common Share, by (ii) fifteen (15), the number of Common Shares represented by each ADS. All payments to tendering holders of Common Shares or ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. See “Introduction” of the U.S. Offer to Purchase and “The U.S. Offer—Terms of the U.S. Offer.”

What are the principal differences between the U.S. Offer and the Chilean Offer?

The price and other material terms of the U.S. Offer and the Chilean Offer are substantially the same. However, the Chilean Offer is governed by, and subject to, Chilean Law. The Chilean Offer is not subject to U.S. Federal securities laws, including the tender offer rules under the Exchange Act. Certain differences between the terms of the U.S. Offer and the terms of the Chilean Offer that result from applicable law, include the following:

•

The U.S. Offer is only for holders of Common Shares that are U.S. holders, and for ADS holders, wherever located. The Chilean Offer is open to all holders of Common Shares, wherever located. Pursuant to Chilean law, all shareholders of Provida must be allowed to participate in the Chilean Offer.

•

Pursuant to the Transaction Agreement, the Offers will run concurrently and we currently expect that they will expire on the same day and that we will not extend the offer period of either the U.S. Offer or the Chilean Offer. However, pursuant to Chilean law, the Chilean Offer could be extended one (1) time only by Purchaser for a minimum of five (5) and a maximum of fifteen (15) calendar days. Pursuant to U.S. securities laws, the U.S. Offer could be extended more than once and for different periods in certain circumstances.

•

Under the U.S. Offer, your right to withdraw is suspended upon the U.S. Offer’s expiration and such right terminates upon prompt payment for your tender of Common Shares or ADSs. If payment is not prompt, your withdrawal right is reinstated. Under the Chilean Offer, the right to withdraw is suspended upon the Chilean Offer’s expiration and such right terminates when Purchaser publishes a notice of results of the Chilean Offer, which in accordance with Chilean law is expected to occur within three (3) calendar days following the Chilean Offer’s expiration. If the notice of results of the Chilean Offer is not published by such third calendar day, the withdrawal rights are reinstated until the notice of results is published.

See “Introduction” of the U.S. Offer to Purchase, “The U.S. Offer—Terms of the U.S. Offer” and “The U.S. Offer—Withdrawal Rights.”

What are the conditions to the U.S. Offer?

The U.S. Offer is subject to various conditions, including:

•

there being 42,076,485 Common Shares (the number of Common Shares held in ADS form directly by BBVA), in ADS form or otherwise, validly tendered into the Offers, in the aggregate, and not properly withdrawn before 11:59 p.m., New York City time, on the Expiration Date. BBVA has agreed to tender all Common Shares held by it in the form of ADSs into the Offers;

•	the non-existence of certain types of litigation or injunctions that could impede the consummation of the Offers; and

•	the accuracy of certain representations made by the parties to the Transaction Agreement regarding, among other things, the number of Common Shares held by Inversiones Previsionales.

See “The U.S. Offer—Conditions to the U.S. Offer.”

What are the conditions to the Chilean Offer?

The Chilean Offer is subject to the same conditions as the U.S. Offer. See “The U.S. Offer—Conditions to the U.S. Offer.”

Is the U.S. Offer or Chilean Offer subject to any financing condition?

No. The Offers are not subject to any financing condition. See “The U.S. Offer—Conditions to the U.S. Offer” and “The U.S. Offer—Source and Amount of Funds.”

Are the Offers contingent on the tender of a minimum number of Common Shares?

Yes. The Offers are contingent on there being 42,076,485 Common Shares (the number of Common Shares held in ADS form directly by BBVA), in ADS form or otherwise, in the aggregate, validly tendered and not properly withdrawn before 11:59 p.m., New York City time, on the Expiration Date. Pursuant to the Transaction Agreement, subject to the satisfaction or waiver of certain conditions therein, BBVA has agreed to tender into, and not to withdraw from, the Offers all Common Shares held by it in the form of ADSs. See “The U.S. Offer—Conditions to the U.S. Offer” and “The U.S. Offer—Purpose of the Offers; Plans for Provida; Summary of the Transaction Agreement.”

Does Purchaser require any approvals from any governmental authorities in order to acquire the Common Shares or ADSs pursuant to the Offers?

We have already obtained the required regulatory approval from the Chilean Superintendence of Pensions (Superintendencia de Pensiones) and the Ecuadorian Superintendence for the Control of Market Power (Superintendencia de Control del Poder de Mercado). Please note that none of these regulators, the SEC or the SVS has expressed a view with respect to the fairness or merits of the U.S. Offer, nor has any of these regulators issued a determination with respect to the accuracy or adequacy of the information contained in this document. See “The U.S. Offer—Background of the Offers.”

Can I tender ADSs in the Chilean Offer?

No. You may not tender ADSs in the Chilean Offer. However, as an alternative to tendering ADSs in the U.S. Offer, an ADS holder may surrender its ADSs, withdraw the Common Shares from the ADS program in which they are held, and participate directly in the Chilean Offer as a holder of Common Shares. The ADS holder should call the ADS Depositary at either (212) 815-2721 or (212) 815-2231 to surrender to the ADS Depositary the ADS representing Common Shares that it wishes to tender into the Chilean Offer, pay a fee to the ADS Depositary in an amount up to U.S. $5.00 per one hundred (100) ADSs or portion thereof for the cancellation of those ADSs, and pay any taxes or governmental charges or cable fees payable in connection with such withdrawal of the Common Shares from the ADS program, and otherwise comply with the terms and conditions of the deposit agreement governing the ADSs between Provida and the ADS Depositary, dated as of November 22, 1994, as amended and restated as of February 7, 1996, as further amended and restated as of August 19, 1999 (the “ADS Deposit Agreement”).

There are risks to undertaking this process insufficiently in advance of the expiration of the Chilean Offer. A holder must allow sufficient time for its Chilean representative to tender its Common Shares on its behalf before 11:59 p.m., New York City time, on the Expiration Date, in the manner described in the Chilean Prospectus. In addition, there are other risks to participating in the Chilean Offer as compared to the U.S. Offer, including as a result of the differences between the U.S. Offer and the Chilean Offer (see “What are the principal differences between the U.S. Offer and the Chilean Offer?”). The Chilean Offer is governed by, and subject to, Chilean law. The Chilean offer is not subject to U.S. Federal securities laws, including the tender offer rules under the Exchange Act. Further, U.S. holders that tender into the Chilean Offer will need to consult original Spanish-language documents filed with the SVS in Chile, and certain Spanish-language press releases and announcements that may be made in Chile may not be made in the United States. Such Spanish-language materials may not be translated into English or filed with the SEC. U.S. holders that intend to tender their Common Shares into the Chilean Offer should contact the U.S. Information Agent for a copy of the Spanish-language Chilean Prospectus and related Spanish-language Chilean Offer documents (as filed with the SVS in Chile) at its address at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, or at the toll-free number for stockholders at (800) 290-6427, or at the collect number for banks and brokerage firms at (212) 269-5550, or by email at provida@dfking.com.

See “The U.S. Offer—Terms of the U.S. Offer” and “The U.S. Offer—Procedure for Tendering into the U.S. Offer.”

I am a holder of Common Shares. Can I tender my Common Shares in the U.S. Offer?

You may tender Common Shares in the U.S. Offer only if you are a U.S. holder (within the meaning of Rule 14d-1(d) under the Exchange Act). Any holder of Common Shares that is not a U.S. holder may only tender their Common Shares in the Chilean Offer. See “The U.S. Offer—Terms of the U.S. Offer.”

I am a U.S. holder of Common Shares of Provida. How do I participate in the U.S. Offer?

Any U.S. holder of Common Shares that intends to accept the U.S. Offer for all or any portion of such holder’s Common Shares should properly complete and duly execute the Common Share Acceptance Letter in accordance with the instructions printed thereon. The properly completed and duly executed Common Share Acceptance Letter should then be submitted by the U.S. holder to the U.S. Tender Agent at its address set forth on the back cover of this U.S. Offer to Purchase. Your Common Share Acceptance Letter and all other required documents must be received by the U.S. Tender Agent before 11:59 p.m., New York City time, on the Expiration Date. In addition, a tendering holder of Common Shares must deliver, or cause to be delivered, the Common Shares through the system of Depósito Central de Valores (the “DCV”) to the applicable subaccount maintained by the U.S. Tender Agent at Banco Itaú Chile S.A., as Chilean custodian for the U.S. Tender Agent (the “U.S. Tender Agent’s Custodian”) (DCV account [—], for credit to subaccount [—] (for U.S. dollar payments) or DCV account [—], for credit to subaccount [—] (for Chilean peso payments)). All of the above procedures must be completed prior to 11:59 p.m., New York City time, on the Expiration Date in order for the tender to be valid.

The Common Share Acceptance Letter is included as Exhibit (a)(2) to this U.S. Offer to Purchase and is also available from the U.S. Information Agent at its address and telephone number set forth on the back cover of this U.S. Offer to Purchase. For more information about the procedure for tendering Common Shares in the U.S. Offer, see “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Proper Tender of Common Shares,” or contact the U.S. Information Agent at its address at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, or at the toll-free number for stockholders at (800) 290-6427, or at the collect number for banks and brokerage firms at (212) 269-5550, or by email at provida@dfking.com.

See “The U.S. Offer—Procedure for Tendering into the U.S. Offer.”

Do NOT send any certificates evidencing Common Shares, the Common Share Acceptance Letter or any related documents to MetLife, Purchaser, Provida or the U.S. Information Agent.

I am a U.S. holder of Common Shares of Provida. Can I tender my Common Shares in the Chilean Offer?

Yes. The Chilean Offer is open to all holders of Common Shares, wherever located. However, there are risks to participating in the Chilean Offer as compared to the U.S. Offer, including as a result of the differences between the U.S. Offer and the Chilean Offer (see “What are the principal differences between the U.S. Offer and the Chilean Offer?”). The Chilean Offer is governed by, and subject to, Chilean law. The Chilean offer is not subject to U.S. Federal securities laws, including the tender offer rules under the Exchange Act. Further, U.S. holders that tender into the Chilean Offer will need to consult original Spanish-language documents filed with the SVS in Chile, and certain Spanish-language press releases and announcements that may be made in Chile may not be made in the United States. Such Spanish-language materials may not be translated into English or filed with the SEC. U.S. holders that intend to tender their Common Shares into the Chilean Offer should contact the U.S. Information Agent for a copy of the Spanish-language Chilean Prospectus and related Spanish-language Chilean Offer documents (as filed with the SVS in Chile) at its address at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, or at the toll-free number for stockholders at (800) 290-6427, or at the collect number for banks and brokerage firms at (212) 269-5550, or by email at provida@dfking.com.

I am a registered holder of American Depositary Receipts (“ADRs”) evidencing ADSs. How do I participate in the U.S. Offer?

If you are a registered holder of ADRs evidencing ADSs and you intend to tender your ADRs in the U.S. Offer, you should timely send the ADRs, together with a properly completed and duly executed ADS Letter of Transmittal and all other documents required by the ADS Letter of Transmittal, to the U.S. Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase. Your ADRs, ADS Letter of Transmittal and all other required documents must be received by the U.S. Tender Agent before 11:59 p.m., New York City time, on the Expiration Date. In some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a financial institution that participates in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program (each such financial institution, an “Eligible Institution”).

The ADS Letter of Transmittal is included as Exhibit (a)(3) to this U.S. Offer to Purchase and is also available from the U.S. Information Agent at its address and telephone number set forth on the back cover of this U.S. Offer to Purchase. For more information about the procedure for tendering ADSs in the U.S. Offer, see “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Proper Tender of ADSs” or contact the U.S. Information Agent at the telephone number and address set forth on the back cover of this U.S. Offer to Purchase.

Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal, or any related documents, to MetLife, Purchaser, Provida or the U.S. Information Agent.

I am a registered holder of uncertificated ADSs. How do I participate in the U.S. Offer?

If you hold uncertificated ADSs registered in your name on the books of the ADS Depositary, including ADSs held in the Direct Registration System or the Provida Global BuyDIRECT Plan, a properly completed and duly executed ADS Letter of Transmittal and all other documents required by the ADS Letter of Transmittal must be received by the U.S. Tender Agent before 11:59 p.m., New York City time, on the Expiration Date.

The ADS Letter of Transmittal is included as Exhibit (a)(3) to this U.S. Offer to Purchase and is also available from the U.S. Information Agent at its address and telephone number set forth on the back cover of this U.S. Offer to Purchase. For more information about the procedure for tendering ADSs in the U.S. Offer, see “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Proper Tender of ADSs” or contact the U.S. Information Agent at the telephone number and address set forth on the back cover of this U.S. Offer to Purchase.

Do NOT send any the ADS Letter of Transmittal or any related documents to MetLife, Purchaser, Provida or the U.S. Information Agent.

I hold my ADSs through a broker or other securities intermediary. How do I participate in the U.S. Offer?

If you hold your ADSs through a broker or other securities intermediary, you must instruct your securities intermediary to arrange for the book-entry transfer of your ADSs into the U.S. Tender Agent’s account at DTC before 11:59 p.m., New York City time, on the Expiration Date. Further, before 11:59 p.m., New York City time, on the Expiration Date, the U.S. Tender Agent must receive (i) a confirmation of such delivery and (ii) an Agent’s Message. DTC and participants in DTC are likely to establish cutoff times and dates earlier than 11:59 p.m., New York City time on the Expiration Date to receive instructions to tender ADSs. You should contact your broker or other securities intermediary to determine the cutoff time and date that is applicable to you.

The term “Agent’s Message” means a message transmitted to the U.S. Tender Agent by DTC, received by the U.S. Tender Agent, and forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that we may enforce such agreement against such participant.

For more information about the procedures for tendering ADSs in the U.S. Offer, see “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Proper Tender of ADSs” or contact the U.S. Information Agent at the telephone number and address set forth on the back cover of this U.S. Offer to Purchase.

Does Purchaser have the financial resources to make payment?

Assuming that all outstanding Common Shares and ADSs of Provida are tendered into the Offers and the Offers expire, without extension, on [—], 2013, the aggregate purchase price payable by Purchaser upon consummation of the Offers (including all amounts payable to BBVA and its affiliates for the capital stock of Inversiones Previsionales) would be approximately U.S. $[2,036,119,022].

Purchaser currently holds sufficient cash-in-hand to pay for (i) all outstanding Common Shares and ADSs that may be tendered into the Offers, (ii) any additional amounts payable in connection with an extension of the expiration date of the Offers by the maximum number of days allowed under Chilean law and (iii) all amounts payable to BBVA and its affiliates for the capital stock of Inversiones Previsionales. No third party financing will be necessary to complete the Offers. The Offers are not conditioned upon any financing arrangements or subject to a financing condition.

See “The U.S. Offer—Source and Amount of Funds.”

Is Purchaser’s financial condition relevant to my decision to tender into the U.S. Offer?

No. Our financial condition should not be relevant to your decision whether to tender Common Shares or ADSs into the U.S. Offer because:

•	you will receive payment solely in cash for any Common Shares or ADSs that you tender into the Offers;

•

the funds necessary for the payment of (i) all outstanding Common Shares and ADSs that may be tendered into the Offers, (ii) any additional amounts payable in connection with an extension of the expiration date of the Offers by the maximum number of days allowed under Chilean law and (iii) all amounts payable to BBVA and its affiliates for the capital stock of Inversiones Previsionales, were transferred in their entirety as capital contributions to Purchaser by certain wholly-owned subsidiaries of MetLife prior to the commencement of the Offers;

•	consummation of the U.S. Offer is not subject to any financing condition; and

•	MetLife has agreed to guarantee Purchaser’s obligations under the Transaction Agreement, including with respect to payment of consideration in connection with the Offers.

See “The U.S. Offer—Source and Amount of Funds” for more information.

What are the tax consequences if I participate in the U.S. Offer?

A U.S. Holder (as defined in “The U.S. Offer—Income Tax Considerations—United States Federal Income Tax Consequences of the U.S. Offer”) that tenders Common Shares or ADSs pursuant to the U.S. Offer generally will recognize capital gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference, if any, between (i) the cash received in the U.S. Offer and (ii) the U.S. Holder’s adjusted tax basis in the Common Shares or ADSs exchanged therefor. Gain or loss will be determined separately for each block of Common Shares or ADSs (that is, Common Shares or ADSs acquired at the same cost in a single transaction).

Upon the sale of ADSs pursuant to the U.S. Offer, any gain or loss recognized by an individual who is not domiciled in or a resident of Chile or any legal entity that is not organized under the laws of Chile and does not have a permanent establishment in Chile (a “Non-Chilean Holder”) will not be subject to Chilean tax law. Upon the sale of ADSs, any gain or loss recognized by any person other than a Non-Chilean Holder (a “Chilean Holder”) will be subject to Chilean income tax law. Gains recognized by a Non-Chilean Holder upon the sale of Common Shares pursuant to the U.S. Offer will currently be subject to the taxes and exemptions set forth in Chilean income tax law. No Chilean stamp, issue, registration or similar taxes or duties will apply to the sale of Common Shares or ADSs pursuant to the U.S. Offer.

You are urged to consult your tax advisor to determine the particular tax consequences to you (including the application and effect of any U.S. federal, state, or local or non-U.S. income and other tax laws) of the U.S. Offer.

See “The U.S. Offer—Income Tax Considerations” for more information.

Does the Transaction Agreement govern the Offers in any way?

Yes. The Offers are being made pursuant to the Transaction Agreement, dated as of February 1, 2013, by and among BBVA, BBVA Inversiones, MetLife and Purchaser. Pursuant to the Transaction Agreement, Purchaser, subject to the satisfaction or waiver of certain conditions, has agreed to commence the Offers, and the BBVA Parties, subject to the satisfaction or waiver of certain conditions, have agreed to transfer or tender, as specified in the Transaction Agreement, all of their Common Shares and ADSs to Purchaser.

The Transaction Agreement determines, among other things, the formula for calculating the purchase price per Common Share and per ADS to be offered in the Offers, the conditions to commencing the Offers and the conditions to consummating the Offers (see “The U.S. Offer—The U.S. Offer—Purpose of the Offers; Plans for Provida; Summary of the Transaction Agreement”). The Transaction Agreement includes other terms and conditions related to our purchase of BBVA’s Common Shares and ADSs. Except as described in this U.S. Offer to Purchase, those terms and conditions do not impact the Offers or the consideration you would receive if you decide to tender your Common Shares or ADSs. For your information, we have made a copy of the Transaction Agreement available to you, attached as Exhibit (d) to this U.S. Offer to Purchase.

See “Introduction” of the U.S. Offer to Purchase, “The U.S. Offer—Terms of the U.S. Offer,” “The U.S. Offer—Conditions to the U.S. Offer” and “The U.S. Offer—The U.S. Offer—Purpose of the Offers; Plans for Provida; Summary of the Transaction Agreement.”

What does Provida’s board of directors think about the U.S. Offer?

Pursuant to the Transaction Agreement, BBVA has agreed to use reasonable best efforts to cause the board of directors of Provida to, at such time and on such terms as required by applicable law, approve and endorse the Offers and recommend to the holders of Common Shares and ADSs that they tender their Common Shares and ADSs into the Offers. Under Chilean law, each member of the board of directors of Provida must issue a written opinion regarding the advisability of the Chilean Offer within the five (5) business days following the commencement of the Chilean Offer. Pursuant to the Exchange Act, Provida is required to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC within ten (10) business days from the date of commencement of the U.S. Offer. In the Schedule 14D-9, Provida is required to set forth whether Provida recommends acceptance or rejection of the U.S. Offer, expresses no opinion and remains neutral toward the U.S. Offer or is unable to take a position with respect to the U.S. Offer, and the reasons therefor. This information will be available at the SEC’s website at www.sec.gov when filed by Provida. You should review such information when available.

See “The U.S. Offer—Terms of the U.S. Offer.”

Are there any limitations on the number of Common Shares or ADSs that may be tendered by a holder of Common Shares or ADSs in the U.S. Offer?

No. There are no limitations on the number of Common Shares or ADSs that may be tendered into the U.S. Offer by a holder of Common Shares that is a U.S. holder or by any ADS holder, wherever located. There are no limitations on the number of Common Shares that may be tendered by any holder of Common Shares, wherever located, into the Chilean Offer.

Non-U.S. holders of Common Shares cannot tender their Common Shares into the U.S. Offer. However, such holders may tender their Common Shares in the Chilean Offer.

See “The U.S. Offer—Terms of the U.S. Offer.”

Have any holders agreed to tender their Common Shares and ADSs?

Yes. BBVA has agreed to tender into the Offers its 42,076,485 Common Shares held in the form of ADSs, representing approximately 12.7% of the outstanding Common Shares. In addition, following the expiration of the Offers and simultaneously with the closing of the Offers, BBVA will cause the transfer to Purchaser of an additional 171,023,573 Common Shares of Provida that BBVA holds indirectly through Inversiones Previsionales by transferring to Purchaser 100% of the capital stock of Inversiones Previsionales, which represent approximately 51.6% of the outstanding Common Shares and, together with the Common Shares held by BBVA in the form of ADSs, represent 64.3% of the outstanding Common Shares. Purchaser has agreed to pay BBVA and its affiliates the same price per Common Share and per ADS to be paid to all holders of Common Shares and ADSs pursuant to the Offers.

See “Introduction” and “The U.S. Offer—Terms of the U.S. Offer.”

Am I entitled to any appraisal rights or redemption rights in connection with the Offers?

No. Chilean law does not recognize appraisal rights or redemption rights upon completion of a mandatory tender offer and therefore neither appraisal rights nor redemption rights are available in connection with the Offers.

However, in the event that Provida were to voluntarily deregister from the Registro de Valores de la Superintendencia de Valores y Seguros maintained by the Superintendencia de Valores y Seguros, those holders of Common Shares registered in the shareholders registry of Provida (including U.S. holders whose names are so registered) who validly dissent or are absent from a Deregistration Vote may exercise limited redemption rights in accordance with Chilean law. See “The U.S. Offer—Possible Effects of the Offers on the Markets for Common Shares and ADSs—Possible Effects of the Offers on the Markets for Common Shares—Limited Redemption Rights.”

Further, if or when Purchaser beneficially owns more than 95% of the Common Shares, whether by means of the Offers or otherwise, Purchaser would be required to inform shareholders through a notice published in a newspaper in Chile, and remaining minority shareholders (including remaining U.S. holders), if any, might be able to exercise limited redemption rights, in accordance with Chilean law. See “The U.S. Offer—Possible Effects of the Offers on the Markets for Common Shares and ADSs—Possible Effects of the Offers on the Markets for Common Shares—Limited Redemption Rights.”

Holders of ADSs may experience difficulty in participating in a Deregistration Vote or exercising redemption rights in connection therewith.

In the event of either a voluntary deregistration of Common Shares or Purchaser’s obtaining more than 95% of the Common Shares, you should promptly consult your Chilean counsel regarding your rights, if any, in connection therewith. See “The U.S. Offer—Possible Effects of the Offers on the Markets for Common Shares and ADSs—Possible Effects of the Offers on the Markets for Common Shares—Limited Redemption Rights.”

How long do I have to decide whether to tender into the U.S. Offer?

You have until 11:59 p.m., New York City time, on the Expiration Date to tender your Common Shares or ADSs, before which time the U.S. Tender Agent must receive all documents necessary in accordance with the procedures set forth in this U.S. Offer to Purchase. We expect to accept all Common Shares or ADSs validly tendered into and not withdrawn from the U.S. Offer promptly following the expiration of the U.S. Offer. See “The U.S. Offer—Withdrawal Rights.”

Pursuant to the Transaction Agreement, Purchaser may extend the U.S. Offer once for a minimum of five (5) and a maximum of fifteen (15) calendar days. We do not currently anticipate extending the U.S. Offer. However, in the event of an extension, all Common Shares or ADSs validly tendered into and not properly withdrawn from the U.S. Offer would remain subject to the U.S. Offer. Under such extension, each holder would continue to have the right to withdraw Common Shares or ADSs previously tendered. These withdrawal rights would be suspended upon expiration of the extension of the U.S. Offer, and they would terminate upon our subsequent acceptance for payment of Common Shares or ADSs validly tendered into and not withdrawn from the U.S. Offer. See “The U.S. Offer—Terms of the U.S. Offer.”

Brokers and other securities intermediaries may establish earlier cut-off times and dates to enable the timely tender of Common Shares or ADSs by them, on behalf of their clients, into the Offers. If you hold your Common Shares or ADSs through a broker or other securities intermediary, please check with your securities intermediary to determine the cut-off time and date that is applicable to you for receipt of your instruction to tender. If a holder of Common Shares holds a certificate evidencing Common Shares or holds Common Shares in the DCV system not in an account with a Chilean broker or other securities intermediary, in order to tender those Common Shares, that holder must take measures sufficient to cause the Common Shares evidenced by the certificate to be dematerialized into the DCV system and delivered the applicable subaccount maintained by the U.S. Tender Agent at the U.S. Tender Agent’s Custodian. In either case, these procedures will take several additional days to complete and you should allow ample time for these procedures to be completed prior to the Expiration Date. See “The U.S. Offer—Terms of the U.S. Offer.”

Under what circumstances can or must Purchaser extend its U.S. Offer?

Pursuant to the Transaction Agreement, Purchaser may extend the U.S. Offer once for a minimum of five (5) and a maximum of fifteen (15) calendar days. If Purchaser makes a material change in the terms of the U.S. Offer, including, among others, a change to the purchase price, materially changes information concerning the U.S. Offer, or if it waives a material condition of the U.S. Offer, Purchaser will extend the U.S. Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. See “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Extension of Tender Period and Amendments.”

How will I be notified if the U.S. Offer is extended?

If we decide to extend the U.S. Offer, we will inform the U.S. Tender Agent and, pursuant to U.S. law, we will make a public announcement of the extension in the United States no later than the business day following the Expiration Date as previously scheduled. Any extension of the U.S. Offer will be duly notified by press release or other public announcement, which notice will include disclosure of the approximate number of Common Shares and ADSs then tendered and will be issued no later than 9:00 a.m. New York City time on the next business day after the scheduled Expiration Date of the U.S. Offer. See “The U.S. Offer—Terms of the U.S. Offer.”

If Purchaser extends the U.S. Offer, will there be changes to the terms of the U.S. Offer?

We do not currently plan to extend the offer period; however, in the event that the term of the U.S. Offer is extended in accordance with the Transaction Agreement, MetLife and Purchaser have agreed to increase the price per Common Share by an amount equal to the product of (i) U.S. $0.00120730434947117 and (ii) the number of days elapsed between the Expiration Date and the date of expiration of the extension period. In any event, the price per ADS would be the result of multiplying the price per Common Share by fifteen (15), the number of Common Shares represented in each ADS. See “Introduction” of the U.S. Offer to Purchase, “The U.S. Offer—Procedure for Tendering into the U.S. Offer,” “The U.S. Offer—Source and Amount of Funds” and “The U.S. Offer—Purpose of the Offers; Plans for Provida; Summary of the Transaction Agreement.”

If the U.S. Offer is extended, what impact will this have on the Chilean Offer?

We expect to conduct the U.S. Offer and the Chilean Offer simultaneously and therefore currently intend the U.S. Offer and the Chilean Offer to expire on the same day. If the U.S. Offer is extended for any reason, we currently expect to extend the Chilean Offer for the length of the extension of the U.S. Offer, subject to limitations under Chilean law, pursuant to which we may only extend the Chilean Offer once, for a period of no less than five (5) calendar days and no more than fifteen (15) calendar days. See “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Extension of Tender Period and Amendments.”

If the Chilean Offer is extended, what impact will this have on the U.S. Offer?

We expect to conduct the U.S. Offer and the Chilean Offer simultaneously and therefore currently intend the U.S. Offer and the Chilean Offer to expire on the same day. If the Chilean Offer is extended for any reason, we currently expect to extend the U.S. Offer for the length of the extension of the Chilean Offer. Any extension of the U.S. Offer will be duly notified by press release or other public announcement, which notice will include disclosure of the approximate number of Common Shares and ADSs then tendered and will be issued no later than 9:00 a.m. New York City time on the next business day after the scheduled Expiration Date of the U.S. Offer. See “The U.S. Offer—Terms of the U.S. Offer,” “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Extension of Tender Period and Amendments” and “The U.S. Offer—Purpose of the Offers; Plans for Provida; Summary of the Transaction Agreement.”

Will Purchaser provide guaranteed delivery procedures?

Purchaser will provide guaranteed delivery procedures for ADSs only through those financial institutions that participate in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program, each an “Eligible Institution.” Purchaser will not provide guaranteed delivery procedures for Common Shares. See “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Guaranteed Delivery Procedures.”

Until what time can I withdraw tendered Common Shares or ADSs?

You can withdraw some or all of the Common Shares or ADSs that you previously tendered into the U.S. Offer at any time before 11:59 p.m., New York City time, on the Expiration Date, after which time your withdrawal rights will be suspended. Your withdrawal rights will subsequently terminate upon our acceptance for payment of your validly tendered Common Shares or ADSs. Promptly after 11:59 p.m., New York City time, on the Expiration Date, we expect to accept all Common Shares and ADSs that have been validly tendered and not withdrawn. See “The U.S. Offer—Withdrawal Rights.”

If you hold your Common Shares or ADSs through a broker or other securities intermediary, you should be aware that your securities intermediary may establish a cut-off time and date for receipt of instructions to withdraw previously tendered Common Shares or ADSs that is earlier than 11:59 p.m., New York City time, on the Expiration Date. You should consult your broker or securities intermediary to determine the specific cut-off times and dates that apply to you. See “The U.S. Offer—Withdrawal Rights.”

How do I withdraw tendered Common Shares or ADSs?

If you have tendered Common Shares or ADSs, you must properly complete and duly execute a notice of withdrawal for such Common Shares or ADSs, and such notice must be received by the U.S. Tender Agent before 11:59 p.m., New York City time, on the Expiration Date. If you hold your Common Shares or ADSs through a broker or other securities intermediary, and if your securities intermediary has established a cut-off time and date for receipt of instructions to withdraw that is earlier than 11:59 p.m., New York City time, on the Expiration Date, you must contact your securities intermediary prior to its earlier cut-off time and date to request it to make the withdrawal in accordance with the applicable procedures. See “The U.S. Offer—Withdrawal Rights.”

If Purchaser successfully completes its U.S. Offer, what will happen to the Provida board of directors?

In accordance with the Transaction Agreement, BBVA has agreed to cause the members of Provida’s board of directors that were appointed by BBVA or any of its subsidiaries (excluding Provida’s independent directors and their independent alternates) to resign from the board of directors of Provida and cause the board of directors to appoint in the place of each such resigning director such qualified person as shall be designated by MetLife, effective as of immediately after the consummation of the transactions contemplated by the Transaction Agreement. As a majority of the Provida board of directors is appointed by BBVA or its affiliates, MetLife expects to indirectly control the board of directors of Provida immediately after consummation of the Offers. See “The U.S. Offer—Purpose of the Offers; Plans for Provida; Summary of the Transaction Agreement—Summary of the Transaction Agreement—Certain Additional Covenants.”

Will I have the opportunity to sell my Common Shares or ADSs to Purchaser or MetLife after the U.S. Offer is completed if I do not tender my Common Shares or ADSs in the Offers?

No assurance can be given that you will have an opportunity to sell your Common Shares or ADSs to us after the Offers are completed. We do not currently have any plans to propose any business combination, merger or similar transaction of Provida following consummation of the Offers and Chilean law and the bylaws of Provida do not currently allow squeeze out transactions with respect to minority shareholders of Provida (see “The U.S. Offer—Possible Effects of the Offers on the Markets for Common Shares and ADSs—Possible Effects of the Offers on the Markets for Common Shares—No Squeeze-Out of Minority Security Holders”). However, subject to applicable law, following consummation of the Offers we intend to acquire additional Common Shares or ADSs through open market purchases, privately negotiated transactions, public tender offers or purchases facilitated by the Chilean offer administrators or other brokers, subject to the following considerations, among others, (i) the number of Common Shares and ADSs actually purchased by us through the Offers, (ii) liquidity in the trading market of the remaining Common Shares or ADSs and market prices thereof, (iii) our outlook for the pensions fund management markets in Chile and Ecuador and (iv) certain limitations under Chilean law that may significantly affect our ability to purchase a significant number of Common Shares or ADSs through such transactions within one (1) year of the expiration of the Chilean Offer. Should Purchaser, MetLife or their affiliates acquire additional Common Shares or ADSs within one (1) year of the date of termination of the U.S. Offer, the consideration offered to holders of Common Shares and ADSs will be paid in cash and at a price that will be at least equal to the highest price offered per Common Share or per ADS, as applicable, during the U.S. Offer. See “The U.S. Offer—Purpose of the Offers; Plans for Provida; Summary of the Transaction Agreement—Plans for Provida.”

What is the market value of my Common Shares on a recent date?

On May 23, 2012, the last full trading day before BBVA disclosed in its Current Report on Form 6-K filed with the SEC that it had decided to initiate a strategic review of alternatives for its mandatory pension fund administration businesses in Latin America, including Provida, the closing price of Common Shares reported on the Santiago Stock Exchange was Chilean pesos 2,630.00 per Common Share (or U.S. $5.16). On January 31, 2013, the last full trading day before the announcement of our intention to conduct the Offers, the closing price of Common Shares reported on the Santiago Stock Exchange was Chilean pesos 3,470.00 per Common Share (or U.S. $7.36). On [—], 2013, the last full trading day before the date of this U.S. Offer to Purchase, the closing price of Common Shares reported on the Santiago Stock Exchange was [—] per Common Share (or U.S. $[—]). All Common Share prices set forth in this paragraph and their U.S. dollar equivalents are as reported by Bloomberg L.P. You should obtain current market quotations for Common Shares before deciding whether to tender your Common Shares. See “The U.S. Offer—Price Range of Common Shares and ADSs—Price Range of Common Shares.”

What is the market value of my ADSs on a recent date?

On May 23, 2012, the last full trading day before BBVA disclosed in its Current Report on Form 6-K filed with the SEC that it had decided to initiate a strategic review of alternatives for its mandatory pension fund administration businesses in Latin America, including Provida, the closing price of Common Shares reported on the NYSE was U.S. $77.72 per ADS (which when divided by fifteen (15), the number of Common Shares represented per ADS, is approximately U.S. $5.18 per Common Share). On January 31, 2013, the last full trading day before the announcement of our intention to conduct the Offers, the closing price of ADSs reported on the NYSE was U.S. $109.90 per ADS (which when divided by fifteen (15), the number of Common Shares represented per ADS, is approximately U.S. $7.33 per Common Share). On [—], 2013, the last full trading day before the date of this U.S. Offer to Purchase, the closing price of ADSs reported on the NYSE was U.S. $[—] per ADS (which when divided by fifteen (15), the number of Common Shares represented per ADS, is approximately U.S. $[—] per Common Share). All ADS prices set forth in this paragraph are as reported by Bloomberg L.P. You should obtain current market quotations for ADSs before deciding whether to tender your ADSs. See “The U.S. Offer—Price Range of Common Shares and ADSs—Price Range of ADSs.”

Will I have to pay any brokerage fees or commissions?

If your Common Shares or ADSs are held through a broker or other securities intermediary and your securities intermediary tenders your Common Shares or ADSs, or completes any of the requirements set forth in “The U.S. Offer—Procedure for Tendering into the U.S. Offer,” in each case, as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine whether any charges will apply. See “The U.S. Offer—Procedure for Tendering into the U.S. Offer.”

Where can I find more information about MetLife?

You can find more information about MetLife in the SEC filings for “MetLife, Inc.,” with the CIK#: 0001099219, publicly available through the SEC’s Edgar “Company Search” website at http://www.sec.gov/edgar/searchedgar/companysearch.html or in person at the SEC’s Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about MetLife is also publicly available on MetLife’s website at https://www.metlife.com/.

You may also contact D.F. King & Co., Inc. (the “U.S. Information Agent”) at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase.

Where can I find more information about Provida?

You can find more information about Provida in the SEC filings for “Provida Pension Fund Administrator,” with the CIK#: 0000931588, publicly available through the SEC’s Edgar “Company Search” website at http://www.sec.gov/edgar/searchedgar/companysearch.html or in person at the SEC’s Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also find additional information regarding Provida on the SVS website at http://www.svs.cl, and also on the website of the Santiago Stock

Exchange, the principal trading market for Common Shares, at http://www.bolsadesantiago.com. Information about Provida is also publicly available on Provida’s website at http://www.bbvaprovida.cl/SitioWeb/index.asp.

Who can I talk to if I have questions about the U.S. Offer?

Please contact the U.S. Information Agent at its address at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, or at the toll-free number for stockholders at (800) 290-6427, or at the collect number for banks and brokerage firms at (212) 269-5550, or by email at provida@dfking.com.

TO ALL HOLDERS OF COMMON SHARES WHO ARE U.S. HOLDERS AND

ALL HOLDERS OF AMERICAN DEPOSITARY SHARES REPRESENTING COMMON SHARES

OF

ADMINISTRADORA DE FONDOS DE PENSIONES PROVIDA S.A.:

INTRODUCTION

MetLife Chile Acquisition Co. S.A., a Chilean closed corporation (sociedad anónima cerrada) (“Purchaser”) that is an indirect wholly-owned subsidiary of MetLife, Inc., a Delaware corporation (“MetLife”), is offering to purchase:

(i) up to 100% of the issued and outstanding Common Shares, without par value, of Administradora de Fondos de Pensiones Provida S.A., a Chilean corporation (sociedad anónima) (“Provida”) (collectively the “Common Shares” and each a “Common Share”), that are held by U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and

(ii) up to 100% of the outstanding American Depositary Shares (collectively the “ADSs” and each an “ADS”), each representing fifteen (15) Common Shares of Provida, from all holders, wherever located,

in each case, on the terms and subject to the conditions set forth in this U.S. Offer to Purchase and in the related Common Share Acceptance Letter and ADS Letter of Transmittal, as applicable.

Simultaneously with the U.S. Offer, Purchaser is making an offer in accordance with the mandatory tender offer rules of the Republic of Chile (“Chile”) to purchase up to 100% of the outstanding Common Shares from all holders of Common Shares, wherever located, (the “Chilean Offer,” and together with the U.S. Offer, the “Offers”) for the same price and on substantially the same terms as the Common Shares offered to be purchased pursuant to the U.S. Offer.

The U.S. Offer is open to all holders of ADSs, wherever located, including Chilean-resident holders, and to all holders of Common Shares who are U.S. holders. Holders of Common Shares who are not U.S. holders may only tender their Common Shares into the Chilean Offer.

In this U.S. Offer, Purchaser is offering to pay U.S. $[6.1464] per Common Share, and U.S. $[92.1960] per ADS, in each case, in cash, without interest, payable in U.S. dollars or Chilean pesos (at the election of each tendering security holder), and less the amount of any fees, expenses and withholding taxes that may be applicable, upon the terms set forth in the U.S. Offer to Purchase and in the related Common Share Acceptance Letter or ADS Letter of Transmittal, as applicable. For purposes of any payments to be made in Chilean pesos pursuant to a valid election by a tendering holder of Common Shares or ADS as set forth in this U.S. Offer to Purchase, U.S. dollars will be converted to Chilean pesos at the Official Exchange Rate, or dólar observado, published by the Chilean Central Bank on [—], 2013, the second business day after the Expiration Date, or if no such rate is quoted on such date, on the immediately preceding date on which such rate is quoted. All payments to tendering holders of Common Shares or ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. We will accept for payment Common Shares or ADSs that are validly tendered and not withdrawn before 11:59 p.m., New York City time, on the Expiration Date.

We do not currently plan to extend the offer period; however, in the event that the term of the U.S. Offer is extended in accordance with the Transaction Agreement, MetLife and Purchaser have agreed to increase the price per Common Share by an amount equal to the product of (i) U.S. $0.00120730434947117 and (ii) the number of days elapsed between the Expiration Date and the date of expiration of the extension period. In any event, the price per ADS would be the result of multiplying the price per Common Share by fifteen (15), the number of Common Shares represented in each ADS. Payments made to holders of Common Shares or ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent.

The funds necessary for the payment of (i) all outstanding Common Shares and ADSs that may be tendered into the Offers, (ii) any additional amounts payable in connection with an extension of the expiration date of the Offers by the maximum number of days allowed under Chilean law and (iii) all amounts payable to BBVA and its affiliates for the capital stock of Inversiones Previsionales S.A. (“Inversiones Previsionales”), were transferred in their entirety as capital contributions to Purchaser by certain wholly-owned subsidiaries of MetLife prior to the commencement of the Offers. No third party financing will be necessary to complete the Offers. The Offers are not conditioned upon any financing arrangements or subject to a financing condition.

Purchaser is making the Offers pursuant to an agreement, dated as of February 1, 2013, by and among Banco Bilbao Vizcaya Argentaria S.A. (“BBVA”), BBVA Inversiones Chile S.A. (“BBVA Inversiones” and together with BBVA, the “BBVA Parties”), MetLife and Purchaser (the “Transaction Agreement”).

Provida is indirectly controlled by BBVA. BBVA, directly and indirectly, holds 213,100,058 shares of Provida, in both Common Share and ADS form, representing approximately 64.3% of the outstanding Common Shares of Provida. Such Common Shares and ADSs are held through the following entities: (i) BBVA directly holds, in the form of ADSs, 42,076,485 Common Shares, representing approximately 12.7% of the outstanding Common Shares and (ii) Inversiones Previsionales holds 171,023,573 Common Shares of Provida, representing approximately 51.6% of the outstanding Common Shares. Pursuant to the Transaction Agreement, the BBVA Parties have agreed that (x) BBVA will tender into the U.S. Offer its 42,076,485 Common Shares held in the form of ADSs and (y) following the expiration of the Offers and simultaneously with the closing of the transactions, BBVA will cause the transfer to Purchaser of 100% of the issued and outstanding shares of capital stock of Inversiones Previsionales, thereby transferring indirectly the 171,023,573 Common Shares of Provida held by Inversiones Previsionales. Thus, upon consummation of the Offers and regardless of how many Common Shares and ADSs are tendered into the Offers by holders other than the BBVA Parties, MetLife expects to indirectly acquire at least 64.3% of all outstanding Common Shares of Provida, including those held in ADS form, and therefore to control Provida.

Pursuant to Chilean securities laws, each member of the board of directors of Provida in his or her individual capacity must issue an opinion as to whether tendering into the Chilean Offer is in the best interests of holders of Common Shares. The opinion of each member of the board of directors must be filed with the Chilean Securities and Insurance Commission (Superintendencia de Valores y Seguros) (the “SVS”) within the five (5) business days following the notice of commencement of the Chilean Offer. Pursuant to the Exchange Act, Provida is required to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC within ten (10) business days from the date of commencement of the U.S. Offer. In the Schedule 14D-9, Provida is required to set forth whether Provida recommends acceptance or rejection of the U.S. Offer, expresses no opinion and remains neutral toward the U.S. Offer or is unable to take a position with respect to the U.S. Offer, and the reasons therefor. Pursuant to the Transaction Agreement, BBVA has agreed to use reasonable best efforts to cause the board of directors of Provida to, at such time and on such terms as required by applicable law, approve and endorse the Offers and recommend to the holders of Common Shares and ADSs that they tender their Common Shares and ADSs into the Offers.

The U.S. Offer is subject to the satisfaction or waiver of various conditions, including there being, in the aggregate, at least 42,076,485 Common Shares (the number of Common Shares held in ADS form directly by BBVA), in ADS form or otherwise, validly tendered into the Offers and not withdrawn prior to the expiration of the U.S. Offer, and the other conditions described in “The U.S. Offer—Conditions to the U.S. Offer.” There is no financing condition to the U.S. Offer. For a summary of the principal terms, conditions and covenants of the U.S. Offer see “The U.S. Offer—Purpose of the Offers; Plans for Provida; Summary of the Transaction Agreement” of this U.S. Offer to Purchase.

This U.S. Offer to Purchase and the related Common Share Acceptance Letter and ADS Letter of Transmittal contain important information. You should carefully read each of these documents in its entirety before you make a decision with respect to the U.S. Offer.

THE U.S. OFFER

1.	Terms of the U.S. Offer

Transaction Background

The Offers are being made pursuant to the Transaction Agreement among the BBVA Parties, MetLife and Purchaser. Under the Transaction Agreement, subject to the satisfaction or waiver of certain conditions, among other things, Purchaser agreed to conduct the Offers on the terms and subject to the conditions described herein, and the BBVA Parties have agreed to (i) tender into the Offers its 42,076,485 Common Shares held in the form of ADSs and (ii) following the expiration of the Offers and simultaneously with the closing of the Offers, cause the transfer to Purchaser of 100% of the issued and outstanding shares of capital stock of Inversiones Previsionales, thereby transferring indirectly the 171,023,573 Common Shares held by Inversiones Previsionales. Therefore, upon consummation of the Offers and regardless of how many Common Shares and ADSs are tendered into the Offers by holders other than the BBVA Parties, MetLife expects to indirectly acquire at least 64.3% of all outstanding Common Shares of Provida, including those held in ADS form, and therefore to control Provida. Pursuant to the Transaction Agreement, Purchaser has agreed to pay BBVA and its affiliates U.S. $[6.1464] per Common Share transferred, and U.S. $[92.1960] per ADS transferred (subject to upwards adjustment on the same terms as the Common Share Offer Price and ADS Offer Price in case of extensions of the Offers), in each case, in cash, without interest, payable in U.S. dollars, and less the amount of any fees, expenses and withholding taxes that may be applicable, which is the same price per Common Share and per ADS to be paid by Purchaser to all holders of Common Shares and ADSs pursuant to the Offers.

For a summary of the principal terms, conditions and covenants of the U.S. Offer see “The U.S. Offer—Purpose of the Offers; Plans for Provida; Summary of the Transaction Agreement” of this U.S. Offer to Purchase. Please also read “The U.S. Offer—Background of the Offers” for further information.

Chilean Mandatory Tender Offer and the Dual Offer Structure

Chilean law requires that we commence a mandatory tender offer in Chile, open to all holders of Common Shares wherever located, for the purchase of up to 100% of the outstanding Common Shares in connection with MetLife’s acquisition of indirect control over Provida from BBVA, pursuant to the Transaction Agreement. In accordance with Rule 14d-1 of the Exchange Act, Purchaser must permit U.S. holders to participate in the transaction on terms at least as favorable as those offered in Chile. After calculating U.S. ownership of Common Shares and ADSs as of March 1, 2013 (thirty (30) calendar days after the announcement of the U.S. Offer), Purchaser and MetLife determined that U.S. holders held at such time more than 10% but less than 40% of the then outstanding Common Shares (including those held in the form of ADSs). Therefore, the U.S. Offer is eligible for certain Tier II exemptions under Rule 14d-1(d) of the Exchange Act, including the commencement of a separate tender offer in the United States for U.S. holders of Common Shares and all holders of ADSs.

To facilitate the participation of all holders of Common Shares, including U.S. holders, and all ADS holders, wherever located, we are commencing two (2) tender offers: (i) the U.S. Offer, which is open to all holders of ADSs, wherever located, and all U.S. holders of Common Shares, and (ii) the Chilean Offer, which is open to all holders of Common Shares, wherever located.

Holders of Common Shares that are not U.S. holders may not tender their Common Shares into the U.S. Offer but may tender their Common Shares into the Chilean Offer. For additional information on how to tender into the Chilean Offer, please contact the U.S. Information Agent at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase.

The price per Common Share offered pursuant to the Chilean Offer is the same price per Common Share offered pursuant to this U.S. Offer to Purchase. The Chilean Offer must remain open for at least thirty (30) calendar days after commencement. The Chilean Offer will expire at [—], New York City time on [—], 2013.

Prior to the expiration of the Chilean Offer, under the Transaction Agreement and pursuant to Chilean law, we may extend the term of the Chilean Offer once for a minimum of five (5) and a maximum of fifteen (15) additional calendar days. Under Chilean law, the Chilean Offer may be extended only once.

Terms of the U.S. Offer

In this U.S. Offer to Purchase, we are offering to pay U.S. $[6.1464] per Common Share and U.S. $[92.1960] per ADS (which reflects the fifteen (15) Common Shares represented per each ADS), in each case, in cash, without interest, payable in U.S. dollars or Chilean pesos (at the election of each tendering security holder), and less the amount of any fees, expenses and withholding taxes that may be applicable. For purposes of any payments to be made in Chilean pesos pursuant to a valid election by a tendering holder of Common Shares or ADS as set forth in this U.S. Offer to Purchase, U.S. dollars will be converted to Chilean pesos at the Official Exchange Rate published by the Chilean Central Bank on [—], 2013, the second business day after the Expiration Date, or if no such rate is quoted on such date, on the immediately preceding date on which such rate is quoted. This is the same price per Common Share payable by Purchaser to holders of Common Shares tendering their Common Shares into the Chilean Offer. All payments to tendering holders of Common Shares or ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent.

The U.S. Offer commenced on [—], 2013 and will expire at 11:59 p.m., New York City time, on [—], 2013, the Expiration Date. We will accept for payment Common Shares or ADSs that are validly tendered and not withdrawn before 11:59 p.m., New York City time, on the Expiration Date. If you hold your Common Shares or ADSs through a broker or other security intermediary, you should be aware that such securities intermediaries of Common Shares or ADSs may establish their own earlier cut-off times and dates for receipt of instructions to tender (or to withdraw, as applicable) to ensure that those instructions will be timely received by The Depository Trust Company (“DTC”). Holders of Common Shares or ADSs are responsible for determining and complying with any applicable cut-off times and dates.

We do not currently plan to extend the offer period; however, in the event that the offer period of the U.S. Offer is extended in accordance with the Transaction Agreement, MetLife and Purchaser have agreed to increase the price per Common Share by an amount equal to the product of (i) U.S. $0.00120730434947117 and (ii) the number of days elapsed between the Expiration Date and the date of expiration of the extension period. In any event, the price per ADS would be the result of multiplying the price per Common Share by fifteen (15), the number of Common Shares represented in each ADS. Payments made to holders of Common Shares or ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. We will not pay interest on the purchase price for Common Shares or ADSs pursuant to the Offers.

If we extend the U.S. Offer, we will notify The Bank of New York Mellon (the “U.S. Tender Agent”) by written notice or oral notice confirmed in writing and we will make a public announcement of the extension in the United States no later than the business day following the Expiration Date as previously scheduled. Any extension of the U.S. Offer will be duly notified by press release or other public announcement, which notice will include disclosure of the approximate number of Common Shares and ADSs then tendered and will be issued no later than 9:00 a.m. New York City time on the next business day after the scheduled Expiration Date of the U.S. Offer.

Under Rule 14d-11 of the Exchange Act, we may, subject to certain conditions, elect to provide a subsequent offering period of at least three (3) business days in length after the Expiration Date (a “Subsequent Offering Period”). We currently do not intend to provide a Subsequent Offering Period in connection with the U.S. Offer, but we reserve the right to do so in our discretion in accordance with applicable law. If we elect to provide a Subsequent Offering Period, we will notify holders of Common Shares and ADSs by making a public announcement no later than 9:00 a.m., New York City time on the next business day after either the Expiration Date, or the date of the termination of the initial Subsequent Offering Period, if any.

A Subsequent Offering Period, if applicable, would not be an extension of the U.S. Offer pursuant to this U.S. Offer to Purchase. A Subsequent Offering Period would be an additional period of time, after completion of the purchase of Common Shares and ADSs validly tendered into and not withdrawn from the U.S. Offer prior to the Expiration Date, during which holders would be able to tender Common Shares and ADSs not previously tendered into the U.S. Offer. If we provide a Subsequent Offering Period, we will immediately accept and promptly pay for all Common Shares and ADSs that were validly tendered and not withdrawn during the U.S. Offer. The procedures for guaranteed delivery described in this U.S. Offer to Purchase in “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Guaranteed Delivery Procedures” may not be used during any Subsequent Offering Period. Under the terms of the Transaction Agreement, the variable portion of the purchase price would not apply to a Subsequent Offering Period. In no event will we pay interest on the purchase price for Common Shares or ADSs tendered during a Subsequent Offering Period.

The U.S. Offer provides for withdrawal rights as required by U.S. securities laws. Therefore, you will be able to withdraw any tendered Common Shares or ADSs, in accordance with the procedures set forth in “The U.S. Offer—Withdrawal Rights” before 11:59 p.m., New York City time, on the Expiration Date. After this time on the Expiration Date, your withdrawal rights will be suspended and, subsequently upon our acceptance of your Common Shares or ADSs for payment, your withdrawal rights will terminate. Therefore, you may not have an opportunity after 11:59 p.m., New York City time, on the Expiration Date to exercise your withdrawal rights prior to their termination.

Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights would apply to Common Shares or ADSs tendered during a Subsequent Offering Period and no withdrawal rights would apply during the Subsequent Offering Period with respect to Common Shares and ADSs tendered into the U.S. Offer prior to the Expiration Date and accepted for payment. Holders of Common Shares or ADSs tendering into the Subsequent Offering Period, if one is provided, would receive the same price per Common Share and ADS, respectively, as will be paid pursuant to this U.S. Offer to Purchase. The purchase price payable during a Subsequent Offering Period, if any, would not be increased by virtue of the variable portion of the purchase price set forth in the Transaction Agreement.

On August 5, 2013, Provida announced that its Board of Directors had called an Extraordinary Shareholders Meeting, to be held on August 27, 2013 at 9:00 a.m., Santiago time, to consider, among other things, the distribution of an extraordinary dividend of Chilean pesos 82.9214 per Common Share (the “Pre-launch Excess Cash Distribution”). The amount of the Pre-launch Excess Cash Distribution was determined in accordance with the Transaction Agreement on the basis of a formula that takes into account, among other things, working capital, cash-in-hand and third party indebtedness of Provida as of June 30, 2013, the Balance Sheet Date, in each case, as defined and calculated pursuant to the Transaction Agreement. The Pre-launch Excess Cash Distribution is intended, among other things, to provide all Provida shareholders, including shareholders other than BBVA, with their pro rata portion of the excess cash of Provida as of the Balance Sheet Date, regardless of whether they tender their Common Shares or ADSs into the Offers, and to avoid the purchase by MetLife of excess cash accumulated by Provida as of the Balance Sheet Date. The Pre-launch Excess Cash Distribution is expected to be paid on September 4, 2013 to holders of Common Shares (including those in ADS form) registered as such in the shareholders registry of Provida on August 29, 2013 (the record date of such distribution). The price payable by Purchaser per Common Share or per ADS tendered into the Offers will not be adjusted as a result of the payment of the Pre-launch Excess Cash Distribution.

Pursuant to the Transaction Agreement, BBVA has agreed not to permit Provida to declare or pay any dividend or make any other distribution to its shareholders other than (x) the dividends that have been or will be paid prior to consummation of the Offers and that are referred to as the Minority Interest Dividend, the 2012 Annual Profit Dividend and the Pre-launch Excess Cash Distribution in the section entitled “The U.S. Offer—Background of the Offers” and (y) if applicable, an October 2013 interim dividend at a time and with a payout ratio consistent with past practice, in respect of 2013 profits of Provida earned prior to June 30, 2013. For a summary of the principal terms, conditions and covenants of the Transaction Agreement, see “The U.S. Offer—Purpose of the Offers; Plans for Provida; Summary of the Transaction Agreement” of this U.S. Offer to Purchase.

The U.S. Offer is subject to the satisfaction or waiver of various conditions, including there being, in the aggregate, at least 42,076,485 Common Shares (the number of Common Shares held in ADS form directly by BBVA), in ADS form or otherwise, validly tendered into the Offers and not withdrawn prior to the expiration of the U.S. Offer, and the other conditions described in “The U.S. Offer—Conditions to the U.S. Offer.” BBVA has

agreed to tender all Common Shares held by it in the form of ADSs into the Offers. The funds necessary for the payment of (i) all outstanding Common Shares and ADSs that may be tendered into the Offers, (ii) any additional amounts payable in connection with an extension of the expiration date of the Offers by the maximum number of days allowed under Chilean law and (iii) all amounts payable to BBVA and its affiliates for the capital stock of Inversiones Previsionales, were transferred in their entirety as capital contributions to Purchaser by certain wholly-owned subsidiaries of MetLife prior to the commencement of the Offers. No third party financing will be necessary to complete the Offers. The Offers are not conditioned upon any financing arrangements or subject to a financing condition. For a summary of the principal terms, conditions and covenants of the U.S. Offer see “The U.S. Offer—Purpose of the Offers; Plans for Provida; Summary of the Transaction Agreement” of this U.S. Offer to Purchase.

The distribution of this U.S. Offer to Purchase may, in some jurisdictions, be restricted by law. This U.S. Offer to Purchase is not an offer to purchase securities and it is not a solicitation of an offer to sell securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.

2.	Acceptance for Payment and Payment

Purchaser is offering to pay U.S. $[6.1464] per Common Share, and U.S. $[92.1960] per ADS, in each case, in cash, without interest, payable in U.S. dollars or Chilean pesos (at the election of each tendering security holder), and less the amount of any fees, expenses and withholding taxes that may be applicable, upon the terms set forth in this U.S. Offer to Purchase, and in the related Common Share Acceptance Letter and ADS Letter of Transmittal, as applicable. U.S. dollars will be converted to Chilean pesos by the Purchaser at the exchange rate (dólar observado) published by the Chilean Central Bank (Banco Central de Chile) in the Chilean Official Gazette pursuant to No. 6 of Chapter I of the Compendio de Normas de Cambios Internacionales of the Chilean Central Bank (Banco Central de Chile) (the “Official Exchange Rate”) on [—], 2013, or if no such rate is quoted on such date, on the immediately preceding date on which such rate is quoted.

Under no circumstances will interest be paid by us on the purchase price for Common Shares or ADSs pursuant to the U.S. Offer, regardless of any delay in making such payments. All payments to tendering holders of Common Shares or ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent.

Upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and the related Common Share Acceptance Letter and ADS Letter of Transmittal, Purchaser will accept for payment all Common Shares and ADSs validly tendered, and not properly withdrawn, before 11:59 p.m., New York City time, on the Expiration Date, and will pay for such Common Shares and ADSs promptly after 11:59 p.m., New York City time, on the Expiration Date, provided that all of the offer conditions described in “The U.S. Offer—Conditions to the U.S. Offer” shall have been satisfied or waived. In all cases, payment for Common Shares and ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt of the required documents by the U.S. Tender Agent, in accordance with the procedures set forth in “The U.S. Offer—Procedure for Tending in the U.S. Offer.”

We expressly reserve the right to delay acceptance for payment of, or payment for, the Common Shares and ADSs in order to comply, in whole or in part, with any applicable laws or regulations. Any such delays will be effected in compliance with Section 14e-1(c) under the Exchange Act, which obligates a bidder to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer.

In the U.S. Offer, The Bank of New York Mellon (the “U.S. Tender Agent”) will act as your agent for the purpose of (i) receiving payments from us for your tendered Common Shares and ADSs, as applicable, and (ii) transmitting such payments to you. If you are a holder of Common Shares or a registered holder of ADSs and you elect payment in U.S. dollars, you will receive a check from the U.S. Tender Agent, acting as your agent, for an amount equal to the aggregate purchase price of your tendered Common Shares or ADSs, as applicable, that we have accepted for payment. If you hold ADSs through a broker or other securities intermediary and you elect payment in U.S. dollars, the U.S. Tender Agent will credit DTC, for allocation by DTC to your broker or other securities intermediary, with an amount equal to the aggregate purchase price of your tendered Common Shares or ADSs that we have accepted for payment. If you validly elect to receive payment in Chilean pesos, you will receive a wire transfer from Banco Itaú Chile S.A., acting as agent for the U.S. Tender Agent (the “U.S. Tender Agent’s Custodian”), to the account you specified, for an amount equal to the aggregate purchase price of your tendered Common Shares or ADSs. All payments, whether in U.S. dollars or Chilean pesos, will be less the amount of any fees, expenses and withholding taxes that may be applicable.

Payment Currency; Electing for Chilean Pesos

Unless you make a valid election to receive Chilean pesos as consideration for your validly tendered Common Shares or ADSs, you will receive the purchase price per Common Share or per ADS, as the case may be, in U.S. dollars in accordance with this U.S. Offer to Purchase. If you wish to receive Chilean pesos instead, you must make a valid Chilean peso election as follows:

•

If you are required to submit an ADS Letter of Transmittal, you must check the box on the ADS Letter of Transmittal to elect Chilean pesos and provide valid wire payment instructions for an account that is able to receive transfers of Chilean pesos.

•

If you are required to submit a Common Share Acceptance Letter, you must check the box on that Common Share Acceptance Letter to elect Chilean pesos and provide valid wire payment instructions for an account that is able to receive transfer of Chilean pesos.

•

If you instruct a broker or other securities intermediary to tender ADSs through DTC, you must instruct that broker or other securities intermediary to tender those ADSs to the separate DTC account designated by the U.S. Tender Agent for Chilean peso elections and, separately, deliver a wire transfer instruction to the U.S. Tender Agent at its address set forth on the back cover of this U.S. Offer to Purchase, containing valid wire payment instructions for an account that is able to receive transfers of Chilean pesos, and the voluntary offer instruction (VOI) number assigned by DTC to your tender of ADSs, to be received before 11:59 p.m., New York City time, on the Expiration Date.

Payments in Chilean pesos to tendering holders that make valid Chilean peso elections will be made by wire transfer of Chilean pesos by the U.S. Tender Agent’s Custodian to the account specified by the tendering holder. If the wire transfer fails for any reason, that tendering holder, or its broker or other securities intermediary, will instead receive payment by check in U.S. dollars. If a tendering holder attempts to make a Chilean peso election but the election is not complete or the U.S. Tender Agent determines it is not valid, such tendering holder, or its broker or other securities intermediary, will instead receive payment by check in U.S. dollars.

Note that the U.S. Tender Agent will act as agent for all tendering holders of Common Shares and ADSs for the purpose of receiving payment from Purchaser and transmitting payment to the tendering holders of Common Shares and ADSs. Accordingly, upon our deposit of the aggregate purchase price in U.S. dollars or Chilean pesos, as applicable, with the U.S. Tender Agent or the U.S. Tender Agent’s Custodian, our obligation to make payment for the Common Shares and ADSs will be satisfied, and holders that tender Common Shares and ADSs must thereafter look solely to the U.S. Tender Agent for payment of net amounts owed to them by reason of the acceptance of Common Shares and ADSs pursuant to the U.S. Offer.

If, for any reason, any Common Shares or ADSs tendered by registered holders are not purchased in the U.S. Offer, or if any certificates or ADRs are submitted for more Common Shares or ADSs, respectively, than the holder intended to tender, the certificates for such Common Shares and ADSs that are not tendered or purchased will be returned. If, for any reason, any Common Shares or ADSs tendered by book-entry transfer are not purchased in the U.S. Offer, such Common Shares or ADSs will be credited to the account of the tendering party with DTC or DCV, as applicable, without expense to the tendering holder of Common Shares or ADSs, as promptly as practicable following the termination of the U.S. Offer.

3.	Procedure for Tendering into the U.S. Offer

Proper Tender of ADSs

Any ADS holder, wherever located, that intends to accept the U.S. Offer for all or any portion of such holder’s ADSs may validly tender such ADSs by following the instructions below.

Registered Holders of ADRs Evidencing ADSs

If you are a registered holder of American Depositary Receipts (“ADRs”) evidencing ADSs, you should properly complete and duly execute the ADS Letter of Transmittal, attached hereto as Exhibit (a)(3), which is also available from the U.S. Information Agent, and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents, together with your ADRs evidencing the ADSs that you intend to tender, to the U.S. Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase, such that the U.S. Tender Agent receives these documents before 11:59 p.m., New York City time, on the Expiration Date. Do NOT send your ADRs to MetLife, Purchaser, Provida or the U.S. Information Agent. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a financial institution that participates in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program (each such financial institution, an “Eligible Institution”).

Registered Holders of Uncertificated ADSs

If you are a registered holder of uncertificated ADSs on the books of The Bank of New York Mellon, as depositary for the ADSs (the “ADS Depositary”), including ADSs held in the Direct Registration System or in the Provida Global BuyDIRECT Plan, you must properly complete and duly execute the ADS Letter of Transmittal, attached hereto as Exhibit (a)(3), which is also available from the U.S. Information Agent, and deliver it, together with all other documents required by the ADS Letter of Transmittal to the U.S. Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase, such that the U.S. Tender Agent receives these documents before 11:59 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by an Eligible Institution.

ADSs Held through a Broker or Other Securities Intermediary

If you hold ADSs through a broker or other securities intermediary, you should promptly contact your broker or other securities intermediary and request that the securities intermediary tender your ADSs for you. The ADSs must be delivered to the U.S. Tender Agent pursuant to the procedures for book-entry transfer described below.

Note that if your ADSs are held through a broker or other securities intermediary and your securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine whether you will be charged any such fee.

The U.S. Tender Agent will establish two (2) accounts with respect to ADSs, one (1) in U.S. dollars, the other in Chilean pesos, for purposes of the U.S. Offer at DTC. Any broker or other securities intermediary acting on your behalf that is a DTC participant may tender your ADSs into the U.S. Offer by causing DTC to transfer such ADSs into the U.S. Tender Agent’s applicable account in accordance with the procedures of DTC.

In order for a book-entry transfer to constitute a valid tender of your ADSs in the U.S. Offer, the ADSs must be tendered by your securities intermediary before 11:59 p.m., New York City time, on the Expiration Date. Further, before 11:59 p.m., New York City time, on the Expiration Date, the U.S. Tender Agent must receive (i) a confirmation of such delivery and (ii) an Agent’s Message. The term “Agent’s Message” means a message transmitted to the U.S. Tender Agent by DTC, received by the U.S. Tender Agent, and forming a part of a book-

entry confirmation which states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that we may enforce such agreement against such participant.

If you are unable to perform the procedures described above before 11:59 p.m., New York City time, on the Expiration Date, you may still be able to tender your ADSs into the U.S. Offer in accordance with the procedures for guaranteed delivery that we are making available, as described in “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Guaranteed Delivery Procedures.”

DO NOT DELIVER ANY DOCUMENTS TO METLIFE, PURCHASER OR THE U.S. INFORMATION AGENT. DELIVERY OF THE ADS LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO METLIFE, PURCHASER, THE U.S. INFORMATION AGENT, DTC OR DCV DOES NOT CONSTITUTE A VALID TENDER.

Surrendering ADSs for Common Shares in order to Tender Common Shares into the Chilean Offer

As an alternative to tendering ADSs in the U.S. Offer, an ADS holder may surrender its ADSs, withdraw the Common Shares from the ADS program in which they are held and participate directly in the Chilean Offer as a holder of Common Shares. The ADS holder should call the ADS Depositary at either (212) 815-2721 or (212) 815-2231 to surrender to the ADS Depositary the ADSs representing Common Shares that it wishes to tender into the Chilean Offer, pay a fee to the ADS Depositary in an amount up to U.S. $5.00 per one hundred (100) ADSs or portion thereof for the cancellation of those ADSs, and pay any taxes or governmental charges or cable fees payable in connection with such withdrawal of the Common Shares from the ADS program, and otherwise comply with the terms and conditions of the agreement among Provida, the ADS Depositary and holders of ADSs, dated as of November 22, 1994, as amended and restated as of February 7, 1996, as further amended and restated as of August 19, 1999 (the “ADS Deposit Agreement”).

Proper Tender of Common Shares

If you are a U.S. holder of Common Shares and you intend to tender all or any portion of your Common Shares into the U.S. Offer, you must properly complete and duly execute the Common Share Acceptance Letter attached hereto as Exhibit (a)(2) or available from the U.S. Information Agent and you should timely submit it to the U.S. Tender Agent at its address set forth on the back cover of this U.S. Offer to Purchase, such that the U.S. Tender Agent receives it before 11:59 p.m., New York City time, on the Expiration Date. In addition, a tendering holder of Common Shares must deliver, or cause to be delivered, the Common Shares through the system of DCV to the applicable subaccount maintained by the U.S. Tender Agent at Banco Itaú Chile S.A., as Chilean custodian for the U.S. Tender Agent’s Custodian (DCV account [—], for credit to subaccount [—] (for U.S. dollar payments) or DCV account [—], for credit to subaccount [—] (for Chilean peso payments)). All of the above procedures must be completed prior to 11:59 p.m., New York City time, on the Expiration Date in order for the tender to be valid.

Please note that if you hold your Common Shares in certificated form, in order to tender those Common Shares in the U.S. Offer (in addition to delivering the Common Share Acceptance Letter to the U.S. Tender Agent), you must take measures sufficient to cause the Common Shares evidenced by the certificate to be dematerialized into the DCV system and delivered to the applicable subaccount maintained by the U.S. Tender Agent at the U.S. Tender Agent’s Custodian as described above. You will need to contact a Chilean broker or other securities intermediary or your local broker or securities intermediary that has a relationship with a Chilean securities intermediary to effect these procedures. These procedures will take a significant amount of time, possibly weeks, to complete and you should allow ample time for these procedures to be completed prior to the Expiration Date. All of the above procedures must be completed prior to 11:59 p.m., New York City time, on the Expiration Date in order for the tender to be valid.

Please note that if you hold Common Shares in the DCV system directly and not in an account with a Chilean broker or other securities intermediary, in order to tender those Common Shares in the U.S. Offer (in addition to delivering the Common Share Acceptance Letter to the U.S. Tender Agent) you will need to contact a Chilean broker or other securities intermediary in order to effect delivery of those Common Shares to the applicable subaccount maintained by the U.S. Tender Agent at the U.S. Tender Agent’s Custodian as described above prior to the Expiration Date. These procedures will take a significant amount of time, possibly weeks, to complete and you should allow ample time for these procedures to be completed prior to the Expiration Date. All of the above procedures must be completed prior to 11:59 p.m., New York City time, on the Expiration Date in order for the tender to be valid.

If your Common Shares are held through a broker or other securities intermediary and your securities intermediary tenders your Common Shares as instructed by you, your securities intermediary may charge you a transaction or service fee. If you hold your Common Shares in certificated form or in the DCV system directly, the broker or other securities intermediary that dematerializes your Common Shares and/or effects the delivery to the relevant subaccount maintained by the U.S. Tender Agent at the U.S. Tender Agent’s Custodian, as described above, may charge you an additional fee. You should consult your securities intermediary to determine whether you will be charged any such fees.

DO NOT DELIVER ANY DOCUMENTS TO METLIFE, PURCHASER OR THE U.S. INFORMATION AGENT. DELIVERY OF THE COMMON SHARE ACCEPTANCE LETTER OR ANY OTHER REQUIRED DOCUMENTS TO METLIFE, PURCHASER, THE U.S. INFORMATION AGENT, DTC OR DCV DOES NOT CONSTITUTE A VALID TENDER.

Certificates of Title and Other Document(s) of Title

If the certificate(s) have been issued but have been lost or destroyed, you should nevertheless complete and sign a Common Share Acceptance Letter, and you should return the executed Common Share Acceptance Letter to the U.S. Tender Agent as soon as possible. You should immediately follow the procedures set forth in Article 13 of the Rules of Law 18.046 of the Chilean Companies Law and thereupon either (i) request the DCV to issue substitute certificate(s) and then submit the new certificate(s) to a Chilean broker or other securities intermediary in accordance with the above-described procedure for dematerialization of Common Shares, or (ii) through a Chilean broker or other securities intermediary, request DCV to change your status to a book-entry holder of Common Shares.

These procedures are at the option and risk of the tendering U.S. holder of Common Shares and your tender will be deemed made only when a properly completed and signed Common Share Acceptance Letter and evidence of delivery of the Common Shares to the applicable subaccount at the U.S. Tender Agent’s Custodian are actually received by the U.S. Tender Agent. In all cases, you should allow sufficient time to complete all steps required for participation in the U.S. Offer as set forth above prior to 11:59 p.m., New York City time, on the Expiration Date.

Guaranteed Delivery Procedures

Guaranteed delivery procedures are only available for ADSs tendered into the U.S. Offer and not for Common Shares. If you wish to tender ADSs pursuant to this U.S. Offer to Purchase, but you cannot deliver such ADSs and all other required documents to the Tender Agent before 11:59 p.m., New York City time, on the Expiration Date, you may nevertheless tender such ADSs if all of the following conditions are met:

•	the tender is made through an Eligible Institution;

•

the U.S. Tender Agent receives a properly completed and duly executed Notice of Guaranteed Delivery, attached hereto as Exhibit (a)(7), from an Eligible Institution, before 11:59 p.m., New York City time, on the Expiration Date, which Notice of Guaranteed Delivery must be substantially in the form we have provided, setting forth your name and address, and the amount of ADSs that you are tendering, and stating that the tender is being made by notice of guaranteed delivery, which documents may be delivered by hand, transmitted by facsimile transmission or mailed to the U.S. Tender Agent; and

•

the U.S. Tender Agent receives within three (3) New York Stock Exchange (the “NYSE”) trading days after the date of execution of the Notice of Guaranteed Delivery (but in any event no later than three (3) NYSE trading days following the Expiration Date, counting such Expiration Date), a properly completed and duly executed ADS Letter of Transmittal, the ADRs for all physically tendered ADSs, in proper form for transfer, or a book-entry confirmation of transfer of such ADSs into the U.S. Tender Agent’s account at DTC, including delivery to the U.S. Tender Agent of the Agent’s Message instead of an ADS Letter of Transmittal, as applicable, with any required signature guarantees and any other documents required by the ADS Letter of Transmittal.

The procedures for guaranteed delivery described in this U.S. Offer to Purchase may not be used during any Subsequent Offering Period.

Signature Guarantees

Signatures on an ADS Letter of Transmittal or notice of withdrawal, as applicable, must be guaranteed unless you either:

•	are the registered holder of the ADSs and have not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the ADS Letter of Transmittal; or

•	are tendering ADSs for the account of an Eligible Institution.

If signatures on an ADS Letter of Transmittal or notice of withdrawal must be guaranteed, the guarantor must be an Eligible Institution. If you plan to sign the ADS Letter of Transmittal but you are not the registered holder of the ADSs, the ADRs evidencing such ADSs must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder or holders on the ADRs.

Tender Constitutes an Agreement

The tender of Common Shares or ADSs pursuant to any one of the procedures described above will constitute the tendering security holder’s acceptance of the terms and conditions of the U.S. Offer. Tender will also constitute such holder’s representation and warranty that such security holder has the full power and authority to tender and assign such Common Shares or ADSs, as specified in the ADS Letter of Transmittal or the Common Share Acceptance Letter, as applicable. Tender will further constitute each tendering security holder’s representation and warranty that when Purchaser accepts for payment the Common Shares or ADSs tendered by such holder, Purchaser will acquire good and unencumbered title to the Common Shares or ADSs, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser’s acceptance for payment of Common Shares or ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement between Purchaser and the tendering security holder, upon the terms and subject to the conditions of the U.S. Offer.

Matters Concerning Validity, Eligibility and Acceptance

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares or ADSs, including questions as to the proper completion or execution of any ADS Letter of Transmittal, Common Share Acceptance Letter, Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any certificate of Common Shares or ADR, will be determined by us, in our sole discretion. We reserve the absolute right to waive any defect or irregularity in any tender of Common Shares or ADSs by any holder, whether or not similar defects or irregularities are waived in the case of other holders of Common Shares or ADSs. No tender of Common Shares or ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. We also reserve the absolute right to reject any or all tenders of Common Shares and ADSs determined by us not to be in proper form or for which acceptance for payment or payment may be unlawful. None of MetLife, Purchaser, the U.S. Tender Agent, the ADS Depositary, the U.S. Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the U.S. Offer (including any ADS Letter of Transmittal, Common Share Acceptance Letter, Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any certificate of Common Shares or ADR) will be final and binding to the full extent permitted by law.

THE METHOD OF DELIVERY OF COMMON SHARES AND ADSs AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH DCV OR DTC, IS AT THE OPTION AND RISK OF THE TENDERING HOLDERS OF SUCH COMMON SHARES AND ADSs, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE U.S. TENDER AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. REGISTERED MAIL WITH RETURN RECEIPT REQUESTED OR OVERNIGHT COURIER, PROPERLY INSURED, IS RECOMMENDED FOR CERTIFICATES EVIDENCING COMMON SHARES OR ADRs EVIDENCING ADSs SENT BY MAIL.

If you are in any doubt about the procedure for tendering Common Shares or ADSs into the U.S. Offer, please contact the U.S. Information Agent at its address and telephone number, as they appear on the back cover of this U.S. Offer to Purchase.

Extension of Tender Period and Amendments

Pursuant to the Transaction Agreement, and subject to applicable law, the U.S. Offer may be extended by Purchaser once for a minimum of five (5) and a maximum of fifteen (15) calendar days. We do not currently plan to extend the offer period; however, in the event that the term of the U.S. Offer is extended in accordance with the Transaction Agreement, MetLife and Purchaser have agreed to increase the price per Common Share by an amount equal to the product of (i) U.S. $0.00120730434947117 and (ii) the number of days elapsed between the Expiration Date and the date of expiration of the extension period. In any event, the price per ADS would be the result of multiplying the price per Common Share by fifteen (15), the number of Common Shares represented in each ADS. Payments made to holders of Common Shares or ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent.

If Purchaser makes a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer, or if it waives a material condition of the U.S. Offer, Purchaser will extend the U.S. Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the U.S. Offer or information concerning the U.S. Offer, other than a change in price or a change in the percentage of Common Shares sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of Common Shares or ADSs sought, a minimum period of ten (10) U.S. business days is generally required to allow for adequate dissemination to holders and investor response.

We expect to conduct the U.S. Offer and the Chilean Offer simultaneously and therefore currently intend the U.S. Offer and the Chilean Offer to expire on the same day. If the U.S. Offer is extended for any reason, we expect to extend the Chilean Offer for the length of the extension of the U.S. Offer, subject to limitations under Chilean law, pursuant to which we may only extend the Chilean Offer once, for a period of no less than five (5) calendar days and no more than fifteen (15) calendar days. If the Chilean Offer is extended for any reason, we expect to extend the U.S. Offer for the length of the extension of the Chilean Offer. Therefore, we currently expect the U.S. Offer and the Chilean Offer will remain open, including any extensions, for the same period of time.

Any extension of the U.S. Offer will be duly notified by press release or other public announcement, which notice will include disclosure of the approximate number of Common Shares and ADSs then tendered and will be issued no later than 9:00 a.m. New York City time on the next business day after the scheduled Expiration Date of the U.S. Offer.

No Subsequent Offering Period pursuant to Rule 14d-11 of the Exchange Act is currently contemplated following the expiration of the initial offering period of the U.S. Offer. See “The U.S. Offer—Terms of the U.S. Offer.”

Representations and Agreements With Respect to Tenders

Each holder of Common Shares and ADSs, by tendering its securities in the U.S. Offer, irrevocably undertakes, represents, warrants and agrees (so as to bind the holder and the holder’s personal representatives, heirs, successors and assigns) as follows:

(a) that it is a U.S. holder if tendering Common Shares;

(b) that it has the full power and authority to tender and assign the Common Shares or ADSs tendered, and that our acceptance for payment of Common Shares or ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement containing the terms and conditions of the U.S. Offer, as between us and the tendering security holder;

(c) that the tendering of its Common Shares or ADSs, and the execution of the Common Share Acceptance Letter or the ADS Letter of Transmittal, as applicable, shall constitute: (i) an acceptance of the U.S. Offer in respect of the number of Common Shares or ADSs identified therein, (ii) an undertaking to execute all further documents and give all further assurances which may be required to enable us to obtain the full benefit and to obtain title to the tendered Common Shares or ADSs and (iii) that each such holder’s acceptance shall be irrevocable, subject to the accepting holder not having withdrawn such acceptance;

(d) that the Common Shares or ADSs in respect to which the U.S. Offer is accepted or deemed to be accepted are fully paid and non-assessable, sold free from all liens, equities, charges and encumbrances and together with all rights attaching thereto, including voting rights and the right to all dividends or other distributions having a record date after such Common Shares and ADSs have been accepted for purchase in accordance herewith;

(e) that the tendering of its Common Shares or ADSs, and the execution of the Common Share Acceptance Letter or the ADS Letter of Transmittal, as applicable, constitutes the irrevocable appointment of the U.S. Tender Agent and its directors and agents as such holder’s attorney-in-fact and an irrevocable instruction to the attorney-in-fact to complete and execute any and all form(s) of transfer and other document(s) as may be necessary or required, at the discretion of the attorney-in-fact, in order to transfer those Common Shares or ADSs validly tendered and not withdrawn, in our name or in the name of such other person(s) as Purchaser may direct, and to deliver such form(s) of transfer and other document(s) as may be required, together with other document(s) of title relating to such Common Shares or ADSs, and to do all such other acts and things as may in the opinion of the attorney-in-fact be necessary or required for the purpose of, or in connection with, the acceptance of the U.S. Offer, and to vest title to the Common Shares or ADSs in us or our nominees as aforesaid;

(f) that the tendering of its Common Shares or ADSs, and the execution of the Common Share Acceptance Letter or ADS Letter of Transmittal, constitutes, subject to the tendering holder of Common Shares or ADSs not having withdrawn its tender, an irrevocable authority and request (i) to Provida and its directors, officers and agents, to cause the registration of the transfer of the Common Shares or ADSs pursuant to the U.S. Offer and the delivery of any and all document(s) of title in respect thereof to us or our nominees and (ii) to us or our agents, to act upon any instructions with regard to notices and payments that have been recorded in the records of Provida regarding such holder’s Common Shares or ADSs;

(g) that this Section “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Representations and Agreements with respect to Tenders,” shall be incorporated in and form part of the Common Share Acceptance Letter and ADS Letter of Transmittal, as applicable; and

(h) that it agrees to ratify each and every act or thing which may be done or effected by us, MetLife or any of our directors or agents, or Provida or its agents, as applicable, in the proper exercise of the power and authorities of any such person.

4.	Withdrawal Rights

Tenders of Common Shares or ADSs made pursuant to the U.S. Offer are irrevocable except as otherwise provided in this Section “The U.S. Offer—Withdrawal Rights.”

You may withdraw your tender of Common Shares or ADSs at any time before 11:59 p.m., New York City time, on the Expiration Date. We expect to accept all Common Shares or ADSs validly tendered and not withdrawn promptly following 11:59 p.m., New York City time, on the Expiration Date.

For a withdrawal to be effective, you must (i) have previously tendered your Common Shares or ADSs, as applicable, and (ii) if such tender was in registered form, subsequently deliver a properly completed and duly executed written notice of withdrawal to the U.S. Tender Agent at the address listed on the back cover of this U.S. Offer to Purchase or (iii) if such tender was made by your broker or other securities intermediary on your behalf, instruct that your securities intermediary make the withdrawal in accordance with the procedures of DTC or DCV, as applicable.

The notice of withdrawal must be received before 11:59 p.m., New York City time, on the Expiration Date, or such earlier cut-off time and date as your broker or other securities intermediary may specify, if applicable. Any notice of withdrawal must specify:

•	the name of the person who tendered Common Shares or ADSs to be withdrawn;

•	the number of Common Shares or ADSs to be withdrawn; and

•	the name of the registered holder of the Common Shares or ADSs to be withdrawn, if different from that of the person who tendered such Common Shares or ADSs.

If you have delivered ADRs evidencing your ADSs to the U.S. Tender Agent then, in order for the ADRs to be released, you must also:

•	submit the serial number shown on the particular ADR tendered evidencing the ADSs to be withdrawn; and

•	have the signature on the notice of withdrawal guaranteed by an Eligible Institution, if the original ADS Letter of Transmittal required a signature guarantee.

If you are a beneficial holder of Common Shares or ADSs and your broker or other securities intermediary has tendered Common Shares or ADSs on your behalf through DTC or DCV, as set forth in “The U.S. Offer—Procedure for Tendering into the U.S. Offer,” the notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Common Shares or ADSs.

You may not rescind a notice of withdrawal, and withdrawn Common Shares or ADSs will not be validly tendered for purposes of the U.S. Offer. However, you may re-tender withdrawn Common Shares or ADSs at any time before 11:59 p.m., New York City time, on the Expiration Date, by following the procedures for tendering described above in “The U.S. Offer—Procedure for Tendering into the U.S. Offer.”

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination shall be final and binding. None of Purchaser, MetLife, Provida, the U.S. Tender Agent, the U.S. Information Agent or any other person, will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Income Tax Considerations

United States Federal Income Tax Consequences of the U.S. Offer

The following is a summary of the anticipated U.S. federal income tax consequences of the tender of Common Shares or ADSs by a U.S. Holder (as defined below) pursuant to the U.S. Offer. This summary is based on the existing tax law under the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, applicable U.S. Treasury Regulations promulgated thereunder, administrative rulings and court decisions, all as in effect as of the date hereof, and any of which may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

This summary is limited to U.S. Holders who hold Common Shares or ADSs as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary is not a complete description of all of the U.S. federal income tax consequences of the tender of Common Shares or ADSs, and in particular, may not address U.S. federal income tax consequences applicable to persons subject to special treatment under U.S. federal income tax law, including, for example, brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations (including private foundations), insurance companies, banks, thrifts and other financial institutions, real estate investment trusts, regulated investment companies, persons liable for the alternative minimum tax, persons that hold an interest in an entity that holds Common Shares or ADSs, persons that own, or have owned, directly, indirectly or constructively, 10% or more (by vote or value) of Provida’s equity, persons that hold Common Shares or ADSs as part of a hedge, wash sale, straddle, constructive sale, conversion transaction or other integrated transaction for U.S. federal income tax purposes, entities treated as partnerships for U.S. federal income tax purposes and holders of interests therein, persons whose functional currency is not the U.S. dollar and certain former citizens or long-term residents of the United States, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any aspect of any non-U.S., state, local or estate or gift taxation or the Medicare contribution tax on certain net investment income. Each holder of Common Shares or ADSs is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the tender of Common Shares or ADSs pursuant to the U.S. Offer.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Common Shares or ADSs, the U.S. federal income tax treatment of a partner will depend on the status of the partner and the activities of the partnership. A partner of a partnership that is the beneficial owner of Common Shares or ADSs should consult the partner’s tax advisor regarding the U.S. federal income tax treatment to such partner of the tender of Common Shares or ADSs pursuant to the U.S. Offer.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Common Shares or ADSs that is, for U.S. federal income tax purposes, (1) a citizen or individual resident of the United States, (2) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust that (i) is subject to (a) the primary supervision of a court within the United States and (b) the authority of one or more U.S. persons to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source.

Tender of Common Shares or ADSs Pursuant to the U.S. Offer

A U.S. Holder that tenders Common Shares or ADSs pursuant to the U.S. Offer generally will recognize capital gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference, if any, between

(i) the cash received in the U.S. Offer and (ii) the U.S. Holder’s adjusted tax basis in the Common Shares or ADSs exchanged therefor. U.S. Holders of Common Shares or ADSs must calculate gain or loss separately for each block of Common Shares or ADSs exchanged (that is, Common Shares or ADSs acquired at the same cost in a single transaction). U.S. Holders that elect to receive Chilean pesos pursuant to the U.S. Offer as an alternative to receiving consideration in U.S. dollars should consult their tax advisors regarding the tax consequences of such election.

A U.S. Holder’s adjusted tax basis in a Common Share or ADS generally will equal the amount paid therefor. In the case of a Common Share purchased for foreign currency, the cost of such Common Share to a U.S. Holder will be the U.S. dollar value of the purchase price in such foreign currency on the date of purchase. In the case of a Common Share that is traded on an established securities market, a cash basis U.S. Holder (and, if it so elects, an accrual basis U.S. Holder) determines the U.S. dollar value of the cost of such Common Share by translating the amount paid at the spot rate of exchange on the settlement date of the purchase.

Subject to the passive foreign investment company (“PFIC”) rules discussed below, any gain or loss on the tender of Common Shares or ADSs pursuant to the U.S. Offer will be long-term capital gain or loss if the U.S. Holder held the Common Shares or ADSs for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders generally are eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations for U.S. federal income tax purposes.

Passive Foreign Investment Company Rules

A U.S. Holder may be subject to adverse U.S. federal income tax rules in respect of a disposition of Common Shares or ADSs pursuant to the U.S. Offer if Provida were classified as a PFIC for any taxable year during which such U.S. Holder has held Common Shares or ADSs and did not have certain elections in effect. In general, a foreign corporation will be a PFIC for any taxable year in which (1) 75% or more of its gross income constitutes “passive income” or (2) 50% or more of its assets produce, or are held for the production of, “passive income.” For this purpose, “passive income” is defined to include income of the kind which would be foreign personal holding company income under Section 954(c) of the Code, and generally includes interest, dividends, rents, royalties and certain gains.

Provida has stated in its 20-F for the fiscal year ended December 31, 2012, filed April 30, 2013, that it believes that it was not a PFIC for its taxable year ending December 31, 2012. However, because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, which may be determined in large part by reference to the market value of its stock, and due to uncertainties in the application of the PFIC rules, including uncertainties as to the valuation and proper characterization of certain of Provida’s assets as passive or active, there can be no assurance that Provida is not considered to be a PFIC for any taxable year.

If Provida were treated as a PFIC for any taxable year during which a U.S. Holder held Common Shares or ADSs, certain adverse consequences could apply to the U.S. Holder, unless certain elections that may mitigate such adverse consequences have been made (including a mark-to-market election). Specifically, gain recognized by a U.S. Holder on the tender of its Common Shares or ADSs pursuant to the U.S. Offer would be allocated ratably over the U.S. Holder’s holding period for the Common Shares or ADSs. The amounts allocated to the taxable year of the exchange and to any year before Provida was a PFIC would be taxed as ordinary income in the current year. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for such taxable year and an interest charge would be imposed on the amount allocated to the taxable year. These rules would apply to a U.S. Holder that held Common Shares or ADSs during any year in which Provida was a PFIC, even if Provida was not a PFIC in the year in which the U.S. Holder tendered the Common Shares or ADSs pursuant to the U.S. Offer. U.S. Holders should consult their tax advisors regarding (i) the tax consequences that would arise if Provida were treated as a PFIC for any year, (ii) any applicable information reporting requirements and (iii) the availability of any elections (including the mark-to-market election mentioned above) that may help mitigate the tax consequences to a U.S. Holder if Provida were a PFIC.

Information Reporting and Backup Withholding

Payments made to U.S. Holders pursuant to the U.S. Offer generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return a U.S. Internal Revenue Service (the “IRS”) Form W-9 (or applicable substitute form) certifying that such holder is a U.S. person, the taxpayer identification number provided is correct and such holder is not subject to backup withholding. Certain holders (including corporations) generally are exempt from backup withholding provided that they appropriately establish an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided that the required information is correctly and timely furnished to the IRS.

Chilean Income Tax Consequences of the Offer

Any gain recognized by a Non-Chilean Holder upon the sale of ADSs pursuant to the U.S. Offer will not be subject to Chilean taxation. Any gain recognized by a Chilean Holder upon the sale of ADSs pursuant to the U.S. Offer will be subject to Chilean income taxes by adding such gain to the taxable income of such Chilean Holder and applying to such income the tax rate which would otherwise be applicable on such Chilean Holder’s income under Chilean law.

Gains recognized by a Non-Chilean Holder upon the sale of Common Shares pursuant to the U.S. Offer could be subject to one of the following tax regimes: (a) a 20% fixed tax rate applicable as a sole tax, provided that (1) such Common Shares have been held for at least one year, (2) the Non-Chilean Holder is not considered to be customarily engaged in the buying and selling of Common Shares and (3) such transfer is not made to a person that—according to the standards set forth in Chilean income tax law—is related to the Non-Chilean Holder or (b) in case any of the three requirements set forth in (a) is not met, such gains will be added to the net taxable earnings of such person and, as such, will be subject to a 20% first category tax, plus the additional tax at a rate of 35%. The first category tax can, in certain circumstances, be credited against the additional tax; therefore, the total tax burden of this tax regime amounts to 35%. Tax treaties generally may, in certain circumstances, exempt Non-Chilean Holders from the additional tax in Chile or provide for reduced rates. Withholdings on such capital gains are applicable under Chilean law based on different rates depending on the final payable tax rate described above.

Notwithstanding the foregoing, gains recognized by a Non-Chilean Holder upon the sale of Common Shares will not be subject to Chilean taxes provided that all the following mandatory requirements are met: (a) such Common Shares shall have a “high presence” in the Santiago Stock Exchange, the Bolsa Electrónica de Chile, Bolsa de Valores (the “Bolsa Electrónica”), and the Bolsa de Corredores, Bolsa de Valores Valparaiso (the “Bolsa Valparaiso”) (collectively the “Chilean Exchanges”), (b) the sale of Common Shares must be made in (1) any of the Chilean Exchanges authorized by the Chilean Securities and Insurances Commission, or (2) a tender offer for Common Shares conducted under Title XXV of Ley N° 18.045 de Mercado de Valores, and (c) such Common Shares must have been originally acquired in (1) any of the Chilean Exchanges authorized by the Chilean Securities and Insurances Commission, (2) a tender offer for Common Shares conducted under Title XXV of Ley N° 18.045 de Mercado de Valores, (3) an initial public offering of Common Shares during the formation of Provida or capital increase of Provida or (4) conversion of convertible bonds.

Common Shares are considered to have a “high presence” in the Chilean Exchanges when (i) they have been traded for a certain number of days at or beyond a volume threshold specified under Chilean law and regulations or (ii) in case the issuer has retained a market maker, in accordance with Chilean law and regulations. As of the date of filing of this U.S. Offer to Purchase, the Common Shares are considered to have a “high presence” in the

Chilean Exchanges on the basis of trading volume, and no market maker has been retained by Provida. Should the Common Shares cease to have a “high presence” in the Chilean Exchanges, transfer of Common Shares may be subject to capital gains taxes from which holders of “high presence” securities are exempted, and which will apply at varying levels depending on the time of the transfer in relation to the date of loss of sufficient trading volume to qualify as a “high presence” security. If Common Shares regain “high presence,” the tax exemptions will again be available to holders thereof. It is not currently contemplated that Provida will retain a market maker after consummation of the Offers.

No Chilean stamp, issue, registration or similar taxes or duties will apply to the sale of Common Shares or ADSs pursuant to the U.S. Offer.

Because individual circumstances may differ, you should consult your tax advisor regarding the applicability of the rules discussed above to you and the particular tax effects to you of the U.S. Offer.

6.	Price Range of Common Shares and ADSs

Price Range of Common Shares

Common Shares are listed and traded on the Santiago Stock Exchange under the symbol “PROVIDA.” The Santiago Stock Exchange is the principal trading market for Common Shares not represented by ADSs. The following table sets forth for the periods indicated the intraday high and low sale prices per Common Share on the Santiago Stock Exchange in Chilean pesos and the paragraph thereafter indicates for certain dates the closing price per Common Share in Chilean pesos and U.S. dollars, as reported by Bloomberg L.P. (and in the case of U.S. dollars as converted by Bloomberg L.P. at the spot exchange rate applicable for such date) and rounded to the nearest whole cent, as applicable.

	Santiago Stock Exchange Chilean Pesos per Common Share
	High (in Chilean Pesos)		Low (in Chilean Pesos)
2011
Third Quarter	2,370.00		1,794.00
Fourth Quarter	2,350.00		1,850.00

2012
First Quarter	2,580.00		2,179.80
Second Quarter	2,900.00		2,440.00
Third Quarter	3,040.10		2,760.00
Fourth Quarter	3,650.00		2,898.10

2013
First Quarter	3,648.00		3,180.00
Second Quarter	3,400.00		2,800.00
Third Quarter (through [—], 2013)	[—	]	[—	]

On May 23, 2012, the last full trading day before BBVA disclosed in its Current Report on Form 6-K filed with the SEC that it had decided to initiate a strategic review of alternatives for its mandatory pension fund administration businesses in Latin America, including Provida, the closing price of Common Shares reported on the Santiago Stock Exchange was Chilean pesos 2,630.00 per Common Share (or U.S. $5.16). On January 31, 2013, the last full trading day before the announcement of our intention to conduct the Offers, the closing price of Common Shares reported on the Santiago Stock Exchange was Chilean pesos 3,470.00 per Common Share (or U.S. $7.36). On [—], 2013, the last full trading day before the date of this U.S. Offer to Purchase, the closing price of Common Shares reported on the Santiago Stock Exchange was Chilean pesos [—] per Common Share (or U.S. $[—]). You should obtain current market quotations for Common Shares before deciding whether to tender your Common Shares.

Price Range of ADSs

ADSs are listed and traded on the NYSE under the symbol “PVD.” The NYSE is the principal trading market for ADSs. The following table sets forth for the periods indicated the intraday high and low sale prices per ADS on the NYSE and the paragraph thereafter indicates for certain dates the closing price per ADS on the NYSE, as reported in Bloomberg L.P. and rounded to the nearest whole cent, as applicable.

	New York Stock Exchange U.S. dollars per ADS or per Common Share[1]
	High (per ADS)		Low (per ADS)		High (per Common Share)		Low (per Common Share)
2011
Third Quarter	77.07		55.10		5.14		3.67
Fourth Quarter	67.38		53.73		4.49		3.58

2012
First Quarter	79.12		64.71		5.27		4.31
Second Quarter	87.00		70.26		5.80		4.68
Third Quarter	97.45		82.79		6.50		5.52
Fourth Quarter	112.79		91.42		7.52		6.09

2013
First Quarter	112.61		97.80		7.51		6.52
Second Quarter	106.66		82.60		7.11		5.51
Third Quarter (through [—], 2013)	[—	]	[—	]	[—	]	[—	]

[1] The price per Common Share is the result of dividing the price per ADS by fifteen (15), the number of Common Shares represented by each ADS.

On May 23, 2012, the last full trading day before BBVA disclosed in its Current Report on Form 6-K filed with the SEC that it had decided to initiate a strategic review of alternatives for its mandatory pension fund administration businesses in Latin America, including Provida, the closing price of Common Shares reported on the NYSE was U.S. $77.72 per ADS (which when divided by fifteen (15), the number of Common Shares represented per ADS, is approximately U.S. $5.18 per Common Share). On January 31, 2013, the last full trading day before the announcement of our intention to conduct the Offers, the closing price of ADSs reported on the NYSE was U.S. $109.90 per ADS (which when divided by fifteen (15), the number of Common Shares represented per ADS, is approximately U.S. $7.33 per Common Share). On [—], 2013, the last full trading day before the date of this U.S. Offer to Purchase, the closing price of ADSs reported on the NYSE was U.S. $[—] per ADS (which when divided by fifteen (15), the number of Common Shares represented per ADS, is approximately U.S. $[—] per Common Share). You should obtain current market quotations for ADSs before deciding whether to tender your ADSs.

7.	Possible Effects of the Offers on the Markets for Common Shares and ADSs

Possible Effects of the Offers on the Market for Common Shares

Upon consummation of the Offers, the number of Common Shares that are publicly held may be so small that the liquidity of the Common Shares may be significantly reduced, there may no longer be an active trading market for Common Shares and the market value of the Common Shares may be significantly reduced. The extent of the public market for Common Shares and the availability of price quotations will depend upon factors such as, among others:

•	the number of holders of Common Shares;

•	the aggregate market value of Common Shares remaining at the time;

•	whether securities firms remain interested in maintaining a market in Common Shares;

•	possible delisting from Chilean Exchanges;

•	possible suspension of reporting obligations under applicable securities laws;

•	possible termination of registration under Chilean securities laws; and

•	whether the Common Shares trade in the over-the-counter market.

Further, depending on the trading volume of the Common Shares upon consummation of the Offers, a tax exemption on capital gains that is currently available under Chilean law to investors trading Common Shares in the Chilean Exchanges may become unavailable, even with respect to transactions carried out through any of the Chilean Exchanges.

Promptly following consummation of the Offers, to the extent permitted by applicable law, we intend to cause Provida to delist the Common Shares from the Chilean Exchanges and to concurrently deregister from the Registro de Valores de la Superintendencia de Valores y Seguros (the “Securities Registry of the SVS”). This would result in a suspension of trading of the Common Shares on the Santiago Stock Exchange, the principal trading market for Common Shares, as well as all other Chilean Exchanges on which the Common Shares are currently listed.

Under Chilean law, Provida may voluntarily deregister from the Securities Registry of the SVS if (i) over a period of six (6) months there are less than one-hundred (100) beneficial owners of Common Shares who, in the aggregate, hold Common Shares representing less than 10% of Provida’s then outstanding Common Shares, (ii) over a period of six (6) months there are less than five-hundred (500) beneficial holders of Common Shares in the aggregate and (iii) shareholders representing two-thirds of the outstanding Common Shares vote in favor of Provida both ceasing to be a public company and terminating its registration with the SVS (a “Deregistration Vote”). If we acquire two-thirds of the outstanding Common Shares and requirements (i) and (ii) above are met, we intend to cause Provida to voluntarily deregister from the Securities Registry of the SVS. Any such delisting and deregistration of the Common Shares would substantially reduce the information required to be furnished by Provida to holders of Common Shares.

Common Shares can be the traded over-the-counter. Thus, it is possible that despite potential delisting and deregistration, Common Shares may be the object of private transactions not executed through an exchange. Some income tax benefits may be unavailable to investors in connection with capital gains realized in over-the-counter transactions.

Limited Redemption Rights

Chilean law does not recognize appraisal rights or redemption rights upon completion of a mandatory tender offer and therefore neither appraisal rights nor redemption rights are available in connection with the Offers. However, in the event we decide to cause Provida to voluntarily deregister from the Securities Registry of the SVS after consummation of the Offers, those holders of Common Shares registered in the shareholders registry of Provida (including U.S. holders whose names are so registered) that validly dissent or are absent from a Deregistration Vote may exercise limited redemption rights thirty (30) calendar days following such vote. If by then Common Shares have a “high presence” in the Chilean Exchanges, as defined by Chilean law, such redemption rights would be in an amount equal to the weighted average trading price per Common Share on the Chilean Exchanges over a period of sixty (60) trading days prior to the Deregistration Vote, pursuant to Chilean regulations, or if Provida’s Common Shares do not then have a “high presence,” for an amount equal to the book value of such Common Shares.

In accordance with Chilean laws and regulations, securities are considered to have a “high presence” in the Chilean Exchanges if (i) such securities have been traded for a specified period of time or longer at a volume in excess of a certain threshold set by Chilean law (i.e., that in at least 45 of the last 180 trading days of the Chilean Exchanges, the daily trading volume exceeded 1,000 Unidades de Fomento (approximately U.S. $9,000 at current exchange rates)) or (ii) the issuer has retained a market maker.

Please note that the limited redemption rights described in this Section “The U.S. Offer—Possible Effects of the Offers on the Markets for Common Shares and ADSs—Possible Effects of the Offers on the Markets for Common Shares—Limited Redemption Rights” would only become available in the event Provida sought a voluntary deregistration from the Securities Registry of the SVS. Holders of ADSs may experience difficulty in participating in a Deregistration Vote or exercising redemption rights in connection therewith. If a Deregistration Vote occurred or Provida sought to voluntarily deregister from the Securities Registry of the SVS after consummation of the Offers, you should promptly consult your Chilean counsel regarding your rights, if any, in connection therewith.

If or when we hold more than 95% of the then outstanding Common Shares, whether by means of the Offers or otherwise, remaining minority shareholders (including remaining U.S. holders) may exercise limited redemption rights in accordance with Chilean law. If or when we hold more than 95% of the then outstanding Common Shares (a) Purchaser would be required to give notice by means of a newspaper advertisement published in Chile and (b) the remaining minority shareholders would have the right to cause Provida to redeem any such holder’s Common Shares for an amount equal to (i) if by then Common Shares have a “high presence” in the Chilean Exchanges, as defined by Chilean law, the weighted average trading price per Common Share on the Chilean Exchanges over a period of sixty (60) trading days prior to the date on which such 95% legal threshold is surpassed, pursuant to Chilean regulations, or (ii) in case the Common Shares do not then have a “high presence,” the book value of such Common Shares.

Please note that the limited redemption rights described in this Section “The U.S. Offer—Possible Effects of the Offers on the Markets for Common Shares and ADSs—Possible Effects of the Offers on the Markets for Common Shares—Limited Redemption Rights” would only be available to remaining minority shareholders (including remaining U.S. holders) of Provida, if any, if we hold more than 95% of the then outstanding Common Shares. Holders of ADSs could be required to surrender their ADSs and become direct holders of Common Shares in order to exercise any redemption rights that may exist. The ADS Depositary has no duty to exercise those rights, even if requested to do so by a holder of ADSs. If we notify you of our holding more than 95% of the Common Shares, which notice would be given by publishing a newspaper advertisement in Chile, pursuant to Chilean regulations, you should promptly consult your Chilean counsel regarding your rights, if any, in connection therewith.

No Squeeze-Out of Minority Security Holders

Chilean law only permits the squeeze-out of minority security holders of a Chilean corporation if the subject company’s bylaws expressly allow a squeeze-out, and then only with respect to such security holders that obtained their securities in the subject company after such bylaws were adopted. Provida’s bylaws do not allow the squeeze out of minority holders of Common Shares or ADSs. Therefore, we do not expect to squeeze-out the remaining holders of Common Shares or ADSs after consummation of the Offers. However, if a squeeze-out right becomes available in the future, we reserve the right to exercise it to the fullest extent permitted by law.

Possible Effects of the Offers on the Market for ADSs

Upon consummation of the Offers, the number of ADSs that are publicly held may be so small that the liquidity of the ADSs may be significantly reduced, there may no longer be an active trading market for ADSs and the market value of the ADSs may be significantly reduced. The extent of the public market for the ADSs and the availability of price quotations would depend upon factors such as, among others:

•	the number of holders of ADSs;

•	the aggregate market value of the Common Shares and ADSs not held by us;

•	whether securities firms remain interested in maintaining a market in ADSs;

•	possible delisting from the NYSE;

•	possible suspension of Provida’s reporting obligations under applicable securities laws;

•	possible termination of registration under the Exchange Act; and

•	possible termination of the Deposit Agreement.

The delisting of the Common Shares from the Chilean Exchanges and deregistration from the Securities Registry of the SVS, or the absence of an active trading market for Common Shares, could reduce the liquidity and market value of both Common Shares and ADSs. Additionally, Provida may no longer be eligible to maintain an SEC registered ADS program or a listing with the NYSE.

NYSE Listing

Promptly following consummation of the Offers, to the extent permitted by applicable law, we intend to cause Provida to delist the ADSs from the NYSE. Additionally, under the rules of the NYSE, if Provida fails to meet certain criteria, Provida’s ADSs could be involuntarily delisted from the NYSE. Among such criteria are minimum thresholds for (i) the number of holders, (ii) the number of ADSs publicly held and (iii) the aggregate market value of the ADSs publicly held. Thus, if we purchase a sufficient number of ADSs in the U.S. Offer, the ADSs may no longer meet the NYSE’s listing requirements, regardless of our intent to voluntarily delist the ADSs from the NYSE.

Reporting Obligations and Registration Under the Exchange Act

To the extent permitted by applicable law, promptly following consummation of the Offers we intend to cause Provida to make a filing with the SEC requesting termination of the registration of the ADSs under the Exchange Act, which may result in Provida’s reporting obligations under the Exchange Act being suspended and its Exchange Act registration being terminated following expiration of the Offers. Termination of the registration of the ADSs under the Exchange Act would substantially reduce the information required to be furnished by Provida to holders of ADSs and to the SEC and certain provisions of the Exchange Act would no longer apply to Provida. Therefore, upon consummation of the Offers, holders of ADSs should not rely on the continued registration of any ADSs under the Exchange Act.

Termination of the ADS Deposit Agreement

Following completion of the U.S. Offer, if we cause Provida to delist its ADSs from the NYSE and to deregister its ADSs as described above, if permitted under applicable law and the terms of the ADS Deposit Agreement, we intend to cause Provida to terminate its agreement with the ADS Depositary, pursuant to which the ADS Depositary maintains an ADS facility for the Common Shares. When and if the ADS Deposit Agreement is terminated, holders of ADSs will only have the right to receive Common Shares underlying ADSs upon surrender of ADSs and payment of applicable fees to the ADS Depositary. Six (6) months or more after the termination date, the ADS Depositary may sell the remaining deposited Common Shares and hold the proceeds of such sale for the benefit of holders of ADSs that have not been surrendered. The absence of an active trading market in ADSs and an ADS facility would impede the transfer of your ADSs and reduce the liquidity and market value of both your ADSs and their underlying Common Shares.

Margin Securities

The ADSs are currently “margin securities” under the Regulations of the Board of Governors of the U.S. Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If registration of the ADSs under the Exchange Act is terminated and, consequently, there is no liquid market for the ADSs, the ADSs may no longer constitute “margin securities” under the regulations of the Federal Reserve Board. As such, the ADSs could no longer be used as collateral for loans made by brokers.

8.	Certain Information Concerning Provida

Except as specifically set forth herein, the information concerning Provida contained in this U.S. Offer to Purchase has been furnished by or is based upon information furnished by Provida or its representatives, or upon publicly available documents and records available from the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Provida’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although we do not have any knowledge that would indicate that any statements contained herein based on such documents, records and public sources are untrue, we do not take any responsibility for the accuracy or completeness of the information contained in such documents, records and public sources, or for any failure by Provida to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

General

Provida is a corporation (sociedad anónima) organized under the laws of Chile and designated thereunder as a pension fund administrator or AFP. The principal executive offices of Provida are located at Pedro de Valdivia 100 Piso 16, Santiago, Chile, and its telephone number is (56-2) 2351-1200. As of December 31, 2012, Provida had 331,316,623 Common Shares outstanding (including Common Shares underlying ADSs). Each ADS represents fifteen (15) Common Shares. The principal trading market for Provida’s Common Shares is the Santiago Stock Exchange under the ticker symbol “PROVIDA,” and its ADSs trade on the NYSE under the ticker symbol “PVD.”

As required by Chilean laws governing pensions fund administrators, Provida conducts the following activities: (i) collects and manages contributions made by participants; (ii) invests participants’ contributions in pension funds managed by Provida; (iii) provides life and disability benefits for participants and (iv) provides a senior pension for participants.

Certain Projections

On August 9, 2012, BBVA provided MetLife with certain non-public projected and budgeted unaudited financial information of Provida as of May 31, 2012. The projections were included in a confidential information memorandum that, according to BBVA, was distributed to all potential bidders participating in BBVA’s organized process to seek to sell all of its mandatory pension fund administration businesses in Latin America, including Provida (see “The U.S. Offer—Background of the Offers”). A summary of the projections is set forth below.

The financial projections cover multiple years, and such information by its nature becomes subject to greater uncertainty with each successive year. The projections reflect numerous variables and assumptions that are inherently uncertain and may be beyond the control of Provida, including but not limited to, meeting certain performance criteria and implementing certain cost saving initiatives. In addition, the projections do not take into account, among other things, events occurring after, or not known to Provida’s management as of, the date such projections were made. Important factors that may affect actual results and result in projected results not being achieved include, but are not limited to, general economic conditions in Chile and Ecuador; the monetary and interest rate policies of the Chilean Central Bank (Banco Central de Chile); unanticipated turbulence in interest rates, foreign exchange rates, equity prices or other rates or prices; changes in Chilean and foreign laws, regulations and taxes; changes in competition and pricing environments; natural disasters; the inability to hedge certain risks economically; the adequacy of loss reserves; technological changes; changes in consumer spending and saving habits and Provida’s success in managing the risks involved in the foregoing. The projections also may be affected by Provida’s ability to achieve strategic goals, objectives and targets over the applicable period.

The assumptions upon which the projections were based necessarily involve judgments with respect to, among other things, future economic and competitive conditions which are difficult to predict and many of which are beyond Provida’s control. Moreover, the assumptions are based on certain business decisions that are subject to change. Therefore, there can be no assurance that the projections will be realized, and actual results may materially differ from those contained in the projections.

The inclusion of the projections in this U.S. Offer to Purchase should not be regarded as an indication that any of MetLife, Purchaser, Provida, BBVA or their respective affiliates, advisors or representatives considered or consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. None of MetLife, Purchaser, Provida, BBVA or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the projections, and none of them undertake any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of MetLife, Purchaser, Provida or BBVA intend to make publicly available any update or other revisions to the projections. None of MetLife, Purchaser, Provida, BBVA or their respective affiliates, advisors, officers, directors or representatives have made or make any representation to any shareholder or other person regarding the ultimate performance of Provida compared to the information contained in the projections or that forecasted results will be achieved. Neither Provida nor BBVA, nor their respective affiliates, advisors, officers, directors or representatives, has made any representation to MetLife or Purchaser, in the Transaction Agreement or otherwise, concerning the projections. Neither MetLife nor Purchaser nor any of their respective affiliates or representatives makes any representation to any other person regarding the projections. The projections are not being included in this U.S. Offer to Purchase to influence a shareholder’s decision whether to tender such holder’s Common Shares and/or ADSs in the Offers. They are included only because the projections were made available by BBVA to MetLife and Purchaser prior to the date hereof.

PROVIDA’S SHAREHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTED INFORMATION PROVIDED IN THIS U.S. OFFER TO PURCHASE

Below is a summary of the projected financial information of Provida as of May 31, 2012 provided by BBVA to MetLife and Purchaser on August 9, 2012.

	2013	2014	2015	2016
Contributions[1]	2,657	2,890	3,221	3,503
Assets Under Management[2]	49,003	55,307	62,333	70,168
Total Revenues[3]	331.5	361.0	402.8	439.4
Pre-Tax Operating Income[4]	199.1	224.8	260.4	290.6
Net Income	201.1	224.2	257.5	287.5
Ecuador Net Income	7.3	8.5	10.2	12.3

*	All amounts in millions of USD. Figures have been converted from local currencies into USD at a fixed exchange rate as of June 22, 2012 of Chilean pesos 503.17 to U.S. $1.00.
**	Except as otherwise noted, all items (a) exclude results for Ecuador, as well as the interests of Provida in Administradora de Fondos de Pensiones Horizonte S.A. and Administradora de Fondos para el Retiro Bancomer S.A. de C.V. that were divested in early 2013 and (b) include results related to mandatory and voluntary pension funds.
[1]	Represents aggregate mandatory pensions contributions by participants.
[2]	Includes assets under management for both mandatory and voluntary pension funds.
[3]

Excludes impact of Encaje Income, which is the fair value revaluation of the pension fund legal reserve (legally required minimum capital required to support the third party assets of the pension fund).

[4]

Excludes impact of Encaje Income, which is the fair value revaluation of the pension fund legal reserve (legally required minimum capital required to support the third party assets of the pension fund), Non-Operating Income / (Expense) and Extraordinary Income / (Expense).

The above projections reflect Provida’s forecasted results relating to the Provida businesses existing as of May 31, 2012 and new businesses then under development. In addition, the projections assumed the implementation of certain profitability improvement drivers and did not assume any new acquisitions or divestures, except that the projections reflected above were prepared excluding the interests held by Provida in AFP Genesis Administradora de Fondos y Fideicomisos S.A., an Ecuadorian company, except as specifically noted otherwise above. The projections were also prepared excluding the interests then held by Provida in Administradora de Fondos de Pensiones Horizonte S.A., a Peruvian company, and Administradora de Fondos para el Retiro Bancomer S.A. de C.V., a Mexican company.

The projections should be read together with Provida’s financial statements that can be obtained from the SEC. The projections should also be read together with the discussion under “Risk Factors” and the other cautionary statements contained in Provida’s Form 20-F for the fiscal year ended December 31, 2012, filed with the SEC on April 30, 2013, and subsequent SEC reports.

The projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with International Financial Reporting Standards and Provida’s independent auditors have not examined, compiled or performed any procedures with respect to the projections presented in this U.S. Offer to Purchase, nor have they expressed any opinion or any other form of assurance of such information or the likelihood that Provida may achieve the results contained in the projections, and accordingly assume no responsibility for them.

Although MetLife and Purchaser were provided with the projections, they did not base their evaluation of Provida on the projections. None of MetLife, Purchaser or any of their respective affiliates or representatives participated in preparing, nor do they express any view on, the projections summarized above, or the assumptions underlying such information. The summary of the Provida projections is not included in this U.S. Offer to Purchase in order to influence any Provida shareholder to make any investment decision with respect to the Offers.

Where You Can Find Additional Information

Provida is subject to the informational and reporting requirements of the Exchange Act and therefore files annual reports on Form 20-F and periodic reports on Form 6-K with the SEC. In connection with the Offers, additional filings will be required of Provida, including a Solicitation/Recommendation Statement on Schedule 14D-9.

You can find more information about Provida in the SEC filings for “Provida Pension Fund Administrator,” with the CIK#: 0000931588, publicly available through the SEC’s Edgar “Company Search” website at http://www.sec.gov/edgar/searchedgar/companysearch.html or in person at the SEC’s Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also find additional information regarding Provida on the SVS website at http://www.svs.cl, and also on the website of the Santiago Stock Exchange, the principal trading market for Common Shares, at http://www.bolsadesantiago.com. Information about Provida is also publicly available on Provida’s website at http://www.bbvaprovida.cl/SitioWeb/index.asp.

9.	Certain Information Concerning MetLife and Purchaser

General

MetLife is a corporation organized under the laws of the State of Delaware, with principal executive offices at 200 Park Avenue, New York, New York 10166-0188. The telephone number of MetLife’s principal executive offices is (212) 578-2211. MetLife is a leading global provider of insurance, annuities and employee benefit programs, serving 90 million customers. Through its subsidiaries and affiliates, MetLife holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East.

Purchaser is a closed corporation (sociedad anónima cerrada) organized under the laws of Chile, with principal executive offices at Agustinas 640, Piso 18, Santiago, Región Metropolitana, Chile. The telephone number of Purchaser’s principal executive offices is (56-2) 2826-3101. Purchaser is a wholly-owned, indirect subsidiary formed by MetLife, pursuant to the Transaction Agreement, for the purpose of conducting the Offers. Purchaser is directly owned by three (3) subsidiaries of MetLife (the “Intermediate HoldCos”) as follows: (i) Inversiones MetLife Holdco Dos Limitada (“Holdco Dos”), which owns a 45% equity interest in Purchaser; (ii) Inversiones MetLife Holdco Tres Limitada (“Holdco Tres”), which owns a 45% equity interest in Purchaser and (iii) MetLife Chile Inversiones Limitada (“MetLife Chile”), which owns a 10% equity interest in Purchaser. Each of these entities is a limited liability company (sociedad de responsabilidad limitada) organized under the laws of Chile with its principal executive offices at Agustinas 640, Piso 18, Santiago, Región Metropolitana, Chile with telephone number (56-2) 2826-3101. Holdco Tres was formed to facilitate the consummation of the transactions contemplated by the Transaction Agreement. HoldCo Dos and MetLife Chile are holding companies for certain of MetLife’s businesses in Chile. Holdco Dos is substantially wholly-owned directly by MetLife and Holdco Tres is substantially wholly-owned directly by MetLife Chile. MetLife directly owns an approximately 70% equity interest in MetLife Chile, with the remainder held by other wholly-owned subsidiaries of MetLife.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Purchaser and MetLife are set forth on Schedule A and Schedule B, respectively, to this U.S. Offer to Purchase.

To the best knowledge of Purchaser and MetLife, none of Purchaser, the Intermediate HoldCos, MetLife or any of the persons listed in Schedule A or Schedule B to this U.S. Offer to Purchase has been (i) convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding during the past five (5) years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this U.S. Offer to Purchase, to the best knowledge of Purchaser and MetLife, (i) none of Purchaser, the Intermediate HoldCos, MetLife or any of the persons listed in Schedule A or Schedule B to this U.S. Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, the Intermediate HoldCos, MetLife or any of the persons so listed beneficially owns or has a right to acquire any Common Shares or ADSs of Provida and (ii) none of Purchaser, the Intermediate HoldCos, MetLife or any of the persons listed in Schedule A or Schedule B to this U.S. Offer to Purchase or any associate or majority-owned subsidiary of Purchaser or MetLife has effected any transaction in Common Shares or ADSs of Provida during the past sixty (60) days. However, MetLife indirectly owns 46,445 Common Shares of Provida as of the date of this U.S. Offer to Purchase, which MetLife acquired indirectly when it acquired American Life Insurance Company in November 2010. Prior to MetLife’s acquisition of American Life Insurance Company, a subsidiary of American Life Insurance Company, La Interamericana Compañía de Seguros de Vida S.A., had acquired the 46,445 Common Shares for investment purposes in February 2010. MetLife has retained these Common Shares as part of its investment portfolio. Currently, the 46,445 Common Shares are held directly by MetLife Chile Seguros de Vida S.A., a Chilean corporation (sociedad anónima) and wholly-owned, indirect subsidiary of MetLife.

Except as set forth elsewhere in this U.S. Offer to Purchase, during the past two (2) years, to the best knowledge of Purchaser and MetLife, there have been no transactions between Purchaser, the Intermediate HoldCos, MetLife or any of the persons listed in Schedule A or Schedule B to this U.S. Offer to Purchase, on the one hand, and Provida or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations applicable to this U.S. Offer.

Except as set forth elsewhere in this U.S. Offer to Purchase, during the past two (2) years, to the best knowledge of Purchaser and MetLife, none of Purchaser, the Intermediate HoldCos, MetLife or its subsidiaries or any of the persons listed on Schedule A or Schedule B to this U.S. Offer to Purchase has engaged in any negotiations, transactions or material contacts with Provida or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

On March 7, 2013, MetLife entered into certain employee retention agreements (each a “Retention Agreement” and collectively the “Retention Agreements”) with each of Mr. Ricardo Rodriguez Marengo, Chief Executive Officer of Provida; Ms. Magaly Pacheco, Chief Operating Officer of Provida; and Mr. Carlo Ljubetic, Chief Compliance Officer of Provida. The Retention Agreements remain in effect until the date that is fifteen (15) months following the closing of the transaction contemplated in the Transaction Agreement. Pursuant to the Retention Agreements, MetLife would pay each of Mr. Rodriguez Marengo, Ms. Pacheco and Mr. Ljubetic a lump sum incentive payment, ranging from approximately U.S. $60,000 to approximately U.S. $475,000, as provided in his or her respective Retention Agreement, to be paid in two (2) installments, the first of which shall be paid on the date that is nine (9) months following the closing of the transaction contemplated in the Transaction Agreement and the second of which shall be paid on the date that is fifteen (15) months following the closing of the transaction contemplated in the Transaction Agreement, subject to their continued employment with Provida as of the payment date. Among other things, the Retention Agreements require that Mr. Rodriguez Marengo, Ms. Pacheco and Mr. Ljubetic (i) continue their employment with Provida and not voluntarily resign or, alternately, be terminated under certain provisions of the Chilean Labor Code and (ii) comply with job responsibilities and certain performance targets. In each case, failure to comply with the Retention Agreement will result in the forfeiture by such executive officer of the opportunity to receive any outstanding incentive payment.

Mr. Pablo Iacobelli del Rio, a member of the board of directors of Purchaser and an attorney-in-fact of the Intermediate HoldCos and Purchaser, and Mr. Jaime Carey Tagle, an attorney-in-fact of Intermediate HoldCos and Purchaser, are partners at the Chilean law firm Carey y Cía. Ltda. As described in “The U.S. Offer—Background of the Offers,” certain attorneys of Carey y Cía. Ltda. were engaged by BBVA to advise BBVA in regard to Chilean law in connection with the sale of its interest in Provida. MetLife had a pre-existing professional relationship with Messrs. Iacobelli del Rio and Carey Tagle, which began during 2001, significantly prior to June 2012, the month and year in which attorneys of Carey y Cía. Ltda. were engaged by BBVA in connection with the sale of BBVA’s interest in Provida. Each of Carey y Cía. Ltda., Mr. Iacobelli del Rio and Mr. Carey Tagle have confirmed that they implemented an ethical wall between the lawyers and other personnel of Carey y Cía. Ltda. representing BBVA, on the one hand, and Mr. Iacobelli del Rio and Mr. Carey Tagle, on the other hand. The ethical wall precludes, among other things, Messrs. Iacobelli del Rio and Carey Tagle from (i) participating in the representation of BBVA in connection with the Transaction Agreement and the Offers and (ii) sharing any non-public information of MetLife or Purchaser with BBVA or its advisors. The ethical wall also precludes the attorneys of Carey y Cía. Ltda. representing BBVA from (i) participating in Messrs. Iacobelli del Rio’s and Carey Tagle’s engagement with MetLife, the Intermediate HoldCos and Purchaser and (ii) sharing any non-public information regarding BBVA or Provida with Messrs. Iacobelli del Rio and Carey Tagle.

From time to time MetLife Chile Seguros de Vida S.A., an affiliate of MetLife, and certain of its subsidiaries may enter into ordinary course of business transactions with Banco Bilbao Vizcaya Argentaria, Chile, an affiliate of BBVA, which are unrelated to Provida, the Transaction Agreement and the Offers, and which the parties do not believe to be material to their respective operations. Among others, on July 22, 2013, MetLife Chile Seguros de Vida S.A. was awarded a contract on the basis of a public bidding process (which commenced on July 10, 2013) to provide credit life insurance to certain customers of Banco Bilbao Vizcaya Argentaria, Chile’s mortgage loan business, for two (2) years from September 1, 2013. The contract is currently expected to be executed on August 8, 2013.

We do not believe the financial condition of Purchaser or MetLife is relevant to your decision whether to tender your Common Shares or ADSs and accept the U.S. Offer because (i) as described below, we have sufficient funds to purchase all Common Shares and ADSs validly tendered and not withdrawn in the Offers, (ii) the consideration for Common Shares and ADSs in the Offers is payable solely in cash, (iii) Purchaser currently holds sufficient cash-in-hand to pay for all outstanding Common Shares and ADSs of Provida pursuant to the Offers and (iv) the consummation of the Offers is not subject to any financing condition.

Where You Can Find Additional Information

You can find more information about MetLife in the SEC filings for “MetLife, Inc.,” with the CIK#: 0001099219, publicly available through the SEC’s Edgar “Company Search” website at http://www.sec.gov/edgar/searchedgar/companysearch.html or in person at the SEC’s Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about MetLife is also publicly available on MetLife’s website at https://www.metlife.com/.

You may also contact D.F. King & Co., Inc. (the “U.S. Information Agent”) at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase.

10.	Source and Amount of Funds

Assuming that all outstanding Common Shares and ADSs of Provida are tendered into the Offers and the Offers expire, without extension, on [—], 2013, the aggregate purchase price payable by Purchaser upon consummation of the Offers, including all amounts payable to BBVA and its affiliates for the capital stock of Inversiones Previsionales, would be approximately U.S. $[2,036,119,022].

Purchaser may, in certain circumstances and subject to applicable law, extend the expiration date of the Offers. In the event of such extension, pursuant to the Transaction Agreement, the per Common Share purchase price of the Offers would be increased by approximately U.S. $0.00120730434947117 per day from the Expiration Date until the final expiration time of the Offers giving effect to such extension. In any event, the price per ADS would be the result of multiplying the price per Common Share by fifteen (15), the number of Common Shares represented in each ADS.

Purchaser currently holds sufficient cash-in-hand to pay for (i) all outstanding Common Shares and ADSs that may be tendered into the Offers, (ii) any additional amounts payable in connection with an extension of the expiration date of the Offers by the maximum number of days allowed under Chilean law and (iii) all amounts payable to BBVA and its affiliates for the capital stock of Inversiones Previsionales. Such funds were transferred in their entirety as capital contributions to Purchaser by certain wholly-owned subsidiaries of MetLife prior to the commencement of the Offers. Additionally, pursuant to the Transaction Agreement, MetLife has agreed with the BBVA Parties to act as guarantor of certain of Purchaser’s obligations under the Transaction Agreement, including its payment obligations pursuant to the Offers. In light of the above, (i) no third party financing will be necessary to complete the Offers, (ii) Purchaser has not entered into (and does not expect to enter into) any loan agreement with any third party in connection with the Offers and (iii) Purchaser has made no alternative financing plans for the Offers. The Offers are not conditioned upon any financing arrangements or subject to a financing condition.

11.	Background of the Offers

The information set forth below regarding BBVA and Provida was provided by these parties, and none of MetLife, Purchaser or any of their respective affiliates takes any responsibility for the accuracy or completeness of any information regarding events, meetings or discussions in which MetLife, Purchaser or their respective affiliates or representatives did not participate. For a review of Provida’s activities relating to the Transaction Agreement and the Offers, please refer to Provida’s Solicitation/Recommendation Statement on Schedule 14D-9, to be delivered by Provida to holders of Common Shares and ADSs in connection with the U.S. Offer and filed with the SEC no later than ten (10) business days from the date of commencement of the U.S. Offer.

On May 24, 2012, BBVA disclosed in its Current Report on Form 6-K filed with the SEC that it had decided to initiate a strategic review of alternatives for its mandatory pension fund administration businesses in Latin America, including Provida, its pension fund administration business in Chile, and certain of its subsidiaries, including AFP Genesis Administradora de Fondos y Fideicomisos S.A., its pension fund administration business in Ecuador.

On July 17, 2012, Goldman Sachs International (“GS”), BBVA’s financial advisor in connection with such strategic review, contacted MetLife on behalf of BBVA to report that the competitive bidding process had commenced and requested the execution of a Non-Disclosure Agreement.

On August 9, 2012, a Non-Disclosure Agreement between BBVA and MetLife was executed. Also on August 9, 2012, GS, on behalf of BBVA, delivered to MetLife a Confidential Information Memorandum, which contained information in respect of BBVA’s mandatory pension fund administration businesses in Latin America, including Provida and its subsidiaries in Chile and Ecuador, and an instruction letter requesting first round indications of interest from potential purchasers. The instruction letter advised bidders to submit their initial proposal for the acquisition of all or any portion of BBVA’s mandatory pension fund administration businesses in Latin America, including Provida, on or prior to September 14, 2012. MetLife and its financial advisor for the proposed transaction, Merrill Lynch, Pierce, Fenner & Smith, Incorporated (“BofA Merrill Lynch”), conducted a preliminary financial review and valuation analysis based on publicly available information regarding Provida and its subsidiaries and information contained in the Confidential Information Memorandum. On September 14, 2012, taking into account, among other things, such preliminary financial review and valuation analysis, MetLife submitted an initial indication of interest regarding the acquisition of Provida which contained an indicative purchase price range of U.S. $1.9 billion to U.S. $2.1 billion for the acquisition of 100% of Provida and its subsidiaries in Chile and Ecuador, excluding Provida’s indirect minority equity interests in Administradora de Fondos de Pensiones Horizonte S.A., a Peruvian company, and Administradora de Fondos para el Retiro Bancomer S.A. de C.V., a Mexican company.

On September 25, 2012, GS delivered a second round bid instruction letter to potential purchasers, which advised bidders to submit a definitive proposal for the acquisition of all or any portion of BBVA’s mandatory pension fund administration businesses in Latin America, including Provida, on or prior to November 9, 2012. In addition, GS delivered to MetLife a draft transaction agreement together with draft disclosure schedules with respect to the acquisition of Provida. The proposed transaction agreement provided for a base purchase price for the acquisition of Provida, which would be subject to upward adjustment for any excess cash on the Provida balance sheet and a fixed per day amount from the date of calculation of such excess cash amount until the closing of the acquisition. GS requested on behalf of BBVA that potential purchasers deliver a final bid for BBVA’s pensions fund administration business in Latin America, or any portion thereof, to BBVA and its counsel for the proposed transaction, Sullivan & Cromwell LLP (“S&C”), by November 9, 2012, together with a mark-up of the draft transaction agreement showing any changes proposed by the potential purchasers.

On September 26, 2012, MetLife was granted access by BBVA to a virtual data room which contained materials and documents relating to Provida and its subsidiaries, and MetLife initiated its due diligence review of Provida and its subsidiaries. During such due diligence review, GS arranged for a management presentation which took place in New York City on October 10, 2012, and was attended by MetLife and its representatives, BBVA and its representatives and certain members of management of Provida.

On November 9, 2012, as a result of its further due diligence and assessment of Provida and based on additional financial analyses conducted with the assistance of BofA Merrill Lynch, MetLife submitted a non-binding proposal to acquire up to 100% of Provida for an aggregate base purchase price of U.S. $2.0 billion (assuming acquisition of 100% of Provida’s outstanding equity). Instead of an increase in the purchase price payable by MetLife for excess cash amounts on the balance sheet of Provida, MetLife proposed that such excess cash amounts be distributed by Provida to all holders of Common Shares and ADSs prior to the closing of the Offers. The distribution of excess cash was intended, among other things, to provide all Provida shareholders, including minority shareholders, with their pro rata portion of the excess cash of Provida regardless of whether they tendered their Common Shares or ADSs into the Offers and to avoid the purchase by MetLife of excess cash accumulated by Provida. The amount of the distribution would be subject to an agreed minimum level of required liquidity necessary to operate the business of Provida and its subsidiaries upon consummation of the Offers and a mechanism for review and adjustment of the calculations of such distributed amount. In any event, the purchase price per Common Share or ADS payable to BBVA and its affiliates pursuant to the Transaction Agreement would in no case be higher than the purchase price per Common Share or ADS payable to any holder of Common Shares or ADSs tendering into the Offers. MetLife’s proposed transaction would exclude Provida’s indirect minority equity interests in Administradora de Fondos de Pensiones Horizonte S.A., a Peruvian company, and Administradora de Fondos para el Retiro Bancomer S.A. de C.V., a Mexican company, and the proceeds, net of taxes, to be received by Provida in connection with the transfer or sale of such minority interests would be distributed to all shareholders of Provida prior to the closing of the Offers. The base purchase price would, however, continue to be subject to upward adjustment for a fixed per day amount from the date of calculation of the excess cash amounts for purposes of such distribution until the closing of the acquisition. MetLife indicated that the transaction would not be contingent on external financing. MetLife’s bid was accompanied by a mark-up of the draft transaction agreement proposing additional changes to BBVA’s proposed terms. MetLife also requested in its bid letter a 45-day period of exclusive negotiations between MetLife and BBVA.

In the days subsequent to receiving MetLife’s proposal, GS contacted BofA Merrill Lynch with various questions regarding MetLife’s non-binding bid letter, and they discussed certain of the financial terms and assumptions contained in the bid letter.

Following further diligence by MetLife, on November 21, 2012, at the request of BBVA, MetLife submitted a supplemental bid letter confirming the aggregate base purchase price included in the November 9, 2012 bid letter of U.S. $2.0 billion for 100% of Provida, and providing certain other confirmations and clarifications requested by BBVA. MetLife also reiterated its request for a 45-day period of exclusive negotiations between MetLife and BBVA.

On November 29, 2012, BBVA and MetLife entered into an Exclusivity Agreement, in which the parties agreed to exclusive discussions with one another with respect to a potential acquisition of Provida until the later of December 21, 2012 or the date on which any of the parties delivered a notice to terminate such exclusive discussions.

Thereafter, the parties engaged in negotiations of the terms of the draft transaction agreement and related documentation. During November and the first two weeks of December 2012, the parties discussed various issues regarding the potential transaction, including the adjustments to the base purchase price proposed by MetLife, conditions to the commencement of the Offers and consummation of the Offers, including conditions relating to the absence of certain potential material negative developments in Provida’s business between the execution of the definitive agreement and commencement of the Offers, and the status of Provida’s re-negotiation of one of its collective bargaining agreements. S&C and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), legal counsel to MetLife for the proposed transaction, engaged in discussions regarding the terms of the transaction agreement and related documents. Carey y Cía. Ltda. and Prieto y Compañía Limitada, Chilean counsel to BBVA and MetLife, respectively, and Bustamante y Bustamante and Pérez Bustamante & Ponce Abogados, Ecuadorean counsel to BBVA and MetLife, respectively, also participated in discussions regarding matters of local law in their respective jurisdictions (including, among others, required regulatory approvals in connection with the proposed transaction).

In parallel, GS and BofA Merrill Lynch continued to engage in conversations regarding the financial statements and financial performance of Provida.

On December 18 and 19, 2012, MetLife and BBVA met in New York to further discuss material business issues relating to the transaction. The meeting was attended by representatives of MetLife, BofA Merrill Lynch, Skadden, BBVA, GS and S&C. The parties explored several business issues in the meeting and expressed their respective positions. Following the meeting, the parties continued to seek to reach agreement on material business terms and conditions relating to the transaction, including with respect to purchase price adjustments, conditions precedent to the transaction and other significant business issues. In the meantime, S&C and Skadden continued to hold telephonic meetings to address legal issues related to the transaction agreement and related documentation, and revised the terms and conditions set forth in the agreement pursuant to such discussions.

The parties agreed that S&C and Skadden and a MetLife legal representative would meet in Paris, France on January 15, 16 and 17, 2013 to seek to finalize mutually satisfactory terms and conditions of the transaction agreement and related documentation. During the meetings, Skadden, MetLife’s legal representative and S&C discussed and negotiated the remaining open business and legal issues. Following such meetings, the parties continued to exchange issues lists setting forth their positions, while Skadden and S&C continued to negotiate and redraft the transaction agreement and related documentation.

Additionally, throughout the negotiation process, MetLife and BBVA, as well as members of the Provida team on certain occasions, engaged in discussions to permit MetLife to continue its due diligence investigation of Provida and its subsidiaries.

The parties continued to engage in negotiations and discussions and continued to exchange drafts of the transaction agreement and related documentation to resolve in a mutually satisfactory manner any remaining open issues, including by reaching agreement on the methodology to test performance of Provida’s business as a condition to commencing the Offers. The parties also continued to monitor Provida’s negotiations with respect to the extension of one of its collective bargaining agreements until a final agreement was reached with the union on January 24, 2013.

On January 29, 2013, BBVA and MetLife publicly confirmed that they were in advanced discussions regarding a potential sale of BBVA’s interest in Provida.

The definitive Transaction Agreement was executed and delivered by representatives of MetLife, BBVA and BBVA Inversiones the morning of February 1, 2013, and was publicly announced later that morning. The Transaction Agreement contains certain terms and conditions applicable to all shareholders of Provida, including terms related to pricing of the Offers, distribution of excess cash of Provida to all shareholders of Provida and the conditions precedent to the commencement and closing of the Offers. The Transaction Agreement also contains certain terms and conditions negotiated and agreed by MetLife and BBVA that allocate certain risks between MetLife and the BBVA Parties, such as indemnities offered by the BBVA Parties to MetLife for certain representations and warranties made by the BBVA Parties (see “The U.S. Offer— Purpose of the Offers; Plans for Provida; Summary of the Transaction Agreement —Summary of the Transaction Agreement” for further information). On March 12, 2013, Purchaser, a newly formed Chilean company wholly owned indirectly by MetLife, executed the Share Purchaser Joinder Agreement to the Transaction Agreement, thereby becoming a party to the Transaction Agreement.

On November 28, 2012, Provida disclosed in its Current Report on Form 6-K filed with the SEC that the shareholders of Provida Internacional S.A. (a subsidiary of Provida) (“Provida Internacional”), after the recommendation and approval of the Boards of Directors of Provida and Provida Internacional, agreed to sell its entire stake in the Mexican company Administradora de Fondos para el Retiro Bancomer, S.A. de C.V. to a third party, not affiliated with either BBVA or MetLife. On April 30, 2013, Provida reported in its Form 20-F filed with the SEC that on January 9, 2013, Provida received proceeds from the sale equal to U.S. $130,098,199.80. On January 24, 2013, Provida disclosed in its Current Report on Form 6-K filed with the SEC that, based on the recommendation and approval of the Board of Directors of Provida and on the recommendation of the Board of Directors of Provida Internacional, an Extraordinary Shareholders Meeting of Provida Internacional approved the sale of its entire interest in Administradora de Fondos de Pensiones Horizonte S.A., a Peruvian company, to an affiliate of BBVA. The transaction price was Chilean pesos 182,499,818.00, or approximately U.S. $71,415,000.00.

On May 30, 2013, an Extraordinary Shareholders Meeting of Provida approved an extraordinary dividend of Chilean pesos 248.51 per Common Share, or approximately U.S. $0.51 per Common Share (the “Minority Interest Dividend”), against retained earnings from previous years, for a total amount of Chilean pesos 82,335,493,982, or approximately U.S. $167,809,017, based on the exchange rate (dólar observado) published by the Chilean Central Bank (Banco Central de Chile) in the Chilean Official Gazette as of May 30, 2013. The Minority Interest Dividend was paid in cash on May 30, 2013 to holders of Common Shares and ADSs of record on May 24, 2013, the record date for such distribution. This dividend was made in connection with the obligation of BBVA pursuant to the Transaction Agreement to cause Provida to distribute an amount equal to the proceeds, net of taxes, of the sales of the interests of Provida in the Mexican and Peruvian pension fund managers to all shareholders of Provida including minority shareholders.

On April 30, 2013, the Annual Shareholders Meeting of Provida ratified the payment of an interim dividend of Chilean pesos 100.00 per Common Share, or approximately U.S. $0.21 per Common Share based on the exchange rate (dólar observado) published by the Chilean Central Bank (Banco Central de Chile) in the Chilean Official Gazette as of October 30, 2012, against fiscal year 2012 profits. This interim dividend had previously been paid in cash on October 30, 2012 to holders of Common Shares and ADSs of record on October 24, 2012, the record date for such distribution. Also on April 30, 2013, the Annual Shareholders Meeting of Provida approved a dividend of Chilean pesos 214.00 per Common Share, or approximately U.S. $0.44 per Common Share based on the exchange rate (dólar observado) published by the Chilean Central Bank (Banco Central de Chile) in the Chilean Official Gazette as of May 30, 2013, which was paid on May 30, 2013 to holders of Common Shares and ADSs of record on May 25, 2013, the record date for such distribution. Collectively, the two (2) dividends described in this paragraph constitute the 2012 Annual Profit Dividend.

Purchaser and MetLife submitted regulatory applications for the authorization of Purchaser’s and MetLife’s proposed indirect acquisition of control over AFP Genesis Administradora de Fondos y Fideicomisos S.A., a subsidiary of Provida, to the Ecuadorian Superintendence for the Control of Market Power (Superintendencia de Control del Poder de Mercado) on February 15, 2013, and for the authorization of Purchaser’s and MetLife’s proposed acquisition of Provida to the Chilean Superintendence of Pensions (Superintendencia de Pensiones) on March 1, 2013. On July 19, 2013, the Chilean Superintendence of Pensions authorized Purchaser’s and MetLife’s proposed acquisition of Provida and on August 2, 2013, the Ecuadorian Superintendence of Control and Market Power authorized Purchaser’s and MetLife’s proposed indirect acquisition of control over Genesis. On August 2, 2013, Purchaser delivered to BBVA, pursuant to the Transaction Agreement, a notice confirming receipt of all required regulatory approvals in connection with the Offers.

On August 5, 2013, Provida announced that its Board of Directors had called an Extraordinary Shareholders Meeting, to be held on August 27, 2013 at 9:00 a.m., Santiago time, to consider the distribution of an extraordinary dividend of Chilean pesos 82.9214 per Common Share (the “Pre-launch Excess Cash Distribution”). The amount of the Pre-launch Excess Cash Distribution was determined in accordance with the Transaction Agreement on the basis of a formula that takes into account, among other things, working capital, cash-in-hand and third party indebtedness of Provida as of June 30, 2013, the Balance Sheet Date, in each case, as defined and calculated pursuant to the Transaction Agreement. The Pre-launch Excess Cash Distribution is intended, among other things, to provide all Provida shareholders, including shareholders other than BBVA, with their pro rata portion of the excess cash of Provida as of the Balance Sheet Date, regardless of whether they tender their Common Shares or ADSs into the Offers, and to avoid the purchase by MetLife of excess cash accumulated by Provida as of the Balance Sheet Date. The Pre-launch Excess Cash Distribution is expected to be paid on September 4, 2013 to holders of Common Shares (including those in ADS form) registered as such in the shareholders registry of Provida on August 29, 2013 (the record date of such distribution). The price payable by Purchaser per Common Share or per ADS tendered into the Offers will not be adjusted as a result of the payment of the Pre-launch Excess Cash Distribution.

Pursuant to the Transaction Agreement, BBVA has agreed not to permit Provida to declare or pay any dividend or make any other distribution to its shareholders other than (x) the dividends that have been or will be paid prior to consummation of the Offers and that are referred to as the Minority Interest Dividend, the 2012 Annual Profit Dividend and the Pre-launch Excess Cash Distribution in the section entitled “The U.S. Offer—Background of the Offers” and (y) if applicable, an October 2013 interim dividend at a time and with a payout ratio consistent with past practice, in respect of 2013 profits of Provida earned prior to June 30, 2013. For a summary of the principal terms, conditions and covenants of the Transaction Agreement, see “The U.S. Offer—Purpose of the Offers; Plans for Provida; Summary of the Transaction Agreement” of this U.S. Offer to Purchase.

On [—], 2013, Purchaser commenced the Offers for the Common Shares and the ADSs in the United States and in Chile in accordance with the terms of the Transaction Agreement.

MetLife indirectly owns 46,445 Common Shares of Provida as of the date of this U.S. Offer to Purchase, which MetLife acquired indirectly when it acquired American Life Insurance Company in November 2010. Prior to MetLife’s acquisition of American Life Insurance Company, a subsidiary of American Life Insurance Company, La Interamericana Compañía de Seguros de Vida S.A., had acquired the 46,445 Common Shares for investment purposes in February 2010. MetLife has retained these Common Shares as part of its investment portfolio. Currently, the 46,445 Common Shares are held directly by MetLife Chile Seguros de Vida S.A., a Chilean corporation (sociedad anónima) and wholly-owned, indirect subsidiary of MetLife.

12.	Purpose of the Offers; Plans for Provida; Summary of the Transaction Agreement

Purpose of the Offers

The purpose of the Offers is to acquire up to 100% of the Common Shares and ADSs of Provida. Holders of Common Shares and ADSs who tender all of their Common Shares or ADSs into the Offers will cease to have any equity interest in Provida. Because the BBVA Parties have agreed, pursuant to and upon the terms set forth in the Transaction Agreement, to transfer to Purchaser 100% of the issued and outstanding shares of capital stock of Inversiones Previsionales, which holds 171,023,573 Common Shares of Provida, and BBVA has agreed to tender into the U.S. Offer its 42,076,485 Common Shares held in the form of ADSs, upon consummation of the Offers and the transfer of the capital stock of Inversiones Previsionales to Purchaser, and regardless of how many Common Shares and ADSs are tendered into the Offers by holders other than the BBVA Parties, MetLife will acquire, directly and indirectly, at least 64.3% of all outstanding Common Shares of Provida, including those held in ADS form, and will therefore control Provida.

Plans for Provida

Following the consummation of the Offers, we expect to hold at least 64.3% of the Common Shares, including Common Shares held in the form of ADSs. Depending on the number of Common Shares, including those held in the form of ADSs, that are tendered into the Offers and purchased by Purchaser, to the extent permitted by applicable law, MetLife intends to cause Provida to delist the Common Shares and ADSs from the Chilean Exchanges and the NYSE and to terminate Provida’s registration with the SVS and SEC. Except as described elsewhere in this U.S. Offer to Purchase, we have no current plans, proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Provida or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of Provida or any of its subsidiaries, (iii) any material change in the dividend rate or policy, the indebtedness or capitalization of Provida, (iv) any material change in the management of Provida or in any material term of the employment contract of any executive officer or (v) any other material change in Provida’s corporate structure or business.

If Purchaser successfully completes the Offers in accordance with applicable law, Purchaser would control Provida, including with respect to matters otherwise subject to supermajority voting and special quorum requirements under Chilean law or the Provida bylaws. As such, Purchaser could manage Provida differently than BBVA has managed Provida, including with respect to dividend policy and business strategy. Under Chilean law and the Provida bylaws, we are not currently permitted to squeeze out the remaining holders of

Common Shares or ADSs after consummation of the Offers, although if a squeeze-out right becomes available in the future, we reserve the right to exercise it to the fullest extent permitted by law (see “The U.S. Offer—Possible Effects of the Offers on the Markets for Common Shares and ADSs—Possible Effects of the Offers on the Markets for Common Shares—No Squeeze-Out of Minority Security Holders”).

No assurance can be given that you will have an opportunity to sell your Common Shares or ADSs to us after the Offers are completed. We do not currently have any plans to propose any business combination, merger or similar transaction of Provida following consummation of the Offers and Chilean law and the bylaws of Provida do not currently allow squeeze-out transactions with respect to minority shareholders of Provida (see “The U.S. Offer—Possible Effects of the Offers on the Markets for Common Shares and ADSs—Possible Effects of the Offers on the Markets for Common Shares—No Squeeze-Out of Minority Security Holders”). However, subject to applicable law, following consummation of the Offers we intend to acquire additional Common Shares or ADSs through open market purchases, privately negotiated transactions, public tender offers or purchases facilitated by the Chilean Offer administrators or other brokers, subject to the following considerations, among others, (i) the number of Common Shares and ADSs actually purchased by us through the Offers, (ii) liquidity in the trading market of the remaining Common Shares or ADSs and market prices thereof, (iii) our outlook for the pensions fund management markets in Chile and Ecuador and (iv) certain limitations under Chilean law that may significantly affect our ability to purchase a significant number of Common Shares or ADSs through such transactions within one (1) year of the expiration of the Chilean Offer. Should Purchaser, MetLife or their affiliates acquire additional Common Shares or ADSs within one (1) year of the date of termination of the U.S. Offer, the consideration offered to holders of Common Shares and ADSs will be paid in cash and at a price that will be at least equal to the highest price offered per Common Share or per ADS, as applicable, during the U.S. Offer. With respect to post-U.S. Offer purchases or acquisitions, to the extent required by applicable law, we will afford U.S. holders rights that are at least as favorable as those of foreign holders of Common Shares with respect to such transactions.

Summary of the Transaction Agreement

The following summary of certain material provisions of the Transaction Agreement does not purport to describe all of the terms of the Transaction Agreement. In addition to the provisions summarized below, among other things, the Transaction Agreement includes certain terms and conditions that do not impact the Offers or the consideration you would receive if you decide to tender your Common Shares or ADSs. The following summary is qualified by reference to the complete text of the Transaction Agreement, a copy of which is included as Exhibit (d) hereto and incorporated herein by reference.

General

The Offers are being made pursuant to the Transaction Agreement, dated as of February 1, 2013, by and among BBVA, BBVA Inversiones, MetLife and Purchaser. Pursuant to the Transaction Agreement, Purchaser, subject to the satisfaction or waiver of certain conditions, has agreed to commence the Offers, and the BBVA Parties, subject to the satisfaction or waiver of certain conditions, have agreed to transfer (through the transfer of the outstanding shares of Inversiones Previsionales) or tender, as specified in the Transaction Agreement, all of their Common Shares and ADSs to Purchaser. BBVA, directly and indirectly, holds 213,100,058 shares of Provida, in both Common Share and ADS form, representing approximately 64.3% of the outstanding Common Shares of Provida. Thus, upon consummation of the Offers and regardless of how many Common Shares and ADSs are tendered into the Offers by holders other than the BBVA Parties, MetLife expects to indirectly acquire at least 64.3% of all outstanding Common Shares of Provida, including those held in ADS form, and therefore to control Provida. The Transaction Agreement is governed by New York law.

Tender Consideration; Tender Financing

The price per Common Share payable in the Offers pursuant to the Transaction Agreement includes a fixed portion and a variable portion. The fixed portion is U.S. $6.0365 per Common Share and the variable portion is equal to an amount (rounded to the nearest four (4) decimal points) that is the quotient of (i) Additional Expected Closing Cash divided by (ii) the total number of outstanding Common Shares. The Additional Expected Closing Cash is the product of (a) U.S. $400,000 and (b) the sum of (x) the number of calendar days between June 30, 2013 and the date of the commencement of this U.S. Offer plus (y) thirty-three (33) plus (z) the number of calendar days, if any, by which the offer period is extended. The price of U.S. $[6.1464] per Common Share and U.S. $[92.1960] per ADS set forth in this U.S. Offer to Purchase takes into account the number of days elapsed from the Balance Sheet Date until [—], 2013, which is the date that is thirty-three (33) days following the date of commencement of the Offers. We do not currently plan to extend the offer period; however, in the event that the term of the U.S. Offer is extended in accordance with the Transaction Agreement, MetLife and Purchaser would increase the price per Common Share by an amount equal to the product of (i) U.S. $0.00120730434947117 and (ii) the number of days elapsed between the Expiration Date and the date of expiration of the extension period. In any event, the price per ADS would be the result of multiplying the price per Common Share by fifteen (15), the number of Common Shares represented in each ADS. Payments made to holders of Common Shares or ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent.

There is no financing condition to the U.S. Offer. No third party financing will be necessary to complete the Offers. In addition, MetLife agreed to guarantee all obligations, commitments and undertakings of Purchaser under the Transaction Agreement to be performed prior to the closing of the transactions contemplated by the Transaction Agreement.

Pre-Closing Dividends

Pursuant to the Transaction Agreement, BBVA has agreed not to permit Provida to declare or pay any dividend or make any other distribution to its shareholders other than (x) the Minority Interest Dividend, the 2012 Annual Profit Dividend and the Pre-launch Excess Cash Distribution, each of which has been or will be paid prior to consummation of the Offers, and (y) if applicable, an October 2013 interim dividend at a time and with a payout ratio consistent with past practice, in respect of 2013 profits of Provida earned prior to June 30, 2013. In no event will such dividends result in any adjustment to the purchase price of the Offers.

The amount of the Pre-launch Excess Cash Distribution was determined on the basis of a formula set forth in the Transaction Agreement. The formula takes into account, among other things, certain calculations of working capital, cash-in-hand and third party indebtedness of Provida as of the Balance Sheet Date, in each case, as defined and calculated pursuant to the Transaction Agreement. The Balance Sheet Date was defined in the Transaction Agreement as either (i) the last calendar day of the last calendar month ended immediately preceding the date on which BBVA was scheduled to deliver to MetLife such calculations of, among other things, working capital, cash-in-hand and third party indebtedness of Provida or (ii) if such month-end was less than seven (7) business days prior to such scheduled delivery, then the last calendar day of the prior calendar month. Upon Purchaser’s receipt of all required regulatory approvals in connection with the transactions contemplated by the Transaction Agreement, which was the basis for determination of the date of delivery by BBVA of such calculations, the Balance Sheet Date was determined to be June 30, 2013.

Conduct of Business Pending Closing of the Offers

BBVA agreed to cause Provida and its subsidiaries, prior to the closing of the Offers, to conduct their businesses, preserve substantially intact their business organizations, and maintain business relationships, in each case in the ordinary course consistent with past practice. BBVA also agreed to ensure that Provida and its subsidiaries comply with certain other operating covenants prior to the closing of the Offers. Pursuant to these operating covenants, BBVA agreed, among other things, to ensure that, subject to certain exceptions, Provida and its subsidiaries will not, without the prior written consent of MetLife:

(i) amend their organizational documents;

(ii) sell, transfer, or take certain other actions in respect of any share capital of or any interest in, or securities issued by, Provida or its subsidiaries;

(iii) acquire any assets of, or other interests in, any company, or merge or consolidate any of Provida or its subsidiaries, or adopt a plan of liquidation or other reorganization;

(iv) reduce certain customer fees charged by Provida or its subsidiaries;

(v) incur or assume or take certain other actions with respect to certain indebtedness;

(vi) sell, lease, license or otherwise dispose of certain of its assets;

(vii) change certain of its material policies, practices, methods or policies;

(viii) terminate or fail to use reasonable best efforts to renew certain permits or licenses;

(ix) settle or compromise certain materials pending or threatened litigation;

(x) hire or terminate the employment of any senior executive or officer of Provida or its subsidiaries;

(xi) terminate the employment of certain employees of Provida or its subsidiaries or engage in certain employee transfers;

(xii) adopt, enter into, amend, terminate or extend any labor agreement, union contract, collective bargaining agreement with any labor union without complying with certain employee and retirement benefit arrangements;

(xiii) permit certain insurance policies to be cancelled or terminated unless replaced without diminution of or gaps in coverage;

(xiv) permit certain investment funds of Provida to pay, repurchase, discharge or satisfy certain claims, liabilities or obligations;

(xv) enter into, terminate or amend certain specified contracts or waive, release or assign any material rights or claims thereunder in a manner that is materially adverse to Provida or its subsidiaries;

(xvi) take certain actions with respect to retirement benefit arrangements or benefits plans outside of the ordinary course of business;

(xvii) make or authorize certain material capital expenditures; or

(xviii) amend, or grant a waiver or deviation from, Provida’s investment guidelines, or make any investment other than in compliance with such investment guidelines.

Certain Additional Covenants

Pursuant to the Transaction Agreement, until the consummation of the Offers, BBVA agreed not to, among other things, initiate, propose, solicit, encourage or assist in or knowingly facilitate the making of any competing acquisition proposal with respect to Provida or its subsidiaries, nor tender into competing tender offers. BBVA agreed to use reasonable best efforts to cause Provida’s board of directors, at such time and on such terms as required by applicable law, to approve and endorse the Offers and recommend to holders of Provida’s Common Shares and ADSs that they tender their Common Shares and ADSs into the Offers and not revoke or amend or modify such recommendation in a manner adverse to Purchaser during the offer period.

BBVA has agreed, immediately after consummation of the Offers, to cause the members of Provida’s board of directors that were appointed by BBVA or any of its subsidiaries (excluding Provida’s independent directors and their independent alternates) to resign from the board of directors of Provida and cause the board of directors to appoint such qualified persons as shall be named by MetLife at least five (5) business days prior to consummation of the Offers.

BBVA and MetLife agreed to enter into a Transition Services Agreement and certain related agreements upon consummation of the Offers pursuant to which BBVA will continue to provide certain services to Provida and its subsidiaries on a transitional basis. BBVA and MetLife also agreed that Provida will retain its ownership of the building at Avenida Pedro de Valdivia N° 100, on the corner of Once de Septiembre Avenue, Providencia in Santiago, Chile and enter into an extension of the leases with an affiliate of BBVA with respect to such building until December 31, 2015 on substantially similar terms as currently in place, including on the same financial terms as currently in place. All other agreements existing between Provida and its subsidiaries, on the one hand, and BBVA and its subsidiaries (other than Provida and its subsidiaries), on the other hand, are expected to be terminated at the closing of the Offers, except for certain leases, services and other arrangements necessary for Provida’s continuing operations in the period immediately following the closing of the Offers.

For a period of three (3) years following the consummation of the Offers, BBVA has agreed not to directly or indirectly engage in any business in Chile or Ecuador with respect to certain products or services requiring licensing as a pensions fund administrator in Chile or Ecuador, subject to certain exceptions. In addition, for a period of three (3) years following the consummation of the Offers, BBVA has agreed not to directly or indirectly solicit for employment or hire any investment professionals or officers or directors of Provida or its subsidiaries, and, starting from the date of the Transaction Agreement and ending three years following the consummation of the Offers, MetLife has agreed not to directly or indirectly solicit for employment or hire any investment professionals or officers or directors of BBVA or its subsidiaries located in Chile or Ecuador with whom MetLife has come into contact in connection with the Transaction, in each case, subject to certain exceptions.

BBVA and MetLife agreed to jointly endeavor to schedule the date of commencement of the Offers as soon as practicable following the date on which MetLife had notified BBVA of the receipt of all regulatory approvals required in connection with the transactions contemplated by the Transaction Agreement, subject to, among other things, the parties’ desire to allow for (i) sufficient time for the notice requirements and other matters related to the declaration of the Pre-launch Excess Cash Distribution by reference to the timing of the Offers and (ii) the consummation of the transactions contemplated by the Transaction Agreement occurring on the first business day of a calendar month, subject to the satisfaction or waiver of the conditions set forth in the Transaction Agreement.

Conditions to Launching the Offers

The Transaction Agreement includes the following conditions precedent to Purchaser’s obligation to commence the Offers (any of which may be waived by MetLife, except the condition described in the final bullet below, which may be waived by BBVA):

•

all necessary authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by (i) the Chilean Superintendence of Pensions, the Ecuadorian Superintendence for the Control of Market Power and the Chilean Ministry of Labor and Chilean Ministry of Finance (unless, with respect to the latter two (2) Government Authorities, MetLife shall have received written confirmation or other affirmative indication from any such Ministry that such approval is not required) and (ii) any other Government Authority (as defined in “The U.S. Offer—Conditions to the U.S. Offer”) to the extent the failure of which to expire, be made, received or be otherwise satisfied would be reasonably expected to result in a Burdensome Condition (as defined in “The U.S. Offer—Conditions to the U.S. Offer”), (in the case of each of (i) and (ii) above) shall have expired or been made or received and remain outstanding, as the case may be, and no Burdensome Condition shall exist or have been imposed;

•

no Government Authority of competent jurisdiction (including, for the avoidance of doubt, the SVS and the SEC) shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, code, order, directive or formal interpretation, or administrative decision or award, decree, injunction, judgment, quasi-judicial decisions or award, ruling or writ (whether temporary, preliminary or permanent) enjoining, prohibiting or making illegal the commencement of the Offers or the consummation of the other transactions contemplated by the Transaction Agreement or imposing or seeking to impose a Burdensome Condition;

•

no proceeding seeking to enjoin, prohibit or make illegal the consummation of the Offers or the other transactions contemplated by the Transaction Agreement or to impose a Burdensome Condition shall have been initiated by a Government Authority of competent jurisdiction and remain pending;

•

certain fundamental representations and warranties of the BBVA Parties contained in the Transaction Agreement regarding organization, authorization, enforceability, non-contravention, shares of Provida and its subsidiaries and finder’s fees shall be true and correct in all material respects on and as of the date of the Transaction Agreement and as of the date of commencement of the Offers;

•

the representations and warranties of the BBVA Parties contained in the Transaction Agreement regarding the absence of a material adverse effect with respect to the business, financial condition or results of operation of Provida and its subsidiaries (taken as a whole) since December 31, 2011 shall be true and correct in all respects on and as of the date of the Transaction Agreement and as of the date of commencement of the Offers;

•

all other representations and warranties of the BBVA Parties contained in the Transaction Agreement (not giving effect to any “material” or “material adverse effect” or other similar qualifiers, or, with respect a certain representation regarding litigation matters, another specific reference in such representation) shall be true and correct on and as of the date of the Transaction Agreement and as of the date of commencement of the Offers (except for such representations and warranties that are made as of another specific date which shall be required to be true and correct only as of such date), except where the failures of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to the business, financial condition or results of operation of Provida and its subsidiaries (taken as a whole);

•

the covenants and agreements of the BBVA Parties set forth in the Transaction Agreement to be performed at or prior to the date of commencement of the Offers shall have been duly performed in all material respects;

•

there shall have been delivered to MetLife a certificate on the date of commencement of the Offers and signed on behalf of BBVA by a duly authorized officer, certifying the satisfaction of the conditions with respect to the truth and correctness of representations and warranties of the BBVA Parties contained in the Transaction Agreement described above, the performance of covenants and agreements of the BBVA Parties set forth in the Transaction Agreement described above and the salary mass test described below as of the date such certificate is delivered;

•	the Transaction Agreement shall not have been terminated in accordance with its terms;

•

the average salary mass of Provida (which generally means, for any given calendar month, the quotient of the aggregate fees collected by Provida in such month from mandatory pension contributions deposited during such month in the applicable individual customer pension accounts, divided by the rate (approved by the Chilean Superintendence of Pensions) applicable to the above-mentioned fees collected in such month) for each of the two calendar months immediately preceding (but not including) the applicable pre-commencement test date specified in the Transaction Agreement shall not be lower than the average salary mass of Provida for each of the two corresponding calendar months in 2012 by more than 10% on the last such applicable pre-commencement test date specified in the Transaction Agreement;

•

the sales of Provida’s indirect stakes in Mexican company Administradora de Fondos para el Retiro Bancomer, S.A. de C.V. and Peruvian company Administradora de Fondos de Pensiones Horizonte S.A. shall have been completed and the dividends in respect of the after-tax proceeds from such sales shall have been declared prior to the date of delivery of the statement in respect of the Pre-launch Excess Cash Distribution in accordance with the terms of the Transaction Agreement; and

•	the absence of certain deferrals in the Transaction Agreement, or if such a deferral shall have occurred, the satisfaction of certain conditions in respect of such deferral.

Conditions to Completion of the Offers

Please see “The U.S. Offer—Conditions to the U.S. Offer” for a summary of the conditions to completion of the Offers contained in the Transaction Agreement.

Certain Representations and Warranties; Indemnification

The Transaction Agreement contains representations and warranties made by BBVA to MetLife and Purchaser and representations and warranties made by MetLife and Purchaser to BBVA. The assertions embodied in those representations and warranties were made solely for purposes of the Transaction Agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Transaction Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Transaction Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Transaction Agreement as statements of factual information.

In the Transaction Agreement, BBVA made customary representations and warranties to MetLife and Purchaser with respect to matters pertaining to Provida and its subsidiaries. The Transaction Agreement provides that, following the closing of the Offers, BBVA will indemnify MetLife and its affiliates and subsidiaries (including, after consummation of the transactions contemplated by the Transaction Agreement, Provida), and their respective directors, officers, employees, agents and representatives, and their respective successors and assigns, each in its capacity as such, for certain losses as described therein, including losses related to breaches of BBVA’s representations, warranties and covenants, subject to certain exceptions and limitations. Neither Provida nor its holders of Common Shares or ADSs will bear any liability arising out of any breaches by BBVA of its representations, warranties or covenants under the Transaction Agreement. In addition, in certain circumstances, BBVA may be required to reimburse MetLife and Purchaser if it is determined that the amount of the Pre-launch Excess Cash Distribution was not calculated in accordance with the Transaction Agreement; however, the amount of the Pre-launch Excess Cash Distribution will not be affected by any such reimbursement between BBVA and us.

Termination of the Transaction Agreement

The Transaction Agreement may be terminated under certain circumstances, including (i) by mutual written consent of MetLife and BBVA, (ii) by either MetLife or BBVA, if the commencement of the Offers shall not have occurred on or prior to December 1, 2013, or if commenced on or prior to such date, consummation of the Offers has not occurred on or prior to March 1, 2014, subject to certain restrictions, (iii) if a governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or final, non-appealable order that is in effect and prohibits or makes illegal the consummation of the transactions contemplated by the Transaction Agreement, subject to certain restrictions, (iv) by MetLife, upon non-satisfaction of any condition to the completion of the Offers, subject to certain restrictions, (v) by either MetLife or BBVA, in connection with certain breaches of the Transaction Agreement by the other, subject to certain restrictions or (vi) by MetLife, if the condition precedent to commence the Offers relating to salary mass testing described above has not been satisfied after two consecutive pre-commencement test dates as specified in the Transaction Agreement.

Amendments and Waivers

Any provision of the Transaction Agreement may be amended if such amendment is in writing and signed by and on behalf of MetLife and BBVA.

13.	Conditions to the U.S. Offer

Notwithstanding any other provision of this U.S. Offer to Purchase, Purchaser is not required to accept for payment or pay for any tendered Common Shares or ADSs, unless, at 11:59 p.m., New York City time, on the Expiration Date, the following conditions have been satisfied (or, to the extent permitted under applicable law, waived by Purchaser):

•	not less than 42,076,485 Common Shares (the number of Common Shares held directly by BBVA) have been validly tendered into the U.S. Offer and the Chilean Offer, in the aggregate, in accordance with the terms of the U.S. Offer to Purchase or Chilean Offer to Purchase, as applicable, and not withdrawn before 11:59 p.m., New York City time, on the Expiration Date (such condition, the “Minimum Condition”);

•

no law, statute, ordinance, rule, regulation, code, order, directive or formal interpretation, or administrative decision or award, decree, injunction, judgment, quasi-judicial decisions or award, ruling or writ, shall have been enacted, issued, promulgated, enforced or entered by any foreign or domestic, federal, state, county, city or local legislative, administrative or regulatory authority, agency, court, arbitral panel, body or governmental or quasi-governmental or self-regulatory entity or organization of competent jurisdiction, including any supranational body, or any of the foregoing responsible for the imposition of any tax (each a “Government Authority”), enjoining, prohibiting or making illegal the consummation of the Offers or any other transaction contemplated in the Transaction Agreement or imposing or seeking to impose a “Burdensome Condition.” A “Burdensome Condition” is defined in the Transaction Agreement as any condition, restraint or restriction imposed by a government authority of competent jurisdiction, with respect to the “Minimum Required Approvals” (as such term is defined in the Transaction Agreement), which would be reasonably expected to require (i) additional capital contributions to Provida and its subsidiaries in excess of U.S. $50 million plus the “Dividend Reduction Amount” (as such term is defined in the Transaction Agreement) and (ii) the sale, divestiture, lease, licensing, disposal of, or holding separate or encumbering of all or any portion of the assets, licenses, operations, rights, businesses or capital stock of any of Provida and its subsidiaries or any of MetLife or its affiliates that would result in the reduction of the business (measured by historical gross revenue) or assets of MetLife or its affiliates operating in Chile, taken as a whole, or the business (measured by historical gross revenue) or assets of Provida and its subsidiaries, in each case in an amount greater than 10%;

•

no proceeding seeking to enjoin, prohibit or make illegal the consummation of the Offers or the other transactions contemplated by the Transaction Agreement or to impose a Burdensome Condition shall have been initiated by a Government Authority of competent jurisdiction and remain pending; and

•

certain representations and warranties regarding the ownership and transfer of title of 100% of the shares of Inversiones Previsionales and regarding Inversiones Previsionales’ ownership, free and clear of encumbrances, of 171,023,573 Common Shares, representing approximately 51.6% of the Common Shares, and certain representations and warranties regarding Inversiones Previsionales’ operations and financial conditions are true and correct; and BBVA shall have delivered to MetLife a certificate to such effect.

14.	Fees and Expenses

We have retained D.F. King to act as the U.S. Information Agent and The Bank of New York Mellon to act as the U.S. Tender Agent in connection with the U.S. Offer. The U.S. Information Agent may contact holders of Common Shares and ADSs by mail, telephone, email and personal interviews and may request brokers and other securities intermediaries to forward materials relating to the U.S. Offer to beneficial owners. The U.S. Information Agent and the U.S. Tender Agent each will receive customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. securities laws. In connection with the Chilean Offer, we have retained Larraín Vial S.A. Corredora de Bolsa and Banchile Corredores de Bolsa S.A. to perform tasks comparable to those of the U.S. Information Agent and U.S. Tender Agent, in accordance with Chilean law and custom. These Chilean agents will receive customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses, and will be indemnified against certain liability in connection with the Chilean Offer.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the U.S. Information Agent, the U.S. Tender Agent, Larraín Vial S.A. Corredora de Bolsa and Banchile Corredores de Bolsa S.A.) for soliciting tenders of Common Shares or ADSs pursuant to the Offers.

15.	Miscellaneous

The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Shares or ADSs in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the U.S. Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If we become aware of any valid statute prohibiting the making of the U.S. Offer or the acceptance of Common Shares or ADSs, we will make a good faith effort to comply with that statute. If, after a good faith effort, we cannot comply with the statute, we will not make the U.S. Offer to, nor will we accept tenders from or on behalf of, holders of Common Shares or ADSs in the relevant jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of MetLife or Purchaser not contained in this U.S. Offer to Purchase or in the Common Share Acceptance Letter or ADS Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO in connection with the U.S. Offer, together with all exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the U.S. Offer, and may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described under “The U.S. Offer—Certain Information Concerning MetLife and Purchaser—Where you can Find Additional Information.”

MetLife Chile Acquisition Co. S.A.

MetLife, Inc.

[—], 2013

SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The following table sets forth the name, principal business address, title, present principal occupation or employment and offices or employment for the past five (5) years of each director and executive officer of Purchaser. Each such person is a citizen of Chile.

Name of Director or Executive	Business Address	Title	Present Principal Occupation or Employment	Employment for the Past Five (5) Years
Victor Clemente Hassi Sabal	Agustinas 640, piso 22, Santiago, Región Metropolitana, Chile	Interim Director and Chief Executive Officer	CEO MetLife Chile Seguros de Vida S.A.	MetLife Chile Seguros de Vida S.A.

Ronald Michael Mayne-Nicholls Secul	Agustinas 640, piso 22, Santiago, Región Metropolitana, Chile	Interim Director and Chairman of the Board	LATAM CMO	MetLife Chile Seguros de Vida S.A.

Pablo Iacobelli del Rio	Isidora Goyenechea 2800, piso 43, Las Condes, Región Metropolitana, Chile	Interim Director	Partner Carey y Cía. Ltda.	Carey y Cía. Ltda.

A-1

SCHEDULE B

DIRECTORS AND EXECUTIVE OFFICERS OF METLIFE

The following table sets forth the name, principal business address, title, present principal occupation or employment and offices or employment for the past five (5) years of each director and executive officer of MetLife. Each such person is a citizen of the United States of America, with the exception of John C.R. Hele, Franciscus Hijkoop, Michel Khalaf, and Christopher G. Townsend, who are citizens, respectively, of Canada, the Netherlands, the Republic of Lebanon and the United Kingdom of Great Britain and Northern Ireland.

Name of Director or Executive	Business Address	Title	Present Principal Occupation or Employment	Employment for the Past Five (5) Years
Steven A. Kandarian	200 Park Avenue, New York, N.Y. 10166	Chairman of the Board, Chief Executive Officer and President	Chairman of the Board, Chief Executive Officer and President, of MetLife, Inc.	Chairman of the Board (January 2012-present) and President and Chief Executive Officer (May 2011-present) of MetLife, Inc.; Executive Vice President and Chief Investment Officer of MetLife, Inc. (April 2005-April 2011).

Ricardo A. Anzaldua	200 Park Avenue, New York, N.Y. 10166	Executive Vice President and General Counsel	Executive Vice President and General Counsel, of MetLife, Inc.	Executive Vice President and General Counsel of MetLife, Inc. (December 2012- present); Associate general counsel and senior vice president, director of various legal departments, The Hartford Financial Services Group (February 2007-December 2012).

Steven J. Goulart	200 Park Avenue, New York, N.Y. 10166	Executive Vice President and Chief Investment Officer	Executive Vice President and Chief Investment Officer, of MetLife, Inc.	Executive Vice President and Chief Investment Officer of MetLife, Inc. (May 2011- present); Treasurer, MetLife, Inc. (July 2009-April 2011); Senior Managing Director, Portfolio Management Unit of Metropolitan Life Insurance Company (“MLIC”) (January 2011- April 2011); Senior Vice President, Mergers & Acquisitions Unit of MLIC (November 2006-July 2009).

Name of Director or Executive	Business Address	Title	Present Principal Occupation or Employment	Employment for the Past Five (5) Years
John C.R. Hele	200 Park Avenue, New York, N.Y. 10166	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer, of MetLife, Inc.	Executive Vice President and Chief Financial Officer of MetLife, Inc. (September 2012-present); Executive vice president, chief financial officer and treasurer, Arch Capital Group Ltd. (April 2009-August 2012); Chief financial officer, ING Group, N.V. (April 2007-March 2009).

Franciscus Hijkoop	200 Park Avenue, New York, N.Y. 10166	Executive Vice President and Chief Human Resources Officer	Executive Vice President and Chief Human Resources Officer, of MetLife, Inc.	Executive Vice President and Chief Human Resources Officer of MetLife, Inc. (August 2011-present); Chief personnel officer and senior vice president of human resources, American Foods division of PepsiCo Inc. (January 2008-August 2011).

Beth M. Hirschhorn	200 Park Avenue, New York, N.Y. 10166	Executive Vice President, Global Brand, Marketing and Communications	Executive Vice President, Global Brand, Marketing and Communications, of MetLife, Inc.	Executive Vice President, Global Brand, Marketing and Communications of MetLife, Inc. (November 2011-present); Chief Marketing Officer and Senior Vice President of MetLife, Inc. (November 2006-October 2011).

Michel Khalaf	200 Park Avenue, New York, N.Y. 10166	President, EMEA	President, EMEA, of MetLife, Inc.	President, EMEA, of MetLife, Inc. (November 2011-present); Executive Vice President, MLIC (January 2011-November 2011); Regional President, Middle East, Africa

Name of Director or Executive	Business Address	Title	Present Principal Occupation or Employment	Employment for the Past Five (5) Years
and South Asia, Alico (November 2008-November 2011); Deputy president and chief operating officer, Philamlife, the operating company of AIG in the Philippines (August 2006-October 2008).

Martin J. Lippert	200 Park Avenue, New York, N.Y. 10166	Executive Vice President and Head of Global Technology and Operations	Executive Vice President and Head of Global Technology and Operations, of MetLife, Inc.	Executive Vice President and Head of Global Technology and Operations of MetLife, Inc. (November 2011-present); Executive Vice President and Head of Global Technology of MetLife, Inc. (September 2011-November 2011); Chief operations and technology officer for Citigroup (July 2008-March 2009); Vice chairman and group head of global technology and operations, Royal Bank of Canada (August 1997-July 2008).

Maria R. Morris	200 Park Avenue, New York, N.Y. 10166	Executive Vice President and Head of Global Employee Benefits	Executive Vice President and Head of Global Employee Benefits, of MetLife, Inc.	Executive Vice President and Head of Global Employee Benefits of MetLife, Inc. (November 2011-present); Executive Vice President, Global Operations, Integration of MetLife, Inc. (September 2011-November 2011); Executive Vice President, Technology and Operations of MetLife, Inc. (January 2008-September 2011).

Name of Director or Executive	Business Address	Title	Present Principal Occupation or Employment	Employment for the Past Five (5) Years
Christopher G. Townsend	200 Park Avenue, New York, N.Y. 10166	President, Asia	President, Asia, of MetLife, Inc.	President, Asia of MetLife, Inc. (August 2012 to present); Chief executive officer of the Asia Pacific region, Chartis (January 2010-April 2012); Chief executive officer, Chartis Australasia (February 2007-January 2010).

William J. Wheeler	200 Park Avenue, New York, N.Y. 10166	President, Americas	President, Americas, of MetLife, Inc.	President, Americas of MetLife, Inc. (November 2011-present); Executive Vice President and Chief Financial Officer of MetLife, Inc. (December 2003-November 2011).

Kurt M. Campbell	200 Park Avenue, New York, N.Y. 10166	Director	Chairman and CEO of The Asia Group, LLC	Founding partner, chairman and chief executive officer of The Asia Group, LLC.; Assistant Secretary of State for East Asian and Pacific Affairs, U.S. Department of State (June 2009-February 2013); Chief Executive Officer, New American Security (January 2007-June 2009); Chairman, StratAsia (2004-2009).

R. Glenn Hubbard	200 Park Avenue, New York, N.Y. 10166	Director; Chair of the Investment Committee (MLIC) of the Board	Dean and Russell L. Carson Professor of Economics and Finance, Graduate School of Business, Columbia University	Dean, Graduate School of Business (2004-present), Russell L. Carson Professor of Economics and Finance, Graduate School of Business (1994-present), and Professor of Economics, Faculty of Arts and Sciences (1997-present) at Columbia University; Co-Chair, Committee on Capital Markets Regulation (2006 to Present).

Name of Director or Executive	Business Address	Title	Present Principal Occupation or Employment	Employment for the Past Five (5) Years
Alfred F. Kelly, Jr.	200 Park Avenue, New York, N.Y. 10166	Director; Chair of the Finance and Risk Committee of the Board	Chairman of the Board, President and Chief Executive Officer, NY/NJ Super Bowl Host Company	Chairman of the Board, President and Chief Executive Officer, NY/NJ Super Bowl Host Company; President of American Express Company (July 2007-April 2010).

John M. Keane	200 Park Avenue, New York, N.Y. 10166	Director	President, GSI, LLC	President, GSI, LLC (February 2004-present); Senior Partner, SCP Partners (March 2009-June 2012); Co-founder and Senior Managing Director, Keane Advisors, LLC (2004-2009).

Catherine R. Kinney	200 Park Avenue, New York, N.Y. 10166	Director	Retired President and Co-Chief Operating Officer, New York Stock Exchange, Inc.	NYSE Euronext (July 2007-March 2009); President and Co-Chief Operating Officer, New York Stock Exchange, Inc. (2002-2008).

James M. Kilts	200 Park Avenue, New York, N.Y. 10166	Director; Chair of the Compensation Committee of the Board	Founding Partner, Centerview Partners Management, LLC	Founding Partner, Centerview Partners Management, LLC (October 2006-present).

Hugh B. Price	200 Park Avenue, New York, N.Y. 10166	Director	John L. Weinberg / Goldman Sachs Visiting Professor of Public and International Affairs, Woodrow Wilson School, Princeton University	John L. Weinberg / Goldman Sachs Visiting Professor of Public and International Affairs, Woodrow Wilson School, Princeton University (August 2008-present).

Lulu C. Wang	200 Park Avenue, New York, N.Y. 10166	Director	Founder and Chief Executive Officer, Tupelo Capital Management LLC	Founder and Chief Executive Officer, Tupelo Capital Management LLC (1997-present).

Kenton J. Sicchitano	200 Park Avenue, New York, N.Y. 10166	Director; Chair of the Audit Committee of the Board	Retired; Director at Analog Devices Inc., MetLife, Inc., and PerkinElmer, Inc.	Retired since 2001; former Global Managing Partner, PricewaterhouseCoopers LLP

Name of Director or Executive	Business Address	Title	Present Principal Occupation or Employment	Employment for the Past Five (5) Years
Carlos M. Gutierrez	200 Park Avenue, New York, N.Y. 10166	Director	Chairman, Republicans for Immigration Reform	Chairman, Republicans for Immigration Reform. Vice Chairman, Institutional Client Group, Citigroup (January 2011-February 2013); Chairman of Global Political Strategies, APCO Worldwide (2010-2011); Secretary of Commerce of the United States (February 2005- January 2009).

If you have questions or need additional copies of this U.S. Offer to Purchase, the Common Share Acceptance Letter or the ADS Letter of Transmittal, you can contact the U.S. Information Agent at its address and telephone numbers set forth below. You may also contact your broker or other securities intermediary for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Stockholders May Call Toll-Free:

(800) 290-6427

Banks and Brokerage Firms May Call Collect:

(212) 269-5550

Email: provida@dfking.com

The Common Share Acceptance Letter, the ADS Letter of Transmittal, certificates evidencing Common Shares, ADRs evidencing ADSs, and any other required documents, if applicable, should be sent to the U.S. Tender Agent at one of the addresses or the facsimile set forth below:

The U.S. Tender Agent for the U.S. Offer is:

The Bank of New York Mellon

If delivering by mail: The Bank of New York Mellon Voluntary Corporate Actions—Suite V P.O. Box 43031 Providence, Rhode Island 02940-3031 United States of America	If delivering by hand or overnight courier: The Bank of New York Mellon Voluntary Corporate Actions—Suite V 250 Royall Street Canton, Massachusetts 02021 United States of America